As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-114278

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UAP Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	2875	11-3708834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(970) 356-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

L. Kenny Cordell

President and Chief Executive Officer

UAP Holding Corp.

7251 W. 4th Street

Greeley, Colorado

(970) 356-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Rosa A. Testani, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000	Mark C. Smith, Esq. David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square Tower New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 18, 2004.

23,437,500 Shares

UAP Holding Corp.

Common Stock

This is an initial public offering of shares of common stock of UAP Holding Corp.

We are offering 3,125,000 shares to be sold in the offering. The selling stockholders identified in this prospectus are selling 20,312,500 shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. It is currently anticipated that the initial public offering price per share will be between $15.00 and $17.00. We have applied for the quotation of our common stock on the NASDAQ National Market under the symbol “UAPH.”

To the extent that the underwriters sell more than 23,437,500 shares of our common stock, the underwriters have the option to purchase up to an additional 3,515,625 shares from funds affiliated with Apollo Management V, L.P., our equity sponsor, at the initial public offering price less the underwriting discount.

See “ Risk Factors” on page 11 to read about factors you should consider before buying the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to UAP Holding Corp.	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

The underwriters expect to deliver the shares against payment in New York, New York on                 , 2004.

Goldman, Sachs & Co.	Credit Suisse First Boston	UBS Investment Bank

Merrill Lynch & Co.
William Blair & Company	CIBC World Markets

Prospectus dated                     , 2004.

Billings, MT
Greeley, CO
Greenville, MS
Corporate Headquarters
Formulation Facilities
Retail Facility

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

MARKET DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including publications by the United States Department of Agriculture and the 2003 Annual Survey of CropLife, an industry trade publication. In addition, some data is based on independent consulting work which we sponsored. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. We believe these sources are reliable but we have not independently verified the information obtained from them.

TRADEMARKS

ACA, Amplify, Awaken, Bisect, Choice, Dyna-Gro, Dyna-Start, LI 700, Liberate, Nortrace, Salvo, Savage, Shotgun, Signature and So-Fast are our subsidiaries’ trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 11, the “Unaudited Pro Forma Condensed Consolidated Financial Data” section beginning on page 24 and the historical financial statements of UAP Holding Corp. and its predecessor, the ConAgra Agricultural Products Business, and the accompanying notes to those statements.

Unless the context requires otherwise, all references to “we,” “us,” “our” and “UAP” refer specifically to UAP Holding Corp. and its consolidated subsidiaries after the Acquisition (as defined on page 76 in “Certain Relationships and Related Transactions”) and its predecessor, the ConAgra Agricultural Products Business, before the Acquisition. All references to “UAP Holdings” refer specifically only to UAP Holding Corp., excluding its subsidiaries, and all references to “United Agri Products” refer specifically only to United Agri Products, Inc., a direct, wholly-owned subsidiary of UAP Holdings, excluding its subsidiaries.

UAP operates on a 52- or 53-week year. UAP’s fiscal years 2000, 2001, 2002, 2003 and 2004 ended on February 27, 2000, February 25, 2001, February 24, 2002, February 23, 2003, and February 22, 2004, respectively. UAP’s fiscal years in 2000, 2001, 2002, 2003 and 2004 contained 52 weeks. Fiscal years are identified in this prospectus according to the calendar year in which they ended. For example, the fiscal year ended February 22, 2004 is referred to herein as “fiscal 2004.”

OUR COMPANY

Founded in 1978, we are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers, and provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. We have a comprehensive network of approximately 320 distribution and storage facilities, three formulation plants that are strategically located in the major crop-producing areas of the United States and Canada, over 40,000 active stock keeping units, or SKUs, and the support of approximately 1,100 salespeople. Our network enables us to provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers. For the twelve months ended August 29, 2004, on a pro forma basis after giving effect to the Acquisition, the Special Dividends (as defined on page 4) and this offering, we generated net sales of $2.6 billion and income before income taxes of $65.5 million.

We distribute products manufactured by the world’s leading agricultural input companies, including BASF, Bayer, Dow, DuPont, Monsanto and Syngenta, as well as ConAgra International Fertilizer Company. We also distribute products from over 300 other suppliers as well as over 218 of our own proprietary private label products. Our extensive infrastructure is a critical element of our suppliers’ route-to-market, as it enables them to reach a highly fragmented customer base. As of August 29, 2004, we had approximately 75,000 customers, with our ten largest customers accounting for approximately 3% of our net sales in fiscal 2004. Our customers include commercial growers and regional dealers, as well as consumers in non-crop industries. Our significant scale provides our customers with an efficient and cost-effective method of purchasing agricultural and non-crop inputs.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency, including rationalizing headcount, enhancing our credit policies and information systems, improving inventory management and closing unprofitable distribution centers. Largely as a result of that strategy, we successfully increased our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.8% in fiscal 2004 on a pro forma basis after giving effect to the Acquisition, while reducing average working capital as a percentage of net sales from approximately 25.5% in fiscal 2001 to approximately 20.4% in fiscal 2004, a reduction of $205.3 million. We believe we are well positioned to drive further efficiencies in working capital and further enhance our margins.

INDUSTRY OVERVIEW AND TRENDS

The three primary product areas of the agricultural inputs and non-crop market are crop protection chemicals, seeds and fertilizer. According to the most recent available survey by the USDA National Agricultural Statistics Service, the agricultural inputs market in the United States was estimated at $27.7 billion in 2003, of which approximately $8.4 billion represented crop protection chemicals expenditures, approximately $9.3 billion represented seed expenditures, and approximately $10.0 billion represented fertilizer expenditures. The agricultural inputs market has grown at a compound annual growth rate of approximately 3% over the past ten years (as measured by total revenues). We also operate in the non-crop market that consists of turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and vegetation management. We estimate this market to be approximately $3.0 billion and believe it is experiencing significant organic growth.

Agricultural input distributors represent the main route-to-market for agricultural input manufacturers, and fill a critical need in the U.S. and Canadian agricultural inputs market by allowing suppliers to economically access a highly fragmented customer base of approximately two million growers, dealers and non-crop customers.

The market has consolidated significantly over the last ten years, and based on independent consulting work which we sponsored, we believe that:

•	in 2003 the largest six retailers accounted for over 50% of sales by the largest 100 retailers in our industry measured by sales;

•	independent national distributors (i.e., non-grower-owned cooperatives) increased their retail market share amongst the largest 100 retailers measured by sales from 37% in 1998 to 41% in 2003; and

•	larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources.

OUR COMPETITIVE STRENGTHS

We believe the following competitive strengths will allow us to increase our market share, net sales and profitability:

•	Leading Market Positions. We are the largest private distributor of agricultural input products in major crop-producing regions throughout the United States and Canada, and based on independent consulting work which we sponsored, we believe that we hold the number one market position in each of our core product categories: crop protection chemicals, seeds and fertilizers. We are also the only national distributor that holds a position in all the non-crop market segments of pest control, turf and ornamental, forestry, and vegetation management.

•	Multiple Opportunities for Growth. We believe that we are well positioned to take advantage of growth opportunities in our product areas. We have recently experienced sales increases in seed, proprietary branded products and non-crop products as we take advantage of the growth in these product areas. In addition, by leveraging our competitive position as the market leader, we have been able to increase our market share in these products.

•	Extensive Distribution Network. We operate the largest distribution network in the industry with approximately 320 retail and wholesale farm distribution and storage facilities, three formulation facilities and approximately 1,100 salespeople across North America. We have a sales presence in all 50 states of the United States and nine of the 10 Canadian provinces, and approximately 75,000 customers as of August 29, 2004.

•	Strong Supplier Relationships. We purchase products from over 300 suppliers, including some of the largest chemical, seed and fertilizer companies in the world, and are a critical part of our suppliers’ route-to-market because we are able to help them access a highly fragmented customer base. We believe we are one of the largest customers of our seven largest suppliers in terms of agricultural inputs sales.

•	Diversified Product Offering. We provide our customers with a comprehensive offering of agricultural inputs stretching across our three core product categories and covering over 40,000 active SKUs, with no single brand accounting for more than 5% of our pro forma net sales in fiscal 2004.

•	Flexible Operating Model Focused on Free Cash Flow Generation. We believe that our flexible operating model consistently generates significant free cash flow as a result of our variable cost structure, low capital expenditure requirements and efficient working capital management. Our operating model is also highly scalable, allowing us to expand our business without significant additional fixed costs.

•	Proven and Incentivized Management Team. Our current senior management team has an average of over 19 years of experience in the agricultural inputs industry, and has been responsible for developing our recent business strategy, including store rationalization, enhanced credit policies and an increased focus on working capital management, which has resulted in operational improvements and margin expansion.

OUR STRATEGY

Our goal is to grow our business, and continue to improve our profitability and free cash flow through the following principal strategies:

•	Capitalize on our size, leading market share and North American-wide presence to enhance our position as the distributor of choice for seed, chemical and fertilizer suppliers.

•	Increase revenues by continuing to grow our seed business and expand our presence in non-crop markets.

•	Capture market share from competitors through our ability to offer a broader range of products and a higher level of service to our customers.

•	Increase our margins and free cash flow by expanding our proprietary and private label business, which offers significantly higher margins than those on the branded products that we sell.

•	Continue to reduce the working capital and administrative expense in our business in order to reduce leverage and increase our profitability and cash flow.

USE OF PROCEEDS FROM THIS OFFERING

Assuming an initial public offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering of approximately $47.0 million after deducting underwriting discounts and commissions. We will use the net proceeds received by us from this offering to repurchase all our outstanding Series A Redeemable Preferred

Stock from our former parent, ConAgra Foods, Inc., (“ConAgra Foods”), for approximately $16.4 million, to redeem approximately $21.5 million principal amount of the 8 1/4% Senior Notes (together with approximately $2.6 million of accrued interest and redemption premiums) for approximately $24.1 million and to pay approximately $6.5 million of fees and expenses of this offering, with any balance to be used for general corporate purposes.

We will not receive any proceeds from the sale of our common stock by the selling stockholders, including if the underwriters exercise the over-allotment option. In the aggregate, the selling stockholders will receive approximately $305.5 million of the net proceeds of this offering, or approximately $358.4 million if the underwriters’ over-allotment option is exercised in full.

APOLLO

Apollo Management V, L.P. and its affiliated investment funds (“Apollo”), our equity sponsor, is an affiliate of Apollo Management, L.P. Apollo Management, L.P. was founded in 1990 and is among the most active private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo Management, L.P. has raised in excess of $10 billion in equity capital, and has invested in excess of $13 billion in corporate transactions, in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo Management, L.P. and its affiliates or in which Apollo Management, L.P. and its affiliates have a significant equity investment include, among others, AMC Entertainment Inc., Borden Chemical, Inc., Compass Minerals Group, Inc., General Nutrition Centers, Inc., Nalco Company and National Financial Partners Corp.

RECENT DEVELOPMENTS

On October 4, 2004, UAP Holdings paid a special dividend to the holders of its common stock in the aggregate amount of $40.0 million and redeemed 18,683 shares of its Series A Redeemable Preferred Stock held by ConAgra Foods for an aggregate amount of approximately $20.0 million. This special dividend and redemption were financed with the proceeds of a dividend of $60.0 million from United Agri Products, which in turn was financed with borrowings under United Agri Products’ revolving credit facility. In this prospectus, we refer to these special dividend and redemption payments and the financing thereof with borrowings under United Agri Products’ revolving credit facility as the “Special Dividends.” In connection with this offering, UAP Holdings will redeem the remaining outstanding Series A Redeemable Preferred Stock held by ConAgra Foods. See “Use of Proceeds” beginning on page 20.

As part of our efforts to rationalize our infrastructure by closing or selling unprofitable facilities, we sold a substantial portion of the assets at a facility located in Fremont, Nebraska, in February 2004. Except for a limited amount of toll manufacturing, we have ceased all operations at the Fremont facility. We expect to divest the remaining assets at that facility in the near future and to cease the remaining toll manufacturing activities by the end of fiscal 2005. In addition, we closed a formulation facility located in Caldwell, Idaho, in October 2004, and we expect eventually to sell that facility to a third party.

OUR CORPORATE INFORMATION

UAP Holdings is a holding company with no significant assets or operations other than the ownership of 100% of the stock of United Agri Products. Our principal executive offices are located at 7251 W. 4th Street, Greeley, Colorado 80634. Our main telephone number is (970) 356-4400.

THE OFFERING

Common stock offered	3,125,000 shares by us
20,312,500 shares by the selling stockholders
Total offering	23,437,500 shares

Shares of common stock to be outstanding following the offering	50,373,244 shares

Dividends

We intend to pay quarterly cash dividends on our common stock at an annual rate of $0.50 per share. We intend to make our first quarterly dividend payment following the thirteen-week period ending February 27, 2005. The declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. See “Dividend Policy” beginning on page 21, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” beginning on page 43, “Description of Certain Indebtedness” beginning on page 87, “Description of Capital Stock—Common Stock” beginning on page 96.

Listing	We have applied for the quotation of our common stock on the NASDAQ National Market under the trading symbol “UAPH.”

OTHER INFORMATION ABOUT THIS PROSPECTUS

The information in this prospectus, unless otherwise indicated:

•	does not take into account the exercise by the underwriters of their over-allotment option;

•	does not give effect to the issuance of the following:

(1)	3,418,162 shares of common stock issuable upon the exercise of options outstanding as of August 29, 2004, at an exercise price of approximately $2.56 per share; or

(2)	451,282 shares of common stock which may be issued upon the exercise of options reserved for future grant; and

•	gives effect to the approximately 39.085-for-1 split of our common stock which occurred on November 17, 2004.

RISK FACTORS

Investing in our common stock involves substantial risk. Before you invest in our common stock, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors” beginning on page 11.

SUMMARY UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary unaudited pro forma condensed consolidated financial data of UAP Holding Corp. give effect, in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24 and the notes thereto, to the Acquisition, this offering, including the application of the net proceeds therefrom, and the Special Dividends, in each case, as if they occurred on February 24, 2003 in the case of the unaudited pro forma statements of operations data, and as if they occurred on August 29, 2004 in the case of the unaudited pro forma balance sheet data. The unaudited pro forma financial data do not purport to represent what our results of operations or financial position would have been if the Acquisition, this offering and the Special Dividends had occurred on the dates indicated or what such results will be for future periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24, “Selected Historical Financial and Other Data” beginning on page 32, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35, and the historical combined financial statements and the accompanying notes thereto of UAP Holding Corp. included elsewhere in this prospectus.

	Pro Forma
(dollars in thousands)	Fiscal Year Ended February 22, 2004	Twenty-Seven Weeks Ended August 29, 2004	Twelve Months Ended August 29, 2004
Statement of Operations Data:
Net sales	$2,451,885	$1,962,470	$2,564,133
Costs and expenses:
Cost of goods sold	2,108,740	1,719,714	2,240,119
Selling, general and administrative expenses	235,628	146,503	227,304
Corporate allocations—Selling, general and administrative expenses	8,983	—	2,864

Operating income	98,534	96,253	93,846
Interest expense	38,448	20,950	38,913
Finance fee income	(10,773)	(3,899)	(10,535)

Income from continuing operations before income taxes	70,859	79,202	65,468
Income tax expense	28,157	30,310	25,215

Income from continuing operations	$42,702	$48,892	$40,253

Income Per Share:
Basic	$0.85	$0.97	$0.80
Diluted	$0.80	$0.92	$0.76
Weighted average shares outstanding:
Basic	50,373,244	50,373,244	50,373,244
Diluted	53,244,819	53,244,819	53,244,819

Other Operating Data:
EBITDA (a)	$125,289	$107,503	$119,155
Depreciation and amortization	15,982	7,351	14,774
Capital expenditures	15,320	4,817	15,267

Pro Forma
(in thousands)	August 29, 2004
Balance Sheet Data:
Working capital	$241,322
Total assets	1,391,980
Total long-term debt	291,289
Stockholders’ equity	126,469

(a)	EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt, and consider it to be a measure of liquidity. Adjusted EBITDA, as defined in the indentures governing the 8 1/4% Senior Notes (as defined in “Description of Certain Indebtedness—8 1/4% Senior Notes” beginning on page 91) and the 10 3/4% Senior Discount Notes (as defined in “Description of Certain Indebtedness—10 3/4% Senior Discount Notes” beginning on page 93), corresponds to a calculation made in such indentures and is calculated by adjusting EBITDA for certain items. The adjustments to EBITDA relate to: (1) the add back of losses from discontinued operations, net of taxes, (2) the add back of inventory fair market value adjustments as a result of the Acquisition, (3) the add back of expenses relating to a transition services agreement and (4) the add back/deduction of loss/gain from the sale of certain businesses. We present Adjusted EBITDA because a corresponding calculation is used in the indentures for the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indentures. For example, although we consider EBITDA a liquidity measure, it does not take into account all cash expenditures which may be necessary to grow our business, such as cash expenditures for capital expenditures and acquisitions. Because of covenants in the revolving credit facility and our indentures that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenants, we will have to maintain our Adjusted EBITDA at certain levels to, among other things, pay dividends on our capital stock, incur additional indebtedness and avoid defaults under our revolving credit facility. The following table sets forth a reconciliation from historical cash flows provided by operating activities to historical EBITDA, pro forma EBITDA and Adjusted EBITDA:

(in thousands)	Fiscal Year Ended February 22, 2004	Twenty-Seven Weeks Ended August 29, 2004	Twelve Months Ended August 29, 2004
Cash flows provided by operating activities	$341,799	$(313,279)	$158,000
Interest expense	28,679	22,082	38,062
Net change in operating assets and liabilities	(251,766)	399,092	(44,629)
Income tax provision (benefit)	30,857	30,252	25,768
Deferred income tax benefit (provision)	(23,858)	(23,658)	(47,516)
Loss from discontinued operations, net	(4,708)	—	(1,681)
Other	(672)	(7,486)	(11,280)

EBITDA	120,331	107,003	116,724
Loss from discontinued operations	4,708	—	1,681
Apollo management fee (1)	250	500	750

Pro forma EBITDA	125,289	107,503	119,155

Inventory fair market value adjustment (2)	3,673	17,354	21,027
ConAgra transition services agreement expense (3)	1,875	3,750	5,625
Gain on sale of businesses (4)	(10,543)	—	(10,543)

Adjusted EBITDA	$120,294	$128,607	$135,264

(1)	Upon consummation of this offering, Apollo will terminate its management consulting agreement. The agreement, which was entered into in connection with the Acquisition in November 2003, required United Agri Products to pay Apollo an annual management fee of $1.0 million payable in quarterly payments of $250,000. The termination of this agreement has been reflected in the unaudited pro forma financial statements. See “Certain Relationships and Related Transactions—Ancillary Agreements—Apollo Management Consulting Agreement” beginning on page 82.
(2)	Consists of the additional cost of goods sold expense due to the step up to fair market value of certain inventories on hand at November 23, 2003, as a result of the allocation of the purchase price of the Acquisition to inventory.
(3)	Consists of the expensing of the prepaid fee to ConAgra Foods for services performed under the Buyer Transition Services Agreement (as defined below under the caption “Certain Relationships and Related Transactions—Ancillary Agreements—Transition Services Agreements” beginning on page 77) entered into in connection with the Acquisition.
(4)	Consists of gain on the sale of stock of two divisions, both of which occurred in November 2003.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our summary historical financial data at the dates and for the periods indicated. We derived the summary historical statement of operations data for the fiscal years ended February 24, 2002, February 23, 2003 and the thirty-nine week period ended November 23, 2003, and balance sheet data at February 23, 2003 of the ConAgra Agricultural Products Business (the “Predecessor”) and the summary historical statement of operations data for the thirteen weeks ended February 22, 2004 and balance sheet data at February 22, 2004 of UAP Holding Corp. from the audited historical financial statements appearing elsewhere in this prospectus. We derived the balance sheet data at February 24, 2002 from the audited historical financial statements of the Predecessor which are not included in this prospectus. We derived the summary historical statement of operations data for the twenty-seven weeks ended August 29, 2004 and balance sheet data at August 29, 2004 of UAP Holding Corp. from the unaudited financial statements of UAP Holding Corp. appearing elsewhere in this prospectus. We derived the summary historical statement of operations data for the twenty-six weeks ended August 24, 2003 from the unaudited financial statements of the Predecessor appearing elsewhere in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor (as defined below) are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.

Accounting principles generally accepted in the United States of America require our operating results prior to the Acquisition, the periods prior to November 23, 2003, to be reported as the results of the Predecessor in the historical financial statements. Our operating results subsequent to the Acquisition are presented as the “Successor’s” results in the historical financial statements and include the thirteen-week period from November 24, 2003 through February 22, 2004 and the twenty-seven week period from February 23, 2004 through August 29, 2004.

The summary historical financial and other data gives effect to the approximately 39.085-for-1 split of our common stock effected on November 17, 2004. To effect the stock split, we obtained the approval of our board of directors and the approval of our stockholders to an amendment and restatement of our existing certificate of incorporation in order to increase the authorized number of shares of our common stock. The stock split became effective on November 17, 2004 upon the filing of the amendment and restatement of our certificate of incorporation with the Secretary of State of the State of Delaware.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24, “Selected Historical Financial and Other Data” beginning on page 32, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35 and the historical consolidated and combined financial statements and the accompanying notes thereto of the Successor and Predecessor included elsewhere in this prospectus.

	Combined Predecessor Entity
	ConAgra Agricultural Products Business				Consolidated UAP Holding Corp.
	Fiscal Year Ended		Twenty-Six Weeks Ended August 24, 2003	Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004	Twenty-Seven Weeks Ended August 29, 2004
	February 24, 2002	February 23, 2003
(dollars in thousands)
Statement of Operations Data:
Net sales	$2,770,192	$2,526,765	$1,850,222	$2,224,107	$227,778	$1,962,470
Costs and expenses:
Cost of goods sold	2,428,203	2,166,594	1,588,335	1,938,010	170,730	1,719,714
Selling, general and administrative expenses	334,626	275,244	154,083	208,670	37,017	153,392
(Gain) loss on sale of assets	606	1,493	—	(10,522)	(404)	(1,265)
Other income, net	—	—	—	—	—	(5,124)
Corporate allocations:
Selling, general and administrative expenses (a)	10,495	10,766	6,119	8,983	—	—
Finance charges (b)	39,526	22,494	8,261	12,209	—	—
Interest expense, net	5,372	1,927	301	704	4,993	18,183

	2,818,828	2,478,518	1,757,099	2,158,054	212,336	1,884,900
Income (loss) from continuing operations before income taxes	(48,636)	48,247	93,123	66,053	15,442	77,570
Income tax expense (benefit)	(17,519)	18,787	35,341	25,068	5,789	30,252

Income (loss) from continuing operations	(31,117)	29,460	57,782	40,985	9,653	47,318
Loss from discontinued operations, net of tax	(5,919)	(4,221)	(3,027)	(4,708)	—	—

Net income (loss)	$(37,036)	$25,239	$54,755	$36,277	$9,653	$47,318

Basic and diluted earnings per share					$0.21	$1.00
Basic and diluted weighted average shares outstanding					46,902,351	47,248,244
Other Operating Data:
Depreciation and amortization	$17,148	$16,706	$7,815	$11,385	$3,480	$7,351
EBITDA (c)	20,963	98,552	110,610	92,984	27,347	107,003
Capital expenditures	13,654	6,417	4,870	8,350	6,970	4,817

	As of February 24, 2002	As of February 23, 2003			As of February 22, 2004	As of August 29, 2004
Balance Sheet Data:
Cash and cash equivalents	$72,692	$28,559			$172,647	$14,615
Working capital	103,784	455,154			223,953	297,636
Total assets	1,345,680	1,352,025			1,263,963	1,389,169
Total debt	4,464	—			308,570	493,058
Stockholder’s net investment and advances	313,929	587,898			—	—
Stockholder’s equity	—	—			76,788	125,672

(a)	Represents expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business based on specific services provided or based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries.
(b)	Represents amounts charged to the ConAgra Agricultural Products Business by ConAgra Foods on ConAgra Foods’ investment in and intercompany advances to the ConAgra Agricultural Products Business.
(c)

EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt, and consider it to be a measure of liquidity. Adjusted EBITDA, as defined in the indentures governing the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes, corresponds to a calculation made in such indentures and is calculated by adjusting EBITDA for certain items. The adjustments to EBITDA relate to: (1) the add back of losses from discontinued operations, net of taxes, (2) the add back of inventory fair market value adjustments as a result of the Acquisition, (3) the add back of expenses relating to a transition services agreement and (4) the add back/deduction of loss/gain from the sale of certain businesses. We present Adjusted EBITDA because a corresponding calculation is used in the indentures for the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments”

for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indentures. For example, although we consider EBITDA a liquidity measure, it does not take into account all cash expenditures which may be necessary to grow our business, such as cash expenditures for capital expenditures and acquisitions. Because of covenants in the revolving credit facility and our indentures that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenants, we will have to maintain our Adjusted EBITDA at certain levels to, among other things, pay dividends on our capital stock, incur additional indebtedness and avoid defaults under our revolving credit facility. The following table sets forth a reconciliation from historical cash flows used in or provided by operating activities to historical EBITDA and Adjusted EBITDA:

	Combined Predecessor Entity				Consolidated UAP Holding Corp.
	ConAgra Agricultural Products Business
	Fiscal Year Ended		Twenty Six Weeks Ended	Thirty-Nine Weeks Ended	Thirteen Weeks Ended	Twenty-Seven Weeks Ended
	February 24, 2002	February 23, 2003	August 24, 2003	November 23, 2003	February 22, 2004	August 29, 2004
(dollars in thousands)
Cash flows used in (provided by)
operating activities	$120,662	$(266,751)	$(129,480)	$(104,574)	$446,373	$(313,279)
Interest expense	58,370	37,820	12,699	20,254	8,425	22,082
Net change in operating assets and liabilities	(140,743)	315,492	191,955	155,067	(406,833)	399,092
Income tax provision (benefit)	(17,519)	18,787	35,341	25,068	5,789	30,252
Deferred income tax benefit (provision)	4,517	(3,821)	—	—	(23,858)	(23,658)
Loss from discontinued operations, net	(5,919)	(4,221)	(3,027)	(4,708)	—	—
Other	1,595	1,246	3,122	1,877	(2,549)	(7,486)

EBITDA	20,963	98,552	110,610	92,984	27,347	107,003
Loss from discontinued operations, net	5,919	4,221	3,027	4,708	—	—
Inventory fair market value adjustment(1)	—	—	—	—	3,673	17,354
ConAgra transition services agreement expense(2)	—	—	—	—	1,875	3,750
Gain on sale of businesses(3)	—	—	—	(10,543)	—	—

Adjusted EBITDA	$26,882	$102,773	$113,637	$87,149	$32,895	$128,107

(1)	Consists of the additional cost of goods sold expense due to the step up to fair market value of certain inventories on hand at November 23, 2003, as a result of the allocation of the purchase price of the Acquisition to inventory.
(2)	Consists of the expensing of the prepaid fee to ConAgra Foods for services performed under the Buyer Transition Services Agreement entered into in connection with the Acquisition.
(3)	Consists of gain on the sale of stock of two divisions, both of which occurred in November, 2003.

RISK FACTORS

In addition to the other information contained in this prospectus, the following factors should be considered carefully before investing in our common stock. If any of the following risks actually occur, our business, results of operations or financial condition would likely suffer.

RISKS RELATING TO THE COMMON STOCK AND THIS OFFERING

Our equity sponsor controls us and its interests may conflict with or differ from your interests as a stockholder. Our equity sponsor, as the principal selling stockholder, will realize substantial benefits from the sale of shares in this offering.

After the consummation of this offering, our equity sponsor will beneficially own approximately 49.7% of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, our equity sponsor will beneficially own approximately 42.8% of our common stock. In addition, representatives of our equity sponsor will occupy four of the seven seats on our board of directors. As a result, our equity sponsor will have the ability to prevent any transaction that requires the approval of our board of directors and will have the ability to substantially influence all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers and the sale of substantially all of our assets. For example, the approval of two-thirds of the members of our board of directors will be required by our amended and restated certificate of incorporation under certain circumstances including, without limitation, amendments to our organizational documents in a manner that adversely affects Apollo. These provisions shall terminate at such time as affiliates of Apollo no longer beneficially own at least one-third of our outstanding common stock and have sold at least one share of our common stock other than in this offering. See “Management—Supermajority Board Approval of Certain Matters” beginning on page 64. The interests of our equity sponsor and its affiliates could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership held by our equity sponsor could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which you as a stockholder, may otherwise view favorably. Our equity sponsor may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Further, our equity sponsor will realize substantial benefits from the sale of their shares in this offering. A sale of a substantial number of shares of stock in the future by funds affiliated with our equity sponsor could cause our stock price to decline in the future.

Our common stock price may be volatile.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock. The initial public offering price for our shares of common stock will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. Some companies that have had volatile market prices for their securities have had securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Our common stock price may fluctuate in response to a number of events, including:

•	our quarterly operating results.

•	weather conditions that impact demand for our products and services.

•	future announcements concerning our business.

•	changes in financial estimates and recommendations by securities analysts.

•	actions of competitors.

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy.

•	changes in government and environmental regulation.

•	general market, economic and political conditions.

•	natural disasters, terrorist attacks and acts of war.

You may not receive the intended level of dividends on our common stock or any dividends at all.

We currently intend to pay quarterly cash dividends on our common stock at an annual rate of $0.50 per share. However, dividend payments are not mandatory or guaranteed, and our board of directors may never declare a dividend, decrease the level of dividends or entirely discontinue the payment of dividends. Your decision whether to purchase shares of our common stock should allow for the possibility that no dividends will be paid. You may not receive any dividends as a result of the following factors, among others:

•	we are not legally or contractually required to pay dividends;

•	while we currently intend to pay a regular quarterly dividend, this policy could be modified or revoked at any time;

•	even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors and future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant;

•	the amount of dividends distributed is and will be subject to contractual restrictions under:

—the indentures governing the 8¼% Senior Notes and the 10¾% Senior Discount Notes,

— the terms of our revolving credit facility, and

— the terms of any other outstanding indebtedness incurred by us or any of our subsidiaries after the completion of this offering;

•	the amount of dividends distributed is subject to state law restrictions; and

•	our stockholders have no contractual or other legal right to dividends.

The terms of our revolving credit facility and the indentures governing the 8¼% Senior Notes and the 10¾% Senior Discount Notes will prohibit us from paying cash dividends on our common stock if a default or event of default has occurred and is continuing under those agreements. The payment of a cash dividend on our common stock is considered a restricted payment under our revolving credit facility and the indentures, and we are restricted from paying any cash dividend on our common stock unless we satisfy certain conditions. See “Description of Capital Stock—Common Stock” on page 96, “Description of Certain Indebtedness—8¼% Senior Notes—Covenants” on page 91 and “Description of Certain Indebtedness—10¾% Senior Notes—Covenants” on page 93. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock.

We may not generate sufficient earnings or have sufficient liquidity to pay dividends at intended levels.

As previously mentioned, we currently intend to declare and pay regular quarterly cash dividends on our common stock. Any payment of cash dividends will depend upon our financial condition, earnings and liquidity, among other things. There can be no assurance that we will have sufficient cash in the future to pay dividends on our common stock in the intended amounts or at all. In the past, cash flow provided by our operating activities has been highly variable, resulting in negative net cash flow during certain periods. Because of this variability, we may have to rely on cash provided by financing activities to fund dividend payments, and such financing may or may not be available. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Upon consummation of this offering, there will be 50,373,244 shares of our common stock outstanding. All shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). The remaining 26,935,744 shares of common stock outstanding, including the shares owned by our equity sponsor, will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We and the selling stockholders have agreed to a “lock-up,” pursuant to which neither we nor they will sell any shares without the prior consent of Goldman, Sachs & Co. for 180 days after the date of this prospectus. Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, our selling stockholders have certain registration rights with respect to the common stock that they will retain following this offering. See “Shares Eligible for Future Sale” beginning on page 102 for a discussion of the shares of common stock that may be sold into the public market in the future.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

Our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

Provisions of our amended and restated certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	a classified board of directors;

•	the sole power of a majority of the board of directors to fix the number of directors;

•	limitations on the removal of directors;

•	the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

•	the inability of stockholders to act by written consent;

•	advance notice requirements for nominating directors or introducing other business to be conducted at stockholder meetings; and

•	the requirement to obtain approval of two-thirds of our directors to approve certain transactions, including a merger.

The foregoing factors could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. Such provisions also may have the effect of preventing changes in our management. See “Description of Capital Stock” beginning on page 96.

You will suffer an immediate and substantial dilution in the net tangible book value of the common stock you purchase.

Some prior investors have paid substantially less per share than the price in this offering. The initial offering price is expected to be substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, based on an assumed initial public offering price of $16.00 per share (the midpoint of the range set forth on the cover page of this prospectus), purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $14.86 per share in net tangible book value of the common stock. In addition, as of August 29, 2004, there were options outstanding to purchase 3,418,162 shares of common stock, each at an exercise price of approximately $2.56 per share. If all these options were exercised on the date of the closing of this offering, investors purchasing shares in this offering would suffer total dilution of $14.77 per share. See “Dilution” beginning on page 23.

RISKS RELATING TO OUR BUSINESS

UAP Holdings is a holding company and we will rely on our subsidiaries for cash to pay dividends on our common stock.

UAP Holdings has no direct operations and no significant assets other than ownership of 100% of the stock of United Agri Products. Because UAP Holdings conducts its operations through its subsidiaries, UAP Holdings depends on those entities for dividends and other payments to generate the funds necessary to meet its financial obligations and to pay dividends with respect to the common stock. Legal and contractual restrictions in the revolving credit facility and other agreements governing current and future indebtedness of UAP Holdings’ subsidiaries, as well as the financial condition and operating requirements of UAP Holdings’ subsidiaries, may limit UAP Holdings’ ability to obtain cash from its subsidiaries. All of UAP Holdings’ subsidiaries are separate and independent legal entities and have no obligation whatsoever to pay any dividends, distributions or other payments to UAP Holdings.

Our and our customers’ businesses are subject to seasonality and this may affect our revenues, carrying costs and collection of receivables.

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles, and the inherent seasonality of the industry we serve could have a material adverse effect on our business. During fiscal 2002, 2003 and 2004, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. Since interim period operating results reflect the seasonal nature of our business, they are not indicative of results expected for the full fiscal year. In addition, quarterly results can vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchase patterns. We incur substantial expenditures for fixed costs throughout the year and substantial expenditures for inventory in advance of the spring planting season.

Seasonality also relates to the limited windows of opportunity that our customers have to complete required tasks at each stage of crop cultivation. Should events such as adverse weather or transportation interruptions occur during these seasonal windows, we would face the possibility of reduced revenue without the opportunity to recover until the following season. In addition, because of the seasonality of agriculture, we face the risk of significant inventory carrying costs should our customers’ activities be curtailed during their normal seasons. The seasonality of our industry can also affect the amount of bad debt that may result on our books and can negatively impact our accounts receivable collections. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality” beginning on page 36.

Weather conditions may materially impact the demand for our products and services.

Weather conditions have a significant impact on the farm economy and, consequently, on our operating results. Weather conditions affect the demand for, and in some cases the supply of, products, which, in turn, has an impact on our prices. For example, weather patterns such as flood, drought or frost can cause crop failures that in turn affect the supply of feed and seed and the marketing of grain products, as well as the demand for fertilizer, crop protectants, seeds and other agronomic supplies. In recent years, we have experienced unusually severe weather conditions, including ice storms, floods and wind damage, and a summer dearth of water and pasture in some states. Adverse weather conditions can also impact the financial position of agricultural producers who do business with us, including producers to whom we extend credit. This, in turn, may adversely affect the ability of those producers to repay their obligations to us in a timely manner, or at all. Accordingly, the weather can have a material effect on our business, financial condition, results of operations and liquidity.

Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business or pay dividends on our common stock.

As of August 29, 2004, we had $493.1 million of outstanding indebtedness, including approximately $180.3 million under the revolving credit facility, $225.0 million of the 8 1/4% Senior Notes and $87.8 million of the 10 3/4% Senior Discount Notes. As a result, we are a highly leveraged company and will continue to be highly leveraged following the consummation of this offering.

This level of leverage could have important consequences, including the following:

•	It may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements.

•	It may limit our flexibility in planning for, or reacting to, changes in our business.

•	We may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

•	It may make our financial results more vulnerable to a downturn in our business or the economy.

•	It will require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing the availability of our cash flow for other purposes, such as payments of dividends on our common stock.

•	It may materially and adversely effect our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

In addition, the indenture governing the 8 1/4% Senior Notes, the indenture governing the 10 3/4% Senior Discount Notes and the revolving credit facility contain financial and other restrictive covenants discussed below that may limit or ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Restrictive covenants in the agreements governing our indebtedness may restrict our ability to pursue our business strategies or pay dividends on our common stock.

The revolving credit facility, the indenture governing the 8 1/4% Senior Notes and the indenture governing the 10 3/4% Senior Discount Notes limit our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur additional indebtedness or contingent obligations;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem our stock;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our stockholders and affiliates;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies.

In addition, the revolving credit facility requires us to maintain an interest coverage ratio and minimum EBITDA (as defined in our revolving credit facility), if revolving credit availability drops below $40.0 million. Although we have historically always been able to maintain this financial ratio and minimum EBITDA, we may not be able to maintain this ratio and minimum EBITDA in the future. Covenants in the revolving credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

If we default under the revolving credit facility under certain circumstances, the lenders could require immediate payment of the entire principal amount. These circumstances include, among other things, a change of control, default under agreements governing our other indebtedness, material judgments in excess of a specified amount or breach of representations and warranties. Any default under the revolving credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under our other debt instruments that contain cross-acceleration or cross-default provisions. If the lenders under the revolving credit facility require immediate repayment, we will not be able to repay them and also repay our other indebtedness in full. Our ability to comply with these covenants and restrictions contained in the revolving credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

Our industry is very competitive and increased competition could reduce our sales and profit margins.

We operate in a highly competitive industry, particularly with respect to price and service. Our principal competitors in the distribution of crop production inputs include agricultural cooperatives, national fertilizer producers, major grain companies and independent distributors and brokers. Some of our competitors have greater financial, marketing and research and development resources, or better name recognition, than we do and can better withstand adverse economic or market conditions. In addition, as a result of increased pricing pressures caused by competition, we may experience reductions in the profit margins on sales, or may be unable to pass future material price increases on to our customers, which would also reduce profit margins.

Our success depends on a limited number of key employees and we may not be able to adequately replace them if they leave.

We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team. The loss of the services of some of these key employees could have a material adverse effect on us. See “Management” beginning on page 62.

Government regulation and agricultural policy may affect the demand for our products, and therefore our financial viability.

Existing and future government regulations and laws may greatly influence how we operate our business, our business strategy and, ultimately, our financial viability. Existing and future laws may impact the amounts and locations of fertilizer and pesticide applications. The federal Clean Water Act and the equivalent state and local water pollution control laws are designed to protect water quality. The application of fertilizer and pesticides have been identified as a source of water pollution and are currently regulated and may be more closely regulated in the future. This regulation may lead to decreases in the quantity of fertilizer and pesticides applied to crops. The application of fertilizers can also result in the emissions of nitrogen compounds and particulate matter to the air. Compliance with future requirements to limit these emissions under the federal Clean Air Act and state equivalents may affect the quantity of fertilizer used by our customers.

U.S. governmental policies and regulations may directly or indirectly influence the number of acres planted, the level of inventories, the mix of crops planted, crop prices and the amounts of and locations where fertilizers and pesticides may be applied. The market for our products could also be affected by challenges brought under the Endangered Species Act and by changes in regulatory policies affecting genetically modified seeds.

We are subject to expenses, claims and liabilities under environmental, health and safety laws and regulations.

We operate in a highly regulated environment. As a producer and distributor of crop production inputs, we must comply with federal, state and local environmental, health and safety laws and regulations. These regulations govern our operations and our storage, handling, discharge and disposal of a variety of substances. Our operations are regulated at the federal level under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and at the state level under analogous state laws and regulations. As a formulator, seller and distributor of crop production inputs, we are also subject to registration requirements under the Federal Insecticide, Fungicide, and Rodenticide Act and related state statutes, which require us to provide information to regulatory authorities regarding the benefits and risks of the products we sell and distribute, and to update that information. Risk information supplied to governmental authorities by us or others could result in the cancellation of products or in limitations on their use. In addition, these laws govern information contained in product labels and in promotional materials, require that products are manufactured in adherence to manufacturing specifications, and impose reporting and recordkeeping requirements relating to production and sale of certain pesticides. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell or transport products.

Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, we could be held jointly and severally responsible for the removal or remediation of any hazardous substance contamination at facilities that we currently own or operate, at facilities that we owned or operated in the past, at neighboring properties to which such contamination has migrated from our facilities, and at third party waste disposal sites to which we have sent wastes. We could also be held liable for natural resource damages.

We may incur substantial costs to comply with these environmental, health and safety law requirements. We may also incur substantial costs for liabilities arising from past releases of, or exposure to, hazardous substances. From time to time claims have been made against us for consequences arising out of human exposure to these substances or other damage, including property damages. Currently, four such claims are pending in relation to our Greenville, Mississippi facility. In addition, we may discover currently unknown environmental problems or conditions. The continued compliance with environmental laws, the discovery of currently unknown environmental problems or conditions, changes in environmental, health and safety laws and regulations or other unanticipated events may subject us to material expenditures or liabilities in the future.

Our profitability depends significantly on rebates from our vendors. If we are unsuccessful in earning, negotiating or collecting rebates, it could have an adverse impact on our business.

We receive rebates from crop protection chemicals and seed vendors based on programs offered by our suppliers to all of their customers. The programs vary based on product type and specific vendor practice. The majority of the rebate programs run on a crop year basis, typically from October 1st to September 30th, although other periods are sometimes utilized. The majority of these rebates are product-specific and are based on our sales of that product in a given crop year. We also negotiate individually with our vendors for additional rebates after the conclusion of the crop year and often several months after we have purchased and sold the products for which we are negotiating rebates. These individually negotiated rebates are based on various goals, such as our ability to grow sales of a particular vendor’s products at a faster rate than that vendor’s aggregate growth in sales for the same year, as well as increasing the percentage of our aggregate sales represented by a vendor’s product line as compared with our sales of the vendor’s competitors’ product lines and rebates in response to lower prices from a vendor’s competitors.

Our ability to earn, negotiate and collect rebates is critical to the success of our business. Generally, we sell the crop protection chemicals and seed we purchase from vendors at a reduced margin, with the profit from any sales of such products being made primarily from rebates from vendors. We price our products to our customers based on the amount of rebates we expect to receive at year-end. However, the amount of rebates we earn and the nature of our rebate programs are determined by our vendors and are directly related to the performance of our business. If our sales in any crop year are lower than expected, either because of poor weather conditions, increased competition or for any other reason, we will earn fewer rebates, and our gross margins may suffer. Additionally, our vendors may reduce the amount of rebates offered under their programs, or increase the sales goals or other conditions we must meet to earn rebates to levels that we cannot achieve. Finally, our ability to negotiate individually for additional rebates may cease or become limited, and our efforts to collect cash rebates periodically throughout the year may be unsuccessful. The occurrence of any of these events could have an adverse impact on our margins, net income or business.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned: “Prospectus Summary” beginning on page 1, “Risk Factors” beginning on page 11, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35. Such factors may include:

•	general economic and business conditions;

•	industry trends;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	the seasonality of our business and weather conditions;

•	the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate;

•	our dependence on rebate programs to attain profitability;

•	our dependence on a limited number of key executives who we may not be able to adequately replace if they leave our company;

•	changes in government regulations, agricultural policy and environmental, health and safety laws and regulations;

•	the cost of developing our own stand-alone systems and infrastructure;

•	changes in business strategy, development plans or cost savings plans;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	availability, terms and deployment of capital; and

•	other factors over which we have little or no control.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Assuming an initial public offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our net proceeds from this offering are estimated to be approximately $47.0 million after deducting underwriting discounts and commissions. We intend to use the net proceeds from this offering as follows:

•	approximately $16.4 million to redeem all our outstanding Series A Redeemable Preferred Stock from our former parent, ConAgra Foods;

•	approximately $24.1 million to redeem $21.5 million principal amount of 8 1/4% Senior Notes at a redemption price of 108.25%, or approximately $23.2 million, plus accrued and unpaid interest to the date of redemption (which accrued interest we estimate to be approximately $0.9 million at the time of the closing of this offering); and

•	approximately $6.5 million for estimated fees and expenses, with any balance to be used for general corporate purposes.

We will not receive any proceeds for the sale of our common stock by the selling stockholders, including if the underwriters exercise the over-allotment option. In the aggregate, the selling stockholders and their affiliates will receive approximately $305.5 million of the net proceeds of this offering, or approximately $358.4 million if the underwriters’ over-allotment option is exercised in full.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an annual rate of $0.50 per share. We intend to pay the first quarterly dividend following the thirteen-week period ending February 27, 2005. However, there can be no assurance that we will declare or pay any cash dividends. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. The terms of our indebtedness may also restrict us from paying cash dividends on our common stock under some circumstances. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” beginning on page 43, “Description of Certain Indebtedness” beginning on page 87, “Description of Capital Stock—Common Stock” beginning on page 96.

We paid a special dividend on our common stock on January 16, 2004 in the aggregate amount of approximately $52.9 million, which was financed with the proceeds of the offering of the 10 3/4% Senior Discount Notes. We paid another special dividend on our common stock on October 4, 2004 in the aggregate amount of $40.0 million, which was financed with borrowings under United Agri Products’ revolving credit facility. Otherwise, we have not paid any dividends on our capital stock.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of August 29, 2004 of UAP Holdings (i) on an actual basis and (ii) on a pro forma basis giving effect to this offering and the use of net proceeds therefrom, and the Special Dividends. The information should be read in conjunction with “Use of Proceeds” beginning on page 20, “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35, and the unaudited historical condensed consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	As of August 29, 2004
	Actual	Pro Forma
(in millions)
Cash and cash equivalents	$14.6	$14.6

Debt:
Revolving credit facility (1)(2)	$180.3	$240.3
8 1/4% senior notes	225.0	203.5
10 3/4% senior discount notes	87.8	87.8

Total debt	493.1	531.6

Series A redeemable preferred stock (3)	36.1	—
Stockholders’ equity (deficit):
Common stock	—	—
Management stock-rabbi trust	6.4	6.4
Additional paid-in capital	61.6	107.7
Retained earnings (3)	57.0	11.6
Accumulated other comprehensive loss	0.7	0.7

Total stockholders’ equity (deficit)	125.7	126.4

Total capitalization	$654.9	$658.0

(1)	Due to the seasonal nature of our business, the amount of borrowings outstanding under the revolving credit facility varies throughout the fiscal year. During the period from the date of the Acquisition through October 24, 2004, outstanding borrowings (net of cash on hand) reached a period end peak of $275.2 million as of October 24, 2004. During the same period, utilization of the revolving credit facility was at its lowest when we had $172.6 million of cash on hand as of February 22, 2004. Our average period end borrowings (net of cash on hand) on a historical basis for the twelve-month period ended October 24, 2004 were approximately $76.5 million.
(2)	Pro forma adjustment consists of $60.0 million of borrowings under the revolving credit facility that were used to fund the Special Dividends.
(3)	On October 4, 2004, we redeemed 18,683 shares of Series A redeemable preferred stock for approximately $20.0 million and paid a $40.0 million special dividend on our common stock. The remaining 15,254 shares of Series A redeemable preferred stock will be redeemed for approximately $16.4 million with a portion of the net proceeds from this offering. The redemption of 18,683 shares of Series A redeemable preferred stock and the special dividend are reflected in the pro forma financial statements.

DILUTION

Our net tangible book value as of August 29, 2004, after giving effect to the stock split and the Special Dividends, was $56.3 million, or $1.19 per share of common stock. We have calculated this amount by:

•	subtracting our total liabilities from our total tangible assets; and

•	then dividing the difference by the number of shares of common stock outstanding.

If we give effect to our sale of 3,125,000 shares of common stock in this offering at the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us and the Special Dividends, our adjusted net tangible book value as of August 29, 2004 would have been $57.6 million, or $1.14 per share. This amount represents an immediate dilution of $14.86 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share	$16.00

Net tangible book value per share as of August 29, 2004	1.19
Decrease in net tangible book value per share attributable to new investors	(.05)

Pro forma net tangible book value per share after this offering	1.14

Dilution per share to new investors	$14.86

The following table summarizes on the basis described above, as of August 29, 2004, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at the initial public offering price of $16.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	47,248,244	94%	120,885,000	71%	$2.56
New investors (1)	3,125,000	6%	50,000,000	29%	$16.00

Total	50,373,244	100.0%	170,885,000	100.0%	$3.39

(1)	Excludes 20,312,500 shares of our common stock to be sold by the selling stockholders to the new investors in the offering for which we will not receive any net proceeds.

The tables above assume no exercise of stock options outstanding on August 29, 2004. As of August 29, 2004, there were options outstanding to purchase 3,418,162 shares of common stock, at an exercise price of approximately $2.56 per share. If all of these outstanding options had been exercised as of August 29, 2004, net tangible book value per share after this offering would have been $1.23 and total dilution per share to new investors would have been $14.77.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

We derived the unaudited pro forma condensed consolidated financial data set forth below by the application of the pro forma adjustments to the historical consolidated financial statements of UAP Holding Corp. appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet as of August 29, 2004 gives effect to this offering, including the application of the net proceeds therefrom, and the Special Dividends as if they had occurred on such date. The unaudited pro forma condensed consolidated statements of earnings for the fiscal year ended February 22, 2004, the twenty-seven weeks ended August 29, 2004 and the twelve months ended August 29, 2004 give effect to the Acquisition, this offering, including the application of the net proceeds therefrom, and the Special Dividends in each case, as if they occurred on February 24, 2003. The unaudited pro forma condensed consolidated financial data do not purport to represent what our results of operations or financial position would have been if the foregoing transactions had occurred as of the dates indicated or what such results will be for any future periods.

The unaudited pro forma condensed consolidated financial data have been prepared giving effect to the Acquisition, which is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of earnings exclude certain non-recurring charges that will be incurred in connection with this offering, including the application of the net proceeds therefrom, consisting of (i) prepayment penalties associated with the repayment of a portion of our 8 1/4% Senior Notes of $1.8 million, (ii) write-off of deferred financing fees of $0.5 million associated with the repayment of a portion of our 8 1/4% Senior Notes and (iii) costs associated with the sale of common stock by our selling stockholders of $5.6 million. As a result of the Acquisition, inventory on hand at the date of the Acquisition was recorded at fair market value, which represented an increase in the recorded value of such inventory of $21.0 million. Cost of goods sold for the thirteen week period ended February 22, 2004, the twenty-seven week period ended August 29, 2004 and the twelve month period ended August 29, 2004 was increased by $3.7 million, $17.3 million, and $21.0 million, respectively, as a result of this fair value adjustment. As these expenses related directly to the Acquisition, we do not expect them to recur.

You should read our unaudited pro forma condensed consolidated financial statements and the accompanying notes in conjunction with the historical consolidated financial statements and the accompanying notes thereto of UAP Holding Corp., the other financial information contained in “Capitalization” beginning on page 22 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of August 29, 2004

	UAP Holding Corp.	Adjustment for Special Dividend (a)	Pro Forma for the Special Dividend	Adjustment for the Offering		Pro Forma for the Transactions
(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,615	$—	$14,615	$—		$14,615
Receivables, net	706,795	—	706,795	—		706,795
Inventories	449,602	—	449,602	—		449,602
Other current assets	40,997	—	40,997	3,270	(d)	44,267

Total current assets	1,212,009	—	1,212,009	3,270		1,215,279
Property, plant and equipment, net	96,338	—	96,338	—		96,338
Goodwill	41,407	—	41,407	—		41,407
Intangible assets, net	6,332	—	6,332	—		6,332
Deferred income taxes	3,256	—	3,256	—		3,256
Debt issue costs	21,635	—	21,635	(459	)(c)	21,176
Other assets	8,192	—	8,192	—		8,192

	$1,389,169	$—	$1,389,169	$2,811		$1,391,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks not yet presented	$36,561	$—	$36,561	$—		$36,561
Short-term debt	180,299	60,000	240,299	—		240,299
Accounts payable	556,575	—	556,575	—		556,575
Other accrued liabilities	126,063	—	126,063	(416	)(b)	125,647
Deferred income taxes	14,875	—	14,875	—		14,875

Total current liabilities	914,373	60,000	974,373	(416)		973,957
Long-term debt:
8¼% Senior Notes due 2011	225,000	—	225,000	(21,470	)(b)	203,530
10¾% Senior Discount Notes due 2012	87,759	—	87,759	—		87,759
Deferred income taxes	265	—	265	—		265
Series A redeemable preferred stock	36,100	(20,000)	16,100	(16,100	)(b)	—

Stockholders’ equity:
Common stock	47	—	47	3	(b)	50
Management stock-rabbi trust	6,435	—	6,435	—		6,435
Additional paid-in capital	61,543	—	61,543	46,130	(b)	107,673
Retained earnings	56,971	(40,000)	16,971	(5,336	)(d)	11,635
Accumulated other comprehensive loss	676	—	676	—		676

Total stockholder’s equity	125,672	(40,000)	85,672	40,797		126,469

	$1,389,169	$—	$1,389,169	$2,811		$1,391,980

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Fiscal Year Ended February 22, 2004

	UAP Holding Corp. Thirteen Weeks Ended February 22, 2004	ConAgra Agricultural Products Business Thirty-Nine Weeks Ended November 23, 2003	Adjustments for the Acquisition		Pro Forma for the Acquisition	Adjustments for Special Dividend(a)		Pro Forma for Special Dividend	Adjustments for the Offering		Pro Forma for the Transactions
(in thousands, except per share amounts)
Net sales	$227,778	$2,224,107	$—		$2,451,885	$—		$2,451,885	$—		$2,451,885
Costs and expenses:
Cost of goods sold	170,730	1,938,010	—		2,108,740	—		2,108,740	—		2,108,740
Selling, general and administrative expenses	36,613	198,148	1,117	(e)	235,878	—		235,878	(250	)(n)	235,628
Corporate allocations—Selling, general and administrative expenses	—	8,983	—		8,983	—		8,983	—		8,983

Income from operations	20,435	78,966	(1,117)		98,284	—		98,284	250		98,534
Corporate allocations—Finance charges	—	19,550	(19,550	)(f)	—	—		—	—		—
Finance fee income	(3,432)	(7,341)	—		(10,773)	—		(10,773)	—		(10,773)
Interest expense	7,376	704	29,763	(f)	37,843	2,376	(o)	40,219	(1,771	)(m)	38,448
Dividends on Series A redeemable preferred stock	1,049	—	1,690	(g)	2,739	(1,495	)(o)	1,244	(1,244	)(i)	—

Income (loss) from continuing operations before income taxes	15,442	66,053	(13,020)		68,475	(881)		67,594	3,265		70,859
Income tax expense (benefit)	5,789	25,068	(2,375	)(h)	28,482	(903	)(h)	27,579	578	(h)	28,157

Income (loss) from continuing operations	$9,653	$40,985	$(10,645)		$39,993	$22		$40,015	$2,687		$42,702

Income per share
Common stock:
Basic											$0.85

Diluted											$0.80

Weighted average shares outstanding(j)
Common stock:
Basic											50,373,244

Diluted											53,244,819

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Twenty-Seven Weeks Ended August 29, 2004

	UAP Holding Corp. Twenty-Seven Weeks Ended August 29, 2004	Adjustments for Special Dividend(a)		Pro Forma for Special Dividend	Adjustments for the Offering		Pro Forma for the Transactions
(in thousands, except per share amounts)
Net sales	$1,962,470	$—		$1,962,470	$—		$1,962,470
Costs and expenses:
Cost of goods sold	1,719,714	—		1,719,714	—		1,719,714
Selling, general and administrative expenses	147,003	—		147,003	(500	)(n)	146,503

Income from operations	95,753	—		95,753	500		96,253
Finance fee income	(3,899)	—		(3,899)	—		(3,899)
Interest expense	20,602	1,234	(o)	21,836	(886	)(m)	20,950
Dividends on Series A redeemable preferred stock	1,480	(747	)(o)	733	(733	)(i)	—

Income from continuing operations before income taxes	77,570	(487)		77,083	2,119		79,202
Income tax expense	30,252	(469	)(h)	29,783	527	(h)	30,310

Income from continuing operations	$47,318	$(18)		$47,300	$1,592		$48,892

Income per share
Common stock:
Basic							$0.97

Diluted							$0.92

Weighted average shares outstanding(j)
Common stock:
Basic							50,373,244

Diluted							53,244,819

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Twelve Months Ended August 29, 2004

	UAP Holding Corp. Forty Weeks Ended August 29, 2004 (k)	ConAgra Agricultural Products Business Thirteen Weeks Ended November 23, 2003 (l)	Adjustments for the Acquisition		Pro Forma for the Acquisition	Adjustments for Special Dividend(a)		Pro Forma for Special Dividend	Adjustment for the Offering		Pro Forma for the Transactions
(in thousands, except per share amounts)
Net sales	$2,190,248	$373,885	$—		$2,564,133	$—		$2,564,133	$—		$2,564,133
Costs and expenses:
Cost of goods sold	1,890,444	349,675	—		2,240,119	—		2,240,119	—		2,240,119
Selling, general and administrative expenses	183,616	44,065	373	(e)	228,054	—		228,054	(750	)(n)	227,304
Corporate allocations—Selling, general and administrative expenses	—	2,864	—		2,864	—		2,864	—		2,864

Income from operations	116,188	(22,719)	(373)		93,096	—		93,096	750		93,846
Corporate allocations—Finance charges	—	7,152	(7,152	)(f)	—	—		—	—		—
Finance fee income	(7,331)	(3,204)	—		(10,535)	—		(10,535)	—		(10,535)
Interest expense	27,978	403	9,881	(f)	38,262	2,422	(o)	40,684	(1,771	)(m)	38,913
Dividends on Series A redeemable preferred stock	2,529	—	671	(g)	3,200	(1,495	)(o)	1,705	(1,705	)(i)	—

Income (loss) from continuing operations before income taxes	93,012	(27,070)	(3,773)		62,169	(927)		61,242	4,226		65,468
Income tax expense (benefit)	36,041	(10,273)	(591	)(h)	25,177	(920	)(h)	24,257	958	(h)	25,215

Income (loss) from continuing operations	$56,971	$(16,797)	$(3,182)		$36,992	$(7)		$36,985	$3,268		$40,253

Income Per Share
Common stock:
Basic											$0.80

Diluted											$0.76

Weighted average shares outstanding (j)
Common stock:
Basic											50,373,244

Diluted											53,244,819

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(dollars in columns in thousands)

(a)	Represents the redemption of 18,683 shares of Series A redeemable preferred stock for approximately $20.0 million and the payment of a $40.0 million special dividend to holders of our common stock on October 4, 2004. We used $60.0 million in borrowings under the revolving credit facility to finance the redemption of Series A preferred stock and the special dividend.

(b)	Represents the net proceeds received by us from this offering and the application of the net proceeds as follows:

Proceeds received by us	$50,000
Less:
Underwriting fees and expenses	(3,000)
Other Offering fees and expense	(867)

Net proceeds received	$46,133
Less: Common stock, par value $.001	3

Additional paid in capital	$46,130

Use of Proceeds:
Payment of fees and expenses associated with the sale of common stock by our selling stockholders	$5,633
Repayment of a portion of our 8¼% Senior Notes	21,470
Prepayment penalties associated with the repayment of a portion of our 8¼% Senior Notes	1,771
Repayment of accrued interest associated with the repayment of a portion of our 8¼% Senior Notes, including accrued interest of approximately $0.4 million between August 29, 2004 and the closing of this offering	859
Repayment of our Series A redeemable preferred stock, including dividends of approximately $0.3 million between August 29, 2004 and the closing of this offering	16,400

$46,133

(c)	Represents the write-off of deferred financing costs associated with the repayment of a portion of our 8¼% Senior Notes.

(d)	Represents adjustments to retained earnings and income taxes as follows:

Fees and expenses associated with the sale of common stock by our selling shareholders	$5,633
Prepayment penalties associated with the repayment of a portion of our 8¼% Senior Notes	1,771
Interest expense on our 8¼% Senior Notes and accrued dividends on our Series A redeemable preferred stock between August 29, 2004 and the closing of this offering	743
Write-off of deferred financing fees associated with the repayment of a portion of our 8¼% Senior Notes	459

8,606
Tax benefit at an estimated 38% effective tax rate	3,270

Net adjustment to retained earning	$5,336

(e)	Represents amortization of intangible assets resulting from the Acquisition.

(f)	Represents elimination of the corporate allocation finance charge previously allocated by ConAgra Foods and adjustments to interest expense as follows:

	Fiscal Year Ended February 22, 2004	Twelve Months Ended August 29, 2004
Interest on new borrowings:
Revolving credit facility (4.21% adjustable rate) (1)	$6,541	$2,180
8¼% Senior Notes	13,922	4,641
10¾% Senior Discount Notes	6,770	2,217
Amortization of deferred financing costs	2,530	843

	$29,763	$9,881

The historical allocated finance charges have been eliminated due to the recapitalization of the Company in connection with the Acquisition.

(1)	Represents the interest on the average outstanding balance of the amount drawn on the credit facility at LIBOR plus 200 basis points plus the 0.25% commitment fee on the unused portion of the amended and restated credit facility.

(g)	Represents adjustments to reflect the 8% dividend on the outstanding portion of the Series A redeemable preferred stock.

(h)	Represents the tax effect of the pro forma adjustments at an estimated 38% effective tax rate. The dividends on the Series A redeemable preferred stock have not been tax effected as they are not tax deductible.

(i)	Represents the elimination of dividends on Series A redeemable preferred stock.

(j)	Outstanding shares have been affected by the approximately 39.085-for-1 stock split which occurred on November 17, 2004.

(k)	The following table sets forth the results of UAP Holding Corp. that comprise the forty weeks ended August 29, 2004:

	UAP Holding Corp. Thirteen Weeks Ended February 22, 2004	UAP Holding Corp. Twenty-Seven Weeks Ended August 29, 2004	UAP Holding Corp. Forty Weeks Ended August 29, 2004
Net sales	$227,778	$1,962,470	$2,190,248
Costs and expenses:
Costs and goods sold	170,730	1,719,714	1,890,444
Selling, general and administrative expenses	36,613	147,003	183,616

Income from operations	20,435	95,753	116,188
Finance fee income	(3,432)	(3,899)	(7,331)
Interest expense	7,376	20,602	27,978
Dividends on Series A redeemable preferred stock	1,049	1,480	2,529

Income (loss) from continuing operations before income taxes	15,442	77,570	93,012
Income tax expense (benefit)	5,789	30,252	36,041

Income (loss) from continuing operations	$9,653	$47,318	$56,971

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL DATA—(Continued)

(dollars in columns in thousands)

(l)	The following table sets forth the results of the ConAgra Agricultural Products Business that comprise the thirteen weeks ended November 23, 2003:

	ConAgra Agricultural Products Business Thirty-Nine Weeks Ended November 23, 2003	ConAgra Agricultural Products Business Less: Twenty-Six Weeks Ended August 24, 2003	ConAgra Agricultural Products Business Thirteen Weeks Ended November 23, 2003
Net sales	$2,224,107	$(1,850,222)	$373,885
Costs and expenses
Cost of goods sold	1,938,010	(1,588,335)	349,675
Selling, general and administrative expenses	198,148	(154,083)	44,065

Corporate allocations:
Selling, general and administrative expenses	8,983	(6,119)	2,864

Income from operations	78,966	(101,685)	(22,719)

Corporate allocations:
Finance charges	19,550	(12,398)	7,152
Finance fee income	(7,341)	4,137	(3,204)
Interest expense	704	(301)	403

Income (loss) from continuing operations before income taxes	66,053	(93,123)	(27,070)
Income tax expense (benefit)	25,068	(35,341)	(10,273)

Income (loss) from continuing operations	$40,985	$(57,782)	$(16,797)

(m)	Represents incremental decrease in interest on the 8 1/4% Senior Notes as a result of the redemption of $21.5 million principal amount of the 8 1/4% Senior Notes.

(n)	Upon consummation of the offering, Apollo will terminate its management consulting agreement. The agreement had called for a $1,000,000 fee payable in quarterly payments of $250,000.

(o)	Represents the effect of incremental interest expense associated with the $60 million of borrowings under the revolving credit facility used to fund the Special Dividends at 4.21% less the commitment fee of 0.25% on the unused portion of our revolving credit facility offset by the deduction for accrued preferred dividends on the Series A redeemable preferred stock redeemed at a rate per annum of 8%.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL DATA—(Continued)

(dollars in columns in thousands)

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our selected historical financial data at the dates and for the periods indicated. We derived the selected historical statement of operations data for the fiscal years ended February 24, 2002, February 23, 2003 and the thirty-nine week period ended November 23, 2003, and balance sheet data at February 23, 2003 of the Predecessor and the selected historical statement of operations data for the thirteen weeks ended February 22, 2004 and balance sheet data at February 22, 2004 of UAP Holding Corp. from the audited historical financial statements appearing elsewhere in this prospectus. We derived the selected historical statement of operations data for the fiscal year ended February 25, 2001 and balance sheet data at February 24, 2002 from audited historical financial statements of the Predecessor which are not included in this prospectus. We derived the selected historical statement of operations data for the fiscal year ended February 27, 2000, and balance sheet data at February 27, 2000 and February 25, 2001 from the unaudited historical financial statements of the Predecessor which are not included in this prospectus. We derived the summary historical statement of operations data for the twenty-seven weeks ended August 29, 2004 and balance sheet data at August 29, 2004 of UAP Holding Corp. from the unaudited financial statements of UAP Holding Corp. appearing elsewhere in this prospectus. We derived the summary historical statement of operations data for the twenty-six weeks ended August 24, 2003 and balance sheet data at August 24, 2003 from the unaudited financial statements of the Predecessor appearing elsewhere in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor (as defined below) are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.

Accounting principles generally accepted in the United States of America require our operating results prior to the Acquisition, the periods prior to November 23, 2003, to be reported as the results of the Predecessor in the historical financial statements. Our operating results subsequent to the Acquisition are presented as the “Successor’s” results in the historical financial statements and include the thirteen-week period from November 24, 2003 through February 22, 2004 and the twenty-seven week period from February 23, 2004 through August 29, 2004.

The summary historical financial and other data does not give effect to the approximately 39.085-for-1 split of our common stock which was effected prior to the consummation of this offering. To effect the stock split, we obtained the approval of our board of directors and the approval of our stockholders to an amendment and restatement of our existing certificate of incorporation to increase the authorized number of shares of our common stock. The stock split became effective upon the filing of the amendment and restatement of our certificate of incorporation with the Secretary of State of the State of Delaware on November 17, 2004.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35 and the historical consolidated and combined financial statements and the accompanying notes thereto of the Successor and Predecessor included elsewhere in this prospectus.

	Combined Predecessor Entity ConAgra Agricultural Products Business						Consolidated UAP Holding Corp.
	Fiscal Year Ended				Twenty-Six Weeks Ended	Thirty-Nine Weeks Ended
	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003	August 24, 2003	November 23, 2003	Thirteen Weeks Ended February 22, 2004	Twenty-Seven Weeks Ended August 29, 2004
(dollars in thousands)
Statement of Operations Data:
Net sales	$2,247,305	$2,771,625	$2,770,192	$2,526,765	$1,850,222	$2,224,107	$227,778	$1,962,470
Costs and expenses:
Cost of goods sold	1,841,622	2,401,078	2,428,203	2,166,594	1,588,335	1,938,010	170,730	1,719,714
Selling, general and administrative expenses	274,117	294,699	334,626	275,244	154,083	208,670	37,017	153,392
Restructuring charge	5,051	—	—	—	—	—	—	—
(Gain) loss on sale of assets	(305)	(323)	606	1,493	—	(10,522)	(404)	(1,265)
Other income, net	—	—	—	—	—	—	—	(5,124)
Corporate allocations:
Selling, general and administrative expenses (a)	9,811	10,947	10,495	10,766	6,119	8,983	—	—
Finance charges (b)	40,929	57,475	39,526	22,494	8,261	12,209	—	—
Interest expense, net	4,207	4,875	5,372	1,927	301	704	4,993	18,183

	2,175,432	2,768,751	2,818,828	2,478,518	1,757,099	2,158,054	212,336	1,884,900
Income (loss) from continuing operations before income taxes	71,873	2,874	(48,636)	48,247	93,123	66,053	15,442	77,570
Income tax expense (benefit)	27,166	962	(17,519)	18,787	35,341	25,068	5,789	30,252

Income (loss) from continuing operations	44,707	1,912	(31,117)	29,460	57,782	40,985	9,653	47,318
Loss from discontinued operations, net of tax	(10,170)	(14,443)	(5,919)	(4,221)	(3,027)	(4,708)	—	—

Net income (loss)	$34,537	$(12,531)	$(37,036)	$25,239	$54,755	$36,277	$9,653	$47,318

Balance Sheet Data:
Cash and cash equivalents	$113,880	$146,335	$72,692	$28,559			$172,647	$14,615
Working capital	275,015	318,584	103,784	455,154			223,953	297,636
Total assets	1,356,323	1,707,496	1,345,680	1,352,025			1,263,963	1,389,169
Total debt	3,355	3,861	4,464	—			308,570	529,158
Stockholder’s net investment and advances	392,487	507,196	313,929	587,898			—	—
Stockholder’s equity	—	—	—	—			71,238	125,672
Other Operating Data:
EBITDA (c)	$142,792	$86,658	$20,963	$98,552	$110,610	$92,984	$27,347	$107,003
Depreciation and amortization	13,220	14,951	17,148	16,706	7,815	11,385	3,480	7,351
Cash flows (used in) provided by operating activities	36,797	(3,059)	120,662	(266,751)	(129,480)	(104,574)	446,373	(313,279)
Cash flows (used in) provided by financing activities	29,138	48,970	(181,482)	226,652	106,623	69,503	385,924	216,860
Cash flows (used in) provided by investing activities	(21,422)	(13,456)	(12,823)	(4,034)	(5,702)	6,512	(659,650)	(62,901)

(a)	Represents expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business based on specific services provided or based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries.
(b)	Represents amounts charged to the ConAgra Agricultural Products Business by ConAgra Foods on ConAgra Foods’ investment in and intercompany advances to the ConAgra Agricultural Products Business.
(c)

EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt, and consider it to be a measure of liquidity. Adjusted EBITDA, as defined in the indentures governing the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes, corresponds to a calculation made in such indentures and is calculated by adjusting EBITDA for certain items. The adjustments to EBITDA relate to: (1) the add back of losses from discontinued operations, net of taxes, (2) the add back of inventory fair market value adjustments as a result of the Acquisition, (3) the add back of expenses relating to a transition services agreement and (4) the add back/deduction of loss/gain from the sale of certain businesses. We present Adjusted EBITDA because a corresponding calculation is used in the indentures for the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indentures. For example, although we consider EBITDA a liquidity measure, it does not take into account all cash expenditures which may be necessary to grow our business, such as cash expenditures for capital expenditures and acquisitions. Because of covenants in the revolving credit facility and our indentures that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenants, we will have to maintain our Adjusted EBITDA at certain levels to, among other things, pay dividends on our capital stock, incur additional indebtedness and avoid defaults under our revolving credit facility. The following table sets forth a reconciliation from historical cash flows used in or provided by operating activities to historical EBITDA and Adjusted EBITDA:

	Combined Predecessor Entity						Consolidated UAP Holding Corp.
	ConAgra Agricultural Products Business
	Fiscal Year Ended				Twenty-Six Weeks Ended August 24, 2003	Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004	Twenty-Seven Weeks Ended August 29, 2004
	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003
(in thousands)

Cash flows used in (provided by) operating activities	$36,797	$(3,059)	$120,662	$(266,751)	$(129,480)	$(104,574)	$446,373	$(313,279)
Interest expense	67,869	83,276	58,370	37,820	12,699	20,254	8,425	22,082
Net change in operating assets and liabilities	18,370	27,702	(140,743)	315,492	191,955	155,067	(406,833)	399,092
Income tax provision (benefit)	27,166	962	(17,519)	18,787	35,341	25,068	5,789	30,252
Deferred income tax benefit (provision)	2,565	(8,169)	4,517	(3,821)	—	—	(23,858)	(23,658)
Loss from discontinued operations, net	(10,170)	(14,443)	(5,919)	(4,221)	(3,027)	(4,708)	—	—
Other	195	389	1,595	1,246	3,122	1,877	(2,549)	(7,486)

EBITDA	142,792	86,658	20,963	98,552	110,610	92,984	27,347	107,003
Loss from discontinued operations, net	10,170	14,443	5,919	4,221	3,027	4,708	—	—
Inventory fair market value adjustment(1)	—	—	—	—	—	—	3,673	17,354
ConAgra transition services agreement expense(2)	—	—	—	—	—	—	1,875	3,750
Gain on sale of businesses(3)	—	—	—	—	—	(10,543)	—	—

EBITDA as defined	$152,962	$101,101	$26,882	$102,773	$113,637	$87,149	$32,895	$128,107

(1)	Consists of the added cost of goods sold expense due to the step up to fair market value of certain inventories on hand at November 23, 2003, as a result of the allocation of the purchase price of the Acquisition to inventory.
(2)	Consists of the expensing of the prepaid fee to ConAgra Foods for services performed under a transition services agreement entered into in connection with the Acquisition.
(3)	Consists of gain on the sale of two divisions, both of which occurred in November 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

On November 24, 2003, UAP Holding Corp. acquired the United States and Canadian agricultural inputs businesses of ConAgra Foods in a series of transactions referred to in this prospectus as the “Acquisition” and described in this prospectus in this section under the heading “Certain Relationships and Related Transactions—The Acquisition” beginning on page 76. In this prospectus, the term “ConAgra Agricultural Products Business” means the entities that were historically operated by ConAgra Foods as an integrated business, which included a wholesale fertilizer and other international crop distribution businesses that we did not acquire in the Acquisition. The businesses not acquired are reflected as discontinued operations within the ConAgra Agricultural Products Business financial statements.

The following discussion and analysis of our financial condition and results of operations covers periods prior to the Acquisition. Accordingly, the discussion and analysis of historical periods do not reflect the significant impact that the Acquisition had on us. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” beginning on page 11. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors” beginning on page 11, “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24, “Selected Historical Financial and Other Data” beginning on page 32, and the historical consolidated and combined financial statements and the accompanying notes thereto of the Successor and Predecessor included elsewhere in this prospectus.

BACKGROUND

Founded in 1978, we are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we enhanced our credit policies and information systems, improved inventory management, rationalized headcount and closed unprofitable distribution centers.

Our implementation of new credit policies has reduced average trade accounts receivables and overall selling, general and administrative costs by lowering bad debt expense. Improved inventory management, including central purchasing, product mix enhancement, SKU rationalization, and enhanced sharing of existing stocks, have resulted in lower average inventory levels and higher margins. Headcount reductions and location closures have contributed to lower supply chain and selling, general and administrative costs. Our financial and operational success has been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to grow our business, improve margins and reduce working capital through the following principal strategies:

•	leveraging our scale;

•	expanding our presence in seeds, branded and non-crop products; and

•	targeting continued margin enhancement and working capital management.

Our net sales and our income from continuing operations before income taxes for the twelve-month period ended August 29, 2004 were approximately $2,564.1 million and $62.2 million, respectively, on a pro forma basis for the Acquisition. For fiscal years 2004 and 2003, our net sales were approximately $2,451.9 million and $2,526.8 million, respectively, and our income from continuing operations before income taxes was approximately $68.5 million (on a pro forma basis for the Acquisition) and $48.2 million, respectively. The improvement in income from continuing operations before income taxes since fiscal 2003 is a result of a series of initiatives taken since current management joined in the middle of fiscal 2002. The initiatives taken to improve the overall profitability of the business included rationalized headcount, locations, customers, and product lines. Accordingly, we believe that our income from continuing operations before income taxes for fiscal 2003 is not indicative of our income from continuing operations before income taxes for subsequent periods as the complete impact of those management initiatives was not realized by us until fiscal 2004.

SEASONALITY

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2003 and 2004, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, we experience significant fluctuations in our revenues, income and net working capital levels. Since 2002, however, we have taken steps to reduce working capital, including improved inventory payable management, centralized purchasing and SKU reduction programs. In addition, our integrated network of formulation and blending, distribution and warehousing facilities and technical expertise allows us to efficiently process, distribute and store product close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season.

Due to the seasonal nature of our business, the amount of borrowings outstanding under the revolving credit facility varies significantly throughout the fiscal year. During the period from the date of the Acquisition through October 24, 2004, outstanding borrowings (net of cash on hand) reached a period end peak of $275.2 million as of October 24, 2004. During the same period, utilization of the revolving credit facility was at its lowest when we had $172.6 million of cash on hand as of February 22, 2004. Our average period end borrowings (net of cash on hand) on a historical basis for the twelve-month period ended October 24, 2004, were approximately $76.5 million.

FINANCIAL INFORMATION

Accounting principles generally accepted in the United States of America require our operating results prior to the Acquisition, the periods prior to November 23, 2003, to be reported as the results of the Predecessor in our historical financial statements. Our operating results subsequent to the Acquisition are presented as the “Successor’s” results in the historical financial statements and include the thirteen week period from November 24, 2003 through February 22, 2004 and the twenty-seven week period from February 23, 2004 through August 29, 2004.

The information presented below for the fiscal year ended February 22, 2004 (Pro Forma) has been derived by combining the historical statement of operations data of UAP Holding Corp. (the “Successor”) for the thirteen weeks ended February 22, 2004 with the historical statement of operations data of the Predecessor for the thirty-nine weeks ended November 23, 2003 and applying the pro forma adjustments for the Acquisition. The pro forma statement of operations for the 52 weeks ended February 22, 2004 should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 24. The information for the twenty-seven weeks ended August 29, 2004 represent the results of operations of the Successor. The information for the fiscal year ended February 23, 2003 and February 24, 2002, and for the twenty-six week period ended August 24, 2003, represent the results of operations of the Predecessor.

The results of operations for any twenty-seven or twenty-six week period are not necessarily indicative of the results to be expected for the full fiscal year.

TWENTY-SEVEN WEEKS ENDED AUGUST 29, 2004 COMPARED TO TWENTY-SIX WEEKS ENDED AUGUST 24, 2003

Net Sales.    Sales increased to $1,962.5 million in the twenty-seven weeks ended August 29, 2004 compared to $1,850.2 million for the twenty-six weeks ended August 24, 2003. Sales of crop protection chemicals rose to $1,257.7 million in the twenty-seven weeks ended August 29, 2004 from $1,221.7 million in the twenty-six weeks ended August 24, 2003. This increase was due to higher chemical volumes across the mid-south and southwest, and higher sales of proprietary products, offset by lower insecticide sales in the midwest. Sales of fertilizer rose to $409.2 million in the twenty-seven weeks ended August 29, 2004 from $370.5 million for the twenty-six weeks ended August 24, 2003, due to higher pricing, specifically in nitrogen-based fertilizers, and slightly higher volumes. Sales of seed rose to $259.9 million in the twenty-seven weeks ended August 29, 2004 from $208.7 million for the twenty-six weeks ended August 24, 2003, due to volume growth and slightly higher prices due to increased sales of seed with enhanced traits. Sales of other products decreased to $35.5 million in the twenty-seven weeks ended August 29, 2004 from $49.3 million for the twenty-six weeks ended August 24, 2003, due to lower animal feed sales resulting from the divestment of our Montana feed division.

Cost of Goods Sold.    Cost of goods sold was $1,719.7 million in the twenty-seven weeks ended August 29, 2004 compared to $1,588.3 million for the twenty-six weeks ended August 24, 2003. Gross profit (net sales less cost of goods sold) was $242.8 million in the twenty-seven weeks ended August 29, 2004 compared to $261.9 million for the twenty-six weeks ended August 24, 2003. Gross margin (gross profit as a percentage of net sales) decreased to 12.4% in the twenty-seven weeks ended August 29, 2004 compared to 14.2% for the twenty-six weeks ended August 24, 2003. Gross profits declined for the following reasons: a $17.4 million dollar fair market adjustment to the inventory on hand on the date of the Acquisition that was sold during the twenty-seven week period ended August 29, 2004, higher delivery costs due to the price of fuel, and lower upfront pricing for our sales of glyphosate herbicides due to a product mix shift to lower-priced products. These items were slightly offset by an increase in chemical and seed rebates due to a change in our monthly rebate estimation process.

Selling, General and Administrative Expenses.    Direct selling, general and administrative (“SG&A”) expenses decreased slightly by $0.7 million to $153.4 million in the twenty-seven weeks ended August 29, 2004 from $154.1 million for the twenty-six weeks ended August 24, 2003. SG&A expenses were 7.8% of sales during the twenty-seven weeks ended August 29, 2004, and 8.3% of sales during for the twenty-six weeks ended August 24, 2003. The lower SG&A expenses are due to lower labor and location expenses as a result of our location rationalization efforts and increased recoveries of bad debts. These were offset by additional expenses associated with our transition services agreement with ConAgra ($3.8 million), and an extra week of expenses in the current quarter.

Interest Expense.    Interest expense was $18.2 million in the twenty-seven weeks ended August 29, 2004, which related primarily to the 8 1/4% Senior Notes (as defined in “Description of Certain Indebtedness—8 1/4% Senior Notes” beginning on page 91) and the 10 3/4% Senior Discount Notes (as defined in “Description of Certain Indebtedness—10 3/4% Senior Discount Notes” beginning on page 93). This expense is net of finance charge income of $3.9 million. Third party interest expense was $0.3 million for the twenty-six weeks ended August 24, 2003, which related to a vendor financing program. Interest expense to ConAgra Foods for the final settlement payment was $1.9 million. Interest included interest and penalty interest on the 8 1/4% Senior Notes, the 10 3/4% Senior Discount Notes, and the revolving credit facility, and amortization of initial revolving credit facility fees and costs relating to the issuance of the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes of $1.1 million.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’

investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and were $6.1 million in the twenty-six weeks ended August 24, 2003.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $8.3 million in the twenty-six weeks ended August 24, 2003.

Income Taxes.    The effective income tax rate was 39.0% for the twenty-seven weeks ended August 29, 2004 compared with 38.0% for in the twenty-six weeks ended August 24, 2003.

FIFTY-TWO WEEKS ENDED FEBRUARY 22, 2004 (PRO FORMA) COMPARED TO FIFTY-TWO WEEKS ENDED FEBRUARY 23, 2003

Net Sales.    Sales declined to $2,451.9 million in fiscal 2004 from $2,526.8 million in fiscal 2003. Sales of crop protection chemicals declined to $1,579.7 million in fiscal 2004 from $1,661.3 million in fiscal 2003. The decline was largely due to the reduced number of locations from our rationalization efforts throughout the year and a more restrictive customer credit policy. Sales of fertilizer rose to $526.2 million in fiscal 2004 from $510.6 million in fiscal 2003, due to slightly higher pricing throughout the year. Sales of seed declined to $258.9 million in fiscal 2004 from $270.8 million as store rationalizations offset volume growth. Sales of other products increased to $87.1 from $84.1 million.

Cost of Goods Sold.    Cost of goods sold was $2,108.7 million in fiscal 2004 compared with $2,166.6 million in fiscal 2003. Gross profit (net sales less cost of goods sold) was $343.2 million in fiscal 2004 compared with $360.2 million in fiscal 2003; while gross margin (gross profit as a percentage of net sales) was 14.0% in fiscal 2004 compared with 14.3% in fiscal 2003. Gross profits declined due to fewer sales due to location closures and a $3.7 million dollar charge to cost of goods sold from the purchase price allocation of the acquisition.

Selling, General and Administrative Expenses.    Selling, general and administrative (“SG&A”) expenses decreased to $235.9 million in fiscal 2004 from $275.2 million in the fiscal 2003 period. SG&A expenses were 9.6% of sales during fiscal 2004 and 10.9% of sales during fiscal 2003. The decline in SG&A expenses is the result of reduced location expenses associated with the closure of unprofitable locations, gains from the sale of two formulation facilities and the Montana feed business, and lower expenses in the formulation plants as a result of consolidation efforts.

Interest Expense.    Interest expense was $37.8 million during fiscal 2004, on a pro forma basis for the Acquisition. Third party interest expense was $1.9 million in fiscal 2003, which related to a vendor financing program.

Corporate Allocations—Selling, general and administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and are $9.0 million and $10.8 million in fiscal 2004 and fiscal 2003, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $12.2 million and $22.5 million in fiscal 2004 and fiscal 2003, respectively.

Income Taxes.    The effective income tax rate was 41.6% for fiscal 2004 compared with 38.9% for fiscal 2003. The increase in the effective rate was due to the impact of permanent tax differences.

FISCAL 2003 COMPARED TO FISCAL 2002

Net Sales.    Net sales were $2,526.8 million in fiscal 2003 compared with $2,770.2 million in fiscal 2002. Net sales of crop protection chemicals declined to $1,661.3 million in fiscal 2003 from $1,826.4 million in fiscal 2002 due largely to the impact of our implementation of strategic initiatives to change customer mix, product mix, and the rationalization of unprofitable locations. Net sales of fertilizer declined to $510.6 million in fiscal 2003 from $581.0 million in fiscal 2002 on lower prices and volumes primarily due to lower fall applications of fertilizer. Net sales of seed declined to $270.8 million in fiscal 2003 from $282.8 million in fiscal 2002 due largely to the impact of our implementation of the previously described strategic initiatives to change customer mix and location rationalization, partially offset by continued volume growth in existing locations. Net sales of other products increased 5.1% to $84.1 million.

Cost of Goods Sold.    Cost of goods sold was $2,166.6 million in fiscal 2003, compared with $2,428.2 million in fiscal 2002. Gross profit was $360.2 million in fiscal 2003, compared with $342.0 million in fiscal 2002; while gross margin was 14.3% in fiscal 2003 compared with 12.3% in fiscal 2002. Gross margin improved principally due to a more profitable product mix and lower supply chain costs due to the rationalization of unprofitable locations. Gross margin was also favorably impacted by increased rebate income as a percentage of net sales and improved inventory management resulting in lower inventory write-offs and markdowns in fiscal 2003. These improvements helped offset the gross profit impact from the decline in net sales. Fiscal 2002 gross margin was unfavorably impacted by fertilizer inventory write-offs of approximately $29.6 million.

Selling, General and Administrative Expenses.    SG&A expenses decreased to $275.2 million in fiscal 2003 from $334.6 million in fiscal 2002. SG&A expenses were 10.9% of net sales during fiscal 2003, compared with 12.1% of net sales during fiscal 2002. The decline was due largely to lower bad debt expenses from selling to a more profitable customer mix, and reduced administrative and operating expenses associated with cost management initiatives including the closure of unprofitable locations. Fiscal 2002 selling, general and administrative expenses were unfavorably impacted by bad debt expense of approximately $29.2 million due to unfavorable industry conditions.

Interest Expense.    Interest expense decreased to $1.9 million in fiscal 2003 from $5.4 million in fiscal 2002, due to decreased purchasing activity under a vendor finance program.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and were $10.8 million and $10.5 million in fiscal 2003 and fiscal 2002, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $22.5 million and $39.5 million in fiscal 2003 and fiscal 2002, respectively.

Income Taxes.    The effective income tax rate was 38.9% for fiscal 2003, compared with 36.0% for fiscal 2002. The increase in the effect rate was due to the impact of permanent tax differences.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our principal liquidity requirements following the completion of this offering will be for working capital, consisting primarily of receivables, inventories, pre-paid expenses, reduced by accounts payable and accrued expenses; capital expenditures; debt service; and dividends on our common stock.

We will fund our liquidity needs, including dividend payments, with cash generated from operations and, to the extent necessary, through borrowings under our revolving credit facility. In addition, as noted below, we expect to fund any growth capital expenditures with cash generated from operations, reductions in working capital and incremental debt. As of August 29, 2004 and February 22, 2004, we had $180.3 million and $0 million, respectively, outstanding under our revolving credit facility. The revolver is included in our financial statements as part of our short-term debt.

We believe that our cash flows from operating activities and borrowing capabilities under our revolving credit facility will be sufficient to meet our liquidity requirements in the foreseeable future, including funding of capital expenditures, payment obligations under our debt service and our intended dividend payments on our common stock.

If our cash flows from operating activities are insufficient to fund dividend payments at intended levels, we will need to reduce or eliminate dividends or, to the extent we are permitted to do so under our debt agreements, fund dividends with borrowings or from other sources. If we use working capital or permanent borrowings to fund dividends, we will have less cash available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business. Additionally, our revolving credit facility will mature in 2008. If we are unable to refinance such indebtedness prior to its stated maturity, we will be required to use cash to repay such indebtedness, and we may not have sufficient cash available to us at that time. Even if we do have sufficient cash, such repayment would significantly decrease the amount of cash, if any, available to pay dividends.

Historical Cash Flow from Operating Activities

Historically, the ConAgra Agricultural Products Business’ sources of cash were primarily cash flows from operations and advances received from ConAgra Foods.

The information presented below for the fiscal year ended February 22, 2004 (Pro Forma) has been derived by combining the cash flow activity of UAP Holding Corp. (the “Successor”) for the thirteen weeks ended February 22, 2004 with the cash flow activity of the Predecessor for the thirty-nine weeks ended November 23, 2003 and applying the pro forma adjustments for the Acquisition. The information for the twenty-seven weeks ended August 29, 2004 represent the cash flow activity of the Successor. The information for the fiscal year ended February 23, 2003 and February 24, 2002 represent the cash flow activity of the Predecessor.

Cash flows provided by (used in) operating activities totaled $(313.3) million in the twenty-seven weeks ended August 29, 2004 and $(129.5) million for the twenty-six weeks ended August 24, 2003. The usage in the twenty-seven weeks ended August 29, 2004 was due to higher accounts receivable due to increased sales, offset by lower inventories and higher payables due to better inventory payable management. The usage in the twenty-six weeks ended August 24, 2003 was primarily due to higher accounts receivable and inventories, offset by higher payables. The increased usage in the current period versus the prior period was due to the purchasing of inventory closer to the seasonal use in the current period, as opposed to prepaying for inventory as in the prior period.

Cash flows provided by (used in) operating activities totaled $341.8 million, ($266.8) million and $120.7 million in fiscal 2004, 2003 and 2002, respectively. The increase in fiscal 2004 was due to improvements in working capital, including better inventory payable management due to a lower participation by us in early purchasing programs from our suppliers. The decrease in fiscal 2003 was primarily due to prepayments to various suppliers for early payment discounts on crop protection chemicals and lower year-end accounts payable to suppliers. This was partially offset by lower inventories and increased earnings.

Cash flows used in investing activities totaled $62.9 million in the twenty-seven weeks ended August 29, 2004 and $5.7 million for the twenty-six weeks ended August 24, 2003. The post-closing settlement in June 2004 accounted for $58.2 million of the investing activity. The remaining investing activities primarily represent expenditures for property, plant and equipment.

Cash flows used in investing activities totaled $653.1 million, $4.0 million and $12.8 million in fiscal 2004, 2003 and 2002, respectively. The increase in cash used in investing activities in fiscal 2004 was due to the Acquisition. Cash flows used in investing activities include capital expenditures for property, plant and equipment, which totaled $15.3 million, $6.4 million and $13.6 million in fiscal 2004, 2003 and 2002, respectively.

Cash flows provided by financing activities were $216.9 million in the twenty-seven weeks ended August 29, 2004 and $106.6 million in the twenty-six weeks ended August 24, 2003. Cash flows provided by financing activities in the twenty-seven week period ended August 29, 2004 reflect borrowings under the revolving credit facility used to accommodate the seasonal working capital needs of our business. Financing activities in the prior period were primarily limited to net investments by ConAgra Foods and bank overdrafts.

Cash flows provided by (used in) financing activities were $455.4 million, $226.7 million and ($181.5) million in fiscal 2004, 2003 and 2002, respectively. Cash flows provided by financing activities in fiscal 2004 included the contribution of equity by Apollo and issuance of long-term debt in connection with the Acquisition. Financing activities have historically been primarily limited to investments by and (distributions) to ConAgra Foods, which totaled $231.1 million and ($182.1) million in fiscal 2003 and 2002 respectively.

Capital Expenditures

Capital expenditures are expected to be approximately $18.1 million for fiscal 2005, which includes approximately $5.6 million for maintenance capital expenditures. This also includes approximately $3.7 million of capital expenditures for transition projects to enable our separation from our former parent, ConAgra Foods, and approximately $5.3 million for an investment in information systems. The remainder, or approximately $3.5 million, represents growth capital expenditures that are intended to support our strategic growth activities or bring about efficiencies in our formulation facilities. This expected figure represents management’s estimate of spending, but may change due to a variety of conditions, including local business conditions, changes in the farm economy, competitive conditions, changes that impact the economics of a given project, and the seasonality of our business. We expect we will finance all capital expenditures from cash generated from operations, reductions in working capital, or incremental debt.

Credit Facilities and Other Long Term Debt

In connection with the Acquisition, United Agri Products entered into the existing five-year $500.0 million asset-based revolving credit facility. The revolving credit facility also provides for a $20.0 million revolving credit sub-facility for United Agri Products Canada Inc. (“UAP Canada”), a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. At August 29, 2004, there were $180.3 million of borrowings outstanding under the revolving credit facility and United Agri Products had additional borrowing capacity thereunder of $300.1 million (after giving effect to $19.1 million of letters of credit under the sub-facility).

The interest rates with respect to revolving loans under the revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable

LIBOR margin of 2.75%. The interest rates with respect to in-season over-advances under the revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.0%. These applicable margins are in each case subject to prospective reduction on a quarterly basis (other than the margins on in- season over-advances) if we reduce our ratio of funded debt to EBITDA (on a consolidated basis). Overdue principal, interest and other amounts will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations under the revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the guarantors. The revolving credit facility contains customary representations, warranties and covenants and events of default for the type and nature of the Acquisition and a business such as ours. United Agri Products will amend and restate the credit agreement governing the revolving credit facility upon the consummation of this offering. See “Description of Certain Indebtedness—The Revolving Credit Facility” beginning on page 87 for a more detailed discussion of the terms of the revolving credit facility, as amended following this offering.

On December 16, 2003, United Agri Products issued $225.0 million aggregate principal amount of 8¼% Senior Notes which mature on December 15, 2011. On April 26, 2004, United Agri Products commenced a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes. The closing of the tender offer and consent solicitation with respect to the 8¼% Senior Notes was conditioned upon, among other things, the closing of our proposed offering of income deposit securities (the “Proposed IDS Offering”), which was abandoned in order for us to pursue this offering. Immediately following the filing of Amendment No. 4 to the Registration Statement of which this prospectus forms a part, the tender offer and consent solicitation with respect to the 8¼% Senior Notes will be terminated in connection with the abandonment of the Proposed IDS Offering. Accordingly, the 8¼% Senior Notes will remain outstanding following the consummation of this offering. See “Description of Certain Indebtedness—8¼% Senior Notes” beginning on page 91 for a more detailed discussion of the terms of the 8¼% Senior Notes.

On January 26, 2004, UAP Holdings issued $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes which mature on July 15, 2012. On April 26, 2004, UAP Holdings commenced a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes. The closing of the tender offer and consent solicitation with respect to the 10¾% Senior Discount Notes was conditioned upon, among other things, the closing of the Proposed IDS Offering, which was abandoned in order for us to pursue this offering. Immediately following the filing of Amendment No. 4 to the Registration Statement of which this prospectus forms a part, the tender offer and consent solicitation with respect to the 10¾% Senior Discount Notes will be terminated in connection with the abandonment of the Proposed IDS Offering. Accordingly, the 10¾% Senior Discount Notes will remain outstanding following the consummation of this offering. See “Description of Certain Indebtedness—10¾% Senior Discount Notes” beginning on page 93 for a more detailed discussion of the terms of the 10¾% Senior Discount Notes.

OBLIGATIONS AND COMMITMENTS

As part of our ongoing operations, we enter into arrangements that obligate us to make future payments under contracts such as lease agreements, debt agreements and unconditional purchase obligations (i.e., obligations to transfer funds in the future for fixed or minimum quantities of goods or services at fixed or minimum prices, such as “take-or-pay” contracts). We enter into unconditional purchase obligation arrangements in the normal course of business to ensure that adequate levels of sourced product are available to us. The following is a summary of our contractual obligations as of August 29, 2004:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Long-Term Debt	$350.0	$—	$—	$—	$350.0
Lease Obligations	21.9	7.8	9.3	2.3	2.5
Unconditional Purchase Obligations	0.3	0.3	—	—	—
Borrowings Under Revolving Credit Facility	180.3	180.3	—	—	—

Total	$552.5	$188.4	$9.3	$2.3	$352.5

We have excluded lease obligations of $52.8 million from the table above as these are cancelable within one year.

The above table also does not include the effects of this offering. As of August 29, 2004, on a pro forma basis after giving effect to this offering and the Special Dividends, our total indebtedness would have been $531.6 million. The revolving credit facility has a five-year term and will mature in 2008.

As of August 29, 2004, we had $19.1 million of outstanding commercial commitment arrangements (e.g., guarantees).

The 8¼% Senior Notes were issued on December 16, 2003 and the proceeds from such offering were used to repay the entire principal amount, plus accrued interest, incurred in connection with a $175.0 million unsecured senior bridge loan facility. United Agri Products entered into the senior bridge loan facility on November 24, 2003 and used borrowings thereunder to fund, in part, the Acquisition.

HOLDING COMPANY

As a holding company, our investments in our operating subsidiaries, including United Agri Products, constitute substantially all of our operating assets. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our operating assets. Our principal source of the cash required to pay our and our subsidiaries’ obligations and to repay the principal amount of our and our subsidiaries’ obligations, including the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes, is the cash that our subsidiaries generate from their operations and their borrowings under the revolving credit facility. Our subsidiaries are separate and distinct legal entities and have no obligations to make funds available to us. The terms of the revolving credit facility restrict our subsidiaries from paying dividends, making loans or other distributions and otherwise transferring assets to us. Furthermore, our subsidiaries are permitted under the terms of the revolving credit facility and the indentures governing the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing our current and future indebtedness will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on our indebtedness when due. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

TRADING ACTIVITIES

As of August 29, 2004 and August 24, 2003, we had no outstanding derivative contracts. However, subject to limitations set forth in our debt agreements, we may, in the future, enter into derivative contracts to limit our exposure to changes in interest rates, foreign currency exchange rates and energy prices.

CRITICAL ACCOUNTING POLICIES

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by our management.

Allowance for Doubtful Accounts.    Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes our processes effectively address our exposure for doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by us.

Inventory Valuation.    Management reviews inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. The review includes identification of slow moving inventories, obsolete inventories and discontinued products or lines of products. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If our actual results differ from management expectations with respect to the selling of our inventories at amounts equal to or greater than their carrying amounts, we would be required to adjust our inventory balances accordingly.

Impairment of Long-Lived Assets (Including Property, Plant and Equipment), Goodwill and Identifiable Intangible Assets.    We reduce the carrying amounts of long-lived assets, goodwill and identifiable intangible assets to their fair values when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, we consider historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

Rebate Receivables.    Rebates are received from crop protection and seed products, based on programs offered by our vendors. The programs vary based on the product type and specific vendor practice. Historically, more than 85% of the rebates earned were from our chemical suppliers. The majority of the rebate programs run on a crop year basis, typically from October 1st to September 30th, although other periods are sometimes used. We also negotiate individually with our vendors for additional rebates after the conclusion of the crop year and often several months after we have purchased and sold the products for which we are negotiating rebates. Historically, the majority of the rebates have been earned based on our sales of the suppliers’ products in a given crop year. The rebate receivable recorded monthly is based on actual sales and the historical rebate percentage received. The actual rebates earned for most programs are finalized in our fourth fiscal quarter and adjustments are made to the accrual as necessary. The majority of our rebate receivables are collected during our fourth quarter. Because of the nature of the programs and the amount of rebates available are determined by our vendors, there can be no assurance that historical rebate trends will continue.

Stock-Based Compensation.    Certain of our officers, employees and non-executive directors have equity-based compensation arrangements under which they hold options to acquire shares of our common stock. For officers and employees, we account for our stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The exercise price for all of the options granted to date was equal to the fair value of our stock at the date of grant. Accordingly, no compensation expense associated with stock option grants has been recognized. If the exercise price on future stock option grants exceeds the underlying stock price, compensation expense will be recognized and expensed over the vesting period in accordance with APB Opinion No. 25.

OFF BALANCE SHEET ARRANGEMENTS

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (ARB 51),” which clarifies the consolidation accounting guidance in ARB 51, “Consolidated Financial Statements,” as it applies to certain entities in which equity investors who do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entities to finance their activities without additional subordinated financial support from other parties. Such entities are known as variable interest entities (VIEs). FIN No. 46 requires that the primary beneficiary of a VIE consolidates the VIE. FIN No. 46 also requires new disclosures for significant relationships with VIEs, whether or not consolidation accounting is used or anticipated. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46(R).” The provisions of FIN No. 46(R) are effective for periods ending after March 15, 2004, and upon adoption by the company as of February 22, 2004, did not have a material impact on our financial position or results of operations.

All future cash payments required under our noncancelable leasing arrangements having remaining noncancelable lease terms of more than one year are reflected in the “contractual obligations” table above under “—Obligations and Commitments” beginning on page 43.

RELATED PARTY TRANSACTIONS

ConAgra Foods’ executive, finance, tax and other corporate departments have historically performed services for the ConAgra Agricultural Products Business, and, pursuant to the Transition Services Agreement described in “Certain Relationships and Related Transactions—Ancillary Agreements” beginning on page 77, will continue to perform certain administrative and other services for us. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the ConAgra Agricultural Products Business finance charges on ConAgra Foods’ investment in and advances to the ConAgra Agricultural Products Business. We believe that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra Agricultural Products Business if it had been operated on a stand-alone basis. Corporate allocations for the twenty-six weeks ended August 24, 2003 totaled $14.4 million, of which $6.1 million represented selling, general and administrative charges and $8.3 million represented finance charges.

As part of the Acquisition, we entered into a transition services agreement with ConAgra Foods in which ConAgra Foods would provide certain information technology and other administrative services to us for a period of one year. As consideration for these services, we paid ConAgra Foods $7.5 million. For the twenty- seven week periods ended August 29, 2004, $3.8 million, in expense was recognized by us for services performed pursuant to this agreement.

Under the terms of our Management Agreement (as defined in “Certain Relationships and Related Transactions—Ancillary Agreements—Apollo Management Consulting Agreement” beginning on page 82), we retained Apollo to provide certain management consulting and financial advisory services, for which we pay Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In addition, as consideration for arranging the Acquisition and services pertaining to certain related financing transactions, we paid Apollo a fee of $5.0 million in January 2004, which was accounted for as part of the Acquisition.

MARKET RISK

The principal market risk affecting our business has been exposure to changes in energy prices and, to a lesser extent, foreign currency risks. We are currently exposed to market risks including exposure to changes in energy prices, with respect to which we currently pay market rates.

BUSINESS

OVERVIEW

We are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers.

We have a comprehensive network of approximately 320 distribution and storage facilities and three formulation plants, strategically located in the major crop-producing areas of the United States and Canada. Our integrated sales network covers over 40,000 active stock keeping units, or SKUs, supported by approximately 1,100 salespeople. This network of facilities, together with our technical expertise, enables us to efficiently process, distribute and store products close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. In addition, our widespread geographical presence provides a diversified base of sales that helps to insulate our overall business from difficult farming conditions in any one area as a result of poor weather or adverse market conditions for specific crops or regions.

We distribute products manufactured by the world’s leading agricultural input companies, including BASF, Bayer, Dow, DuPont, Monsanto and Syngenta, as well as ConAgra International Fertilizer Company. We believe we are amongst the largest customers of agricultural inputs of these suppliers and have long-standing relationships with these companies. We also distribute products from over 300 other suppliers as well as over 218 of our own proprietary private label products. Our extensive infrastructure is a critical element of our suppliers’ route-to-market, as it enables them to reach a highly fragmented customer base. As of August 29, 2004, we had approximately 75,000 customers, with our ten largest customers accounting for approximately 3% of our net sales in fiscal 2004. Our customers include commercial growers and regional dealers, as well as consumers in non-crop industries. Our significant scale provides our customers with an efficient and cost-effective method of purchasing agricultural and non-crop inputs.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we rationalized headcount, enhanced our credit policies and information systems, improved inventory management and closed unprofitable distribution centers. Largely as a result of that strategy, we successfully increased our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.8% in fiscal 2004, on a pro forma basis for the Acquisition, while reducing average working capital as a percentage of net sales from approximately 25.5% in fiscal 2001 to approximately 20.4% in fiscal 2004, a reduction of $205.3 million. We believe we are well positioned to drive further efficiencies in working capital and further enhance our margins.

UAP was initially formed by ConAgra Foods through a series of acquisitions, beginning in May 1978 with the acquisition of a 49% interest in a group of companies engaged in the domestic distribution of agricultural chemicals. ConAgra Foods purchased the remaining 51% from several remaining stockholders in 1980. In 1983, UAP acquired AgChem, Inc., and in 1985 acquired Cropmate Company Inc. UAP expanded its business into Canada through the 1988 purchase of Pfizer Canada, and in 1991 acquired Donnell Agriculture. After a series of additional acquisitions, on November 24, 2003, ConAgra Foods sold UAP and its related businesses to UAP Holdings. For more information on this transaction see “Certain Relationships and Related Transactions—The Acquisition” beginning on page 76.

INDUSTRY OVERVIEW AND TRENDS

The agricultural inputs market in the United States was estimated at $27.7 billion in 2003 and has grown at a compound annual growth rate of approximately 3.0% over the past ten years, as measured by total revenues, according to the most recent available survey by the USDA National Agricultural Statistics Service. Key drivers of the market include: continued population growth; the use of more effective chemicals and fertilizers; stable planted acreage; the trend towards larger and more efficient farms; and the increased use of biotechnology in the production of seeds. The three primary product areas of the agricultural inputs and non-crop market are crop protection chemicals, seeds and fertilizer. We also operate in the non-crop market that consists of turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and vegetation management. We estimate this market to be approximately $3.0 billion and believe it is experiencing significant organic growth.

Crop Protection Chemicals.    Crop protection chemicals expenditures in the United States were approximately $8.4 billion in 2003, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of crop protection chemicals sold in the United States has increased, but overall revenues have remained essentially flat as lower-priced generic products have replaced higher-priced patented products, according to the same survey. This product area includes: (i) herbicides, which keep weed infestations from depriving crops of plant nutrients and water; (ii) insecticides, which keep insects from damaging crops; and (iii) fungicides, which guard against plant diseases.

Seeds.    Seed expenditures in the United States were approximately $9.3 billion in 2003, according to the most recent available survey by the USDA National Agricultural Statistics Service. The seed market in the United States has experienced significant growth since 1997, according to the same survey, driven primarily by increased pricing as a result of improvements in seed technology. In particular, biological “traits” are becoming genetically engineered into seeds, thus reducing the need for chemical treatment of crops. These traits include providing a plant with the ability to resist pests without a chemical application and the ability of a plant to selectively resist herbicides. These technological improvements, together with the availability of more productive seed hybrids, have resulted in higher crop yields.

Fertilizer.    Fertilizer expenditures in the United States were approximately $10.0 billion in 2003, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of fertilizer sold in the United States has increased, but overall revenues have remained essentially flat, due largely to falling prices as a result of overproduction, according to the same survey. Fertilizers are added to soil to replace or supplement one or more deficient nutrients necessary for plant growth. Nearly all commercial crops grown in the United States and Canada today are produced with the use of a commercial fertilizer, as modern crop varieties and higher yields cannot be sustained by other methods.

Agricultural input manufacturers vary by product category and include major international chemical, fertilizer and seed companies such as BASF, Bayer Crop Science, ConAgra International Fertilizer Company, Dow AgroScience, DuPont, Monsanto, and Syngenta. Agricultural input distributors represent the main route-to-market for crop protection chemicals and fertilizer products, and fill a critical need in the U.S. and Canadian agricultural inputs market by allowing suppliers to economically access a highly fragmented customer base of approximately two million growers, dealers and non-crop customers. In addition, we believe that both suppliers and customers value the supplementary services that distributors provide, including inventory management, extension of credit, provision of equipment for the application of agricultural products, custom blending and crop management consulting.

The primary channel for seed distribution has historically been through “grower dealers” who distribute seeds within an area around their farms. We believe the trend in seed sales is migrating towards agricultural distributors who have the technical knowledge and ability to bundle seed sales with complementary chemical products.

Grower-owned co-operatives constitute a significant portion of the agricultural inputs distribution industry, including two of the six largest retailers. The market has consolidated significantly over the last ten years. We believe, based on independent consulting work which we sponsored, that in 2003 the largest six retailers accounted for over 50% of sales by the largest 100 retailers in our industry measured by sales. Consolidation in our industry has been driven by a number of factors, including: increased average farm size; consolidation of suppliers; increasing demand for salespeople with high levels of technical expertise; poor performance of co-operatives; overcapacity in the industry; and the need for sufficient scale to realize strong relationships with suppliers. We believe that these trends will continue and will result in greater demands being placed on agricultural input distribution companies. Based on independent consulting work which we sponsored, we believe that independent national distributors (i.e., non-grower owned cooperatives) increased their retail market share amongst the largest 100 retailers measured by sales from 37% in 1998 to 41% in 2003, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources.

OUR COMPETITIVE STRENGTHS

We believe our leading market positions, operating model focused on free cash flow, extensive distribution network, strong supplier relationships, diversified product offering and proven and incentivized management team will allow us to increase our market share, net sales and profitability.

Leading Market Positions

We are the largest private distributor of agricultural input products in major crop-producing regions throughout the United States and Canada. We believe that our emphasis on selling a full range of quality products and consistently providing high quality service has enabled us to achieve our leading market shares. We believe, based on independent consulting work which we sponsored, that we hold the number one market position, based on net retail sales of the largest 100 retailers measured by sales, in each of the core product categories in which we compete:

Category	Key Products	Market Position	2003 Retail Market Share
Crop Protection Chemicals	Fungicides, Insecticides and Pesticides	#1	18%
Seeds	Seed and Seed Treatment	#1	14%
Fertilizers	Plant Nutrition	#1	9%

We are also the only national distributor that holds a position in all the non-crop market segments of pest control, turf and ornamental, forestry, and vegetation management. We believe our leading market shares strengthen our position with our suppliers and enhance our ability to increase sales to existing customers and attract new customers. We believe our scale provides us with several benefits, including: (i) volume purchasing and increased shelf space resulting in additional incentives from our suppliers; (ii) operating efficiencies from leveraging our fixed costs; and (iii) the ability to invest in our infrastructure in a cost-effective manner, including information technology systems. In fiscal 2004, on a pro forma basis, we had net sales of $2.5 billion, including net sales of crop protection chemicals of $1.6 billion, net sales of seeds of $258.9 million and net sales of fertilizer of $526.2 million. In addition, our leading local presence in the markets we serve further benefits us because it allows us to attract and retain salespeople and customers while controlling our risk through geographic diversity.

Multiple Opportunities for Growth

We believe that as the market leader in our product categories we are well positioned to take advantage of growth opportunities in these product areas. We have recently experienced sales growth in seed, proprietary branded products and non-crop products through both the growth in these markets and by increasing our market share. Our sales from seed have grown from $196.2 million in fiscal 2001 to $258.9 million in fiscal 2004, as seed has become a larger part of the overall market and we have successfully leveraged our own proprietary DynaGro® brand. Our sales of higher margin proprietary branded products have increased by 9% since fiscal 2004 and now represent approximately 13% of our overall sales. This growth has been a result of working with our customers to provide tailored products to fit their individual needs.

Extensive Distribution Network

We operate the largest distribution network in the industry with approximately 320 retail and wholesale farm distribution and storage facilities and three formulation facilities, strategically located in major crop producing regions. We have a sales presence in all 50 states of the United States and nine of the 10 Canadian provinces, and approximately 75,000 customers as of August 29, 2004. Our geographic diversity helps us to mitigate poor weather patterns or economic volatility in any one region and our exposure to any one crop. We operate an integrated system of distribution warehouses and employ approximately 1,100 salespeople across North America. Our network enables us to provide customers with a broad range of products and reliable service. Our salespeople possess an in-depth knowledge of the industry and have established long-term relationships with their customers. As residents of the areas in which we operate, our salespeople are an integrated part of the community and understand the region-specific needs of their customers. We believe that our approach has helped us to form strong relationships with customers at the local level and has enabled us to generate revenues per retail outlet of $5.0 million versus $3.1 million on average among the largest 100 retailers in 2003 as measured by sales, based on independent consulting work which we sponsored. We believe our distribution network size and reach will continue to contribute to gradually increasing the market share held by us in our core product categories.

Strong Supplier Relationships

We purchase products from over 300 suppliers, including some of the largest chemical, seed and fertilizer companies in the world. We have strong long-term relationships with our suppliers, and our relationships with our ten largest suppliers date back to the original acquisition of UAP by ConAgra Foods in 1978. We are a critical part of our suppliers’ route-to-market because we are able to help them access a highly fragmented customer base. We believe we are one of the largest customers of agricultural inputs of our seven largest suppliers, and our purchasing scale provides us with a competitive advantage relative to smaller businesses. We believe that our strategic relationships with our suppliers provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis.

Diversified Product Offering

We provide our customers with a comprehensive offering of agricultural inputs, comprised of over 40,000 active SKUs as of August 29, 2004 consisting of a broad variety of crop protection chemicals, seeds, and fertilizers, with no single brand accounting for more than 5% of our pro forma net sales in fiscal 2004. We offer a full line of branded products such as CleanCrop, ACA, Savage, Shotgun, Signature and Dyna-Gro, in areas such as plant nutrition, seed treatment, crop protection, adjuvants and seed. The breadth and diversity of our products and services allows us to act as a “one-stop-shop” that is tailored to meet the region-specific needs of our customers.

In addition, we are the largest independent distributor of agricultural seed products in the United States and Canada, and we believe we are well positioned to benefit from the expected future growth of this market. We believe the trend in seed distribution is migrating towards using agricultural distributors such as ourselves, as this allows formulators supplying bio-engineered seeds with complementary chemical products to reach the market.

Flexible Operating Model Focused on Free Cash Flow

We believe that our operating model generates significant free cash flow as a result of our variable cost structure, low capital expenditure requirements and efficient working capital management. Our capital expenditures have averaged less than 1% of net sales over the past three fiscal years. We are highly focused on working capital management and have reduced average working capital from approximately 25.5% of net sales in fiscal 2001 to approximately 20.4% of net pro forma sales in fiscal 2004, a reduction of $205.3 million. Our low maintenance capital expenditures, efficient working capital management and focus on reducing costs allows us to continue to generate strong free cash flow. Our operating model is also highly scalable, allowing us to expand our business without significant additional fixed costs.

Proven and Incentivized Management Team

Our current senior management team has an average of 19 years of experience in the agricultural inputs industry. Kenny Cordell joined the company in 2001 and served as President and Chief Operating Officer from February 2002 until December 2003, when he was promoted to Chief Executive Officer of United Agri Products. Our current senior management team has been responsible for developing our recent business strategy, including store rationalization, enhanced credit policies and an increased focus on working capital management, which has resulted in operational improvements and margin expansion. Largely as a result of initiatives implemented by our management team during fiscal 2002 and fiscal 2003, we successfully increased our margins and reduced working capital. After giving effect to this offering, our management will own approximately 8.9% of our common equity on a fully diluted basis, a portion of which is subject to time vesting criteria. See “Principal and Selling Stockholders” beginning on page 72.

OUR STRATEGY

Our financial and operational success has largely been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to grow our business, improve profitability and reduce working capital through the principal strategies outlined below.

Capitalize on our size, leading market share and North American-wide presence to enhance our position as the distributor of choice for seed, chemical and fertilizer suppliers.

Because of our size, leading market share, and our national footprint, UAP continues to be the preferred distributor for agricultural seed, chemical and fertilizer suppliers. Because we are the largest customer of many of our suppliers, we are able to enjoy several purchasing power advantages. These advantages include not only enhanced profitability due to lower purchase prices, but also the ability to increase our free cash flows by working with our suppliers to reduce our working capital needs and increase our revenues by pursuing private label opportunities.

Our national footprint also enables us to support key suppliers across the entire breadth of their portfolio by accommodating their bundling of products from across their entire product line. Our extensive network allows us more flexibility to support key suppliers’ entire portfolios, while still balancing our buying to meet varying weather and planting conditions across the country.

Increase revenues by continuing to grow our seed business and expand our presence in non-crop markets.

Seed.    We increased the net sales of our seed products from $196.2 million in fiscal 2001 to $258.9 million in fiscal 2004 and believe that there is the potential for significant further growth in this area. We believe that seed varieties that have been enhanced through biotechnology will serve as a platform for growth due to the increased value-added nature of their sale to the customer, coupled with an increased need for ancillary services when compared with sales of conventional products. In addition, advancements in seed varieties and technologies have increased our customers’ needs for real-time information and access to the genetic varieties in branded and non-branded lines, which we believe benefits larger suppliers, such as UAP, who have the resources and capabilities to meet these needs.

We intend to leverage our growth in the seed business through: (i) advanced technical training for our salespeople; (ii) hiring and strategically placing experienced salespeople; (iii) using incentive compensation plans for our sales organization that incorporate seed-specific performance goals; (iv) nurturing our relationships with seed suppliers; (v) continuing to focus the resources of our management and sales force on our seed distribution infrastructure; and (vi) targeting new retail and wholesale opportunities to enhance our sales presence in regions where gaps exist. As part of our strategy to increase overall seed sales, we will also focus on increasing sales of our Dyna-Gro brand of proprietary seed products. We believe that Dyna-Gro is recognized in the marketplace for its high quality and yield, and we currently market Dyna-Gro in corn, soybeans, sorghum and alfalfa, as well as other minor crops. Our Dyna-Gro brand contributes higher margins than that of a commodity brand because we use internal resources to source and market it.

Non-Crop.    We also distribute chemicals, seed and fertilizers for many non-agricultural markets, and are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental (golf courses, residential and commercial properties, nurseries and greenhouses), pest control operators, forestry, and vegetation management. We believe that many non-crop markets are experiencing significant natural growth alongside general demographic trends. For example, as population growth expands in the Southern United States, we expect increased opportunities for sales to pest control operators. Furthermore, as leisure spending increases, we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. The non-crop market is an important strategic growth area for UAP, and as such we are focused on expansion of our current non-crop business through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Capture market share from competitors through our ability to offer a broader range of products and a higher level of service to our customers

We believe that as the largest retailer of agricultural inputs, we stand to benefit from ongoing consolidation of retail locations in our industry. UAP’s efficiencies, scale and scope enable us to meet the demands of customers and suppliers that our smaller regional competitors and independent stores cannot meet. For example, the breadth of our portfolio enables our sales force to provide agronomic expertise across the entire range of agricultural inputs, building a stronger relationship between UAP and the grower than that of many of our competitors. As the seed segment grows, our investment in seed technology and sales force training provides us with an advantage over other competitors who are not as adept at handling the complexities of selling and carrying seed.

UAP’s leadership across all product lines allows us to offer our customers significantly greater convenience and value. We can bundle an entire package of seed, chemical and fertilizer to provide our customers with a one-stop source of all their crop input requirements. As our proprietary and private label portfolio grows, the value-added offerings that UAP can make to the grower increase, allowing better choices for the grower and more profit for UAP. Because we are one of the top customers of many of our suppliers, we enjoy purchasing power advantages over our competition across all of our product lines, which allows us to be the low cost source of inputs for growers around the country. Furthermore, UAP has a national footprint, we also enjoy economies of scale on operating costs, and more logistical efficiencies than our competitors.

Increase our margins and free cash flow by expanding our proprietary and private label business, which offers significantly higher margins than those on the branded products that we sell.

We intend to focus on increasing sales of our proprietary and private label products, which provide value-added features to benefit customers and higher margins to us as compared with other products we sell for third parties. Increased sales of our proprietary branded products have contributed to our margin improvement since fiscal 2001 largely as a result of providing enhanced formulations and tailoring the products to fit growers’ needs in specific regions, including unique dry herbicide formulations and specialized Nortrace brand micronutrients and Dyna-Gro seed. We seek to further improve our product mix through internal development and close cooperation with our major suppliers. Through August 29, 2004, proprietary and private label sales of chemicals and seed represented 13.8% of net sales versus 11.7% for the same period the prior year.

Continue to reduce the working capital and administrative expense in our business in order to reduce leverage and improve our profitability and cash flow.

We believe we are well positioned to continue to improve the financial performance of our business. We monitor performance regularly on key operating statistics such as credit, inventory efficiency, payables efficiency, operating expenses, gross profit generation, and overall return on invested capital. This information will continue to enable us to reduce administrative expense and average levels of working capital by concentrating on the following:

•	Earlier collection of supplier rebates;

•	Extending of payables terms with key suppliers;

•	Continuing our inventory efficiencies through centralized purchasing and the reduction of stock keeping units (SKUs) through our segmentation efforts;

•	Continuing to enhance the relationship with our many suppliers by evaluating them on a total return basis including achievements on working capital reductions;

•	Continuing to focus on credit policies and procedures to maximize profitability; and

•	Using competition and best practice sharing among our operating divisions to drive overall focus on working capital reduction that are tied to variable compensation plans.

BUSINESS OPERATIONS

We operate our business through two primary divisions: Distribution and Products. The Distribution Division, which accounted for approximately 92% of our pro forma net sales in fiscal 2004, purchases agricultural input products from third parties and resells these products, together with our own proprietary private label products, to growers and regional dealers. As of August 29, 2004, the Distribution Division maintained a network of approximately 320 facilities throughout the United States and Canada. The Products Division, which accounted for approximately 8% of our pro forma net sales in fiscal 2004, markets, sources, formulates and packages our proprietary products and provides formulation and packaging services for the private label brands of our suppliers. As of August 29, 2004, the Products Division consisted of three formulation facilities that produce crop protection adjuvants, and plant nutrition. The proprietary products formulated by the Products Division are sold to our customers through the distribution network of our Distribution Division.

Distribution Division

As of August 29, 2004 we had an extensive distribution infrastructure of over 320 facilities, consisting of retail distribution centers, bulk storage, granulation, blending and seed treatment plants, as well as an integrated network of distribution storage terminals and warehouses. We believe our infrastructure, including chemical and seed warehouses, bulk storage for crop protection chemicals and fertilizer loading equipment, delivery vehicles, nurse tanks, trailers and application equipment provides us with a significant competitive advantage over smaller, regional competitors and deters new entrants into this capital intensive market. Our facilities are strategically located throughout the major crop producing regions in the United States and Canada. We believe this market presence provides a number of competitive advantages, including:

•	allowing us to act as a supplier to the country’s largest purchasers of crop production inputs;

•	providing us with the opportunity to distribute products for the leading agricultural input producers; and

•	providing market diversity that helps to insulate our overall business from difficult farming conditions as a result of poor weather in any one particular market or adverse market conditions for a specific crop.

We have instituted central management controls and utilize our logistical expertise and sophisticated information technology systems to manage our extensive businesses and facilities network. We understand the importance of flexibility at the local level to adapt to local conditions. We aim to achieve the proper balance of central control and direction with local flexibility by utilizing team management and appropriate incentive programs.

We operate distribution centers serving both wholesalers and individual growers, and are one of the largest retailers of crop production inputs to growers in North America. Retail centers typically service growers within a 10 to 50 mile radius of their locations. We operate retail centers in each major crop producing region of the United States and Canada. Our distribution network, though centrally organized, is internally divided by region. The following table identifies these various regions, the states served (subject to occasional overlap), the major crops serviced, the approximate number of employees (including hourly and temporary employees) and the total sales for each such region for fiscal 2004:

Region	States/Provinces Served	Major Crops Serviced	Employees	Fiscal 2004 Pro Forma Net Sales (dollars in millions)
Coastal	AK, AZ, CA, CT, DE, FL, MA, MD, ME, NC, NH, NJ, NV, NY, PA, RI, SC, VA, VT, WV	Tree fruits, nuts, vines, vegetables, rice, cotton, alfalfa, corn, peanuts, wheat and tobacco	644	$663.6

Southern	AL, AR, GA, KY, LA, MS, NM, OK, TN, TX	Cotton, soybeans, rice, peanuts and corn	664	$536.9

Northern	CO, HI, IA, ID, IL, IN, KS, MI, MN, MO, MT, ND, NE, OH, OR, SD, UT, WA, WI, WY	Corn, soybeans, wheat, sorghum, sunflowers, corn, potatoes and sugarbeets	1,058	$1,011.8

Canada	AB, BC, MB, NB, NS, ON, PEI, QU, SK	Tree fruits, vegetables, soybeans, corn, wheat, canola and tobacco	104	$105.4

We sell a complete line of products and services to growers through our distribution facilities, with each site tailoring its product offering to the specific needs of the growers in its service area. Our product offering, coupled with the advice of our sales professionals, provides our customers with a “one-stop shop” for all their agricultural inputs needs.

Crop Protection Chemicals.    Crop protection chemicals represent a significant portion of our business, accounting for approximately 65% of fiscal 2004 pro forma net sales. We distribute a full range of crop protection chemicals through our distribution locations, including herbicides, insecticides and fungicides, adjuvants and surfactants. We also provide a variety of services related to the application of crop protection chemicals. Within crop protection chemicals, we have experienced a trend towards bundling chemicals products with complementary seed products, as a result of advances in seed technology.

Seed.    We have placed an emphasis on new seed technology and provide a complete range of seed and seed treatments to growers through our distribution centers. Increasingly, our seed products are prepared by leading seed companies, and sold both under their brand names and our private labels (for example, Dyna-Gro). For example, we were one of the first companies to distribute Roundup Ready soybean and cotton seeds and technology for Monsanto in the United States. Roundup is a popular crop protection product, and Roundup Ready enables soybeans and cotton plants to be Roundup tolerant. We believe that seed technology based on genetic engineering is an important growth area for agriculture.

Fertilizer.    We distribute a full range of fertilizer products through our distribution centers, including nitrogen, potassium and phosphorous, and various micronutrients such as iron, boron and calcium. We also provide fertilizer application services, as well as customized fertilizer blending for the specific needs of individual growers.

Services.    In addition to selling traditional crop production inputs, our distribution centers provide agronomic services to growers. These services range from the traditional custom blending and application of crop nutrients to meet the needs of individual growers, to more sophisticated and technologically advanced services on a fee basis such as soil sampling, pest level monitoring and yield monitoring using global position systems satellite grids and satellite-linked variable rate spreaders and applicators to take advantage of the data.

Non-Crop.    We also distribute agricultural chemicals, seed and fertilizers for many non-agricultural markets, such as turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and vegetation management. This non-crop business has a distinctly different customer base from the agricultural markets, and requires different service levels and locations closer to suburban or leisure centers. We believe that many non-crop markets are experiencing natural growth with general demographic trends. For example, as population growth expands in the Southern U.S., we expect increased opportunities for sales to pest control operators. As leisure spending increases in the U.S., we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. We are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental, pest control operators and vegetation management, and as such it is an important strategic growth area for UAP. We are focused on expansion of our current structure through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Products Division

The Products Division consists of our marketing, registrations, sourcing, formulation and packaging operations for our proprietary and private label products. Our marketing group works closely with the Products Division to drive its portfolio management, sales activities, advertising and technical service. We operate three formulation facilities throughout the U.S. that produce our proprietary branded products as well as private label products from third parties. Typically, these private label products were developed independently by us or in cooperation with our leading suppliers. We generally distribute the products formulated by our Products Division through our Distribution Division. Additionally, we maintain over 300 federal registrations.

As of August 29, 2004, we had approximately 218 proprietary branded products. We have a broad product offering of proprietary brands in each of our segments. Some of our key proprietary branded products in each of our segments are listed in the table below.

Segment	Key Proprietary Branded Products
Crop Protection Chemicals/Adjuvants	Savage, Shotgun, Salvo, Sword, Mepiquat Extra, LI 700, Choice, Rifle, Liberate, Herbimax

Seed and Seed Treatments	Dyna-Gro, DynaStart, So-Fast

Plant Nutrition	ACA, Awaken, Nortrace

Non-Crop	Signature, Bisect

Our proprietary brands allow us to enhance our product offering and provide formulations designed to meet the needs of growers in each region that we serve. As a result, we are able to obtain a higher contribution margin from our proprietary branded products than from commodity brands we distribute from other suppliers. We believe our proprietary branded products represent a significant value for our customers and help increase the overall value of our suppliers’ products. Many of our proprietary branded products are patented in the U.S. or Canada.

The Products Division also provides formulating, blending and packaging services for third parties, primarily our major suppliers such as BASF, Bayer, Dow, DuPont, Monsanto and Syngenta. This relationship with our suppliers allows us to leverage our fixed costs and increase plant efficiencies. In addition, by working in such an integrated manner with our suppliers, we are able to remain at the forefront of the newest product technology and market offerings.

As a result of the management initiatives implemented at the end of fiscal 2002, we have streamlined our product offering, focused our resources on driving sales of the most profitable brands within each product segment, and reduced our cost structure. For example, we closed two formulation plants during the current fiscal year as part of these initiatives. With our major initiatives substantially complete and an efficient operating platform in place, we intend to focus on increasing sales and margins in our Products Division by continued enhancement of our product mix and increased offerings in each product segment. New product offerings will be generated through internal development and continued cooperation with our major suppliers.

INTELLECTUAL PROPERTY

We use a wide array of technological and proprietary processes to enhance our crop protection, seed and fertilizer inputs and product development programs. We believe these technologies and proprietary processes enable us to create novel product concepts and reduce time to market. In certain circumstances, we file for patents on technology that we believe is patentable. As of August 29, 2004, we held approximately 200 trademarks (pending or registered) in the United States either directly or through one of our subsidiaries, and United Agri Products Canada Inc., one of our subsidiaries, held approximately 60 Canadian trademarks (pending or registered) either directly or through one of its subsidiaries. These trademarks pertain to products formulated and distributed by us, including chemicals, plant nutrition products, seed and fertilizers. In addition, we and our subsidiaries possess contractual rights to certain trademarks held by third parties through arrangements with certain of our suppliers and distributors, including licenses to use trademarks owned by Dow AgroSciences, DuPont, FMC, Monsanto, Valent and Gowan.

Intellectual property rights help protect our products and technologies from use by competitors and others. In addition to trademarks, intellectual property rights of importance to us include trade secrets, confidential statements of formulation and other proprietary manufacturing information. We use nondisclosure agreements to protect our proprietary and confidential information. Such nondisclosure agreements specifically address the confidential information disclosed and concern the protection of our intellectual property. The objectives of the trade secret policy are to prevent disclosure of sensitive information and to protect our legal interests if our trade secrets are appropriated. We will continue to aggressively prosecute and enforce all of our intellectual property rights.

SEASONALITY

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2002 through 2004, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, we experience significant fluctuations in our revenues, income and net working capital levels. However, our integrated network of formulation and blending, distribution and warehousing facilities and technical expertise allows us to efficiently process, distribute and store product close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35.

Due to the seasonal nature of our business, the amount of borrowings outstanding under the revolving credit facility varies significantly throughout the fiscal year. During the period from the date of the Acquisition through October 24, 2004, outstanding borrowings (net of cash on hand) reached a period end peak of $275.2 million as of October 24, 2004. During the same period, utilization of the revolving credit facility was at its lowest when we had $172.6 million of cash on hand as of February 22, 2004. Our average period end borrowings (net of cash on hand) on a historical basis for the twelve-month period ended October 24, 2004 were approximately $76.5 million.

PRODUCTS

The following table shows the percentage of our net sales by product line for the fiscal years 2002, 2003 and 2004, respectively:

	Year ended February 24, 2002	Year ended February 23, 2003	Year ended February 22, 2004
	(as a percentage of net sales)

Crop Protection Chemicals	65.9%	65.7%	64.4%
Fertilizer	21.0%	20.2%	21.5%
Seed	10.2%	10.7%	10.6%
Other	2.9%	3.4%	3.5%

Total	100.0%	100.0%	100.0%

In fiscal 2004, our top ten brands accounted for approximately 15% of net sales.

COMPETITION

The market for the distribution of crop protection chemicals, seeds, fertilizers and agronomic services is highly competitive. In each of our local markets, we typically compete with two or three other distributors. These distributors include agricultural cooperatives, multinational corporation-owned distribution outlets and other independent distribution companies. Agricultural cooperatives are operated for the benefit of their member growers and include companies such as Agriliance, LLC and Growmark, Inc. Multinational corporation-owned distribution outlets include companies such as Helena Chemical Company (a subsidiary of Marubeni Corporation), and other independent distributors such as Royster-Clark, Inc. Our market has experienced significant consolidation over the past several years as the number of outlets has declined from approximately 12,500 in 1995 to 9,500 in 2001. Based on independent consulting work which we sponsored, we believe that independent national distributors increased their retail market share amongst the top 100 retailers in sales from 37% in 1998 to 41% in 2003, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources. We generally compete with other distributors on the basis of breadth of product offering, ability to provide “one-stop shopping” with customized local products and services, our salesforce’s knowledge of and relationships with our customers, and price. We believe that we compete successfully in each of these areas.

SALES ON CREDIT, EXTENSIONS OF CREDIT AND ACCOUNTS RECEIVABLE

A significant portion of our sales to growers and independent retailers are made through the use of credit incentives and programs. Typically, we sell products on cash or credit terms, with credit terms ranging from 30 days to crop terms, which typically require payments in December. Many accounts accrue service or finance charges. The interest rate on such charges varies by state, subject to maximum allowable interest under the particular state’s laws. As of August 29, 2004, our aggregate accounts receivable, most of which constituted extensions of credit to trade customers, totaled $706.8 million.

We have a dedicated and focused credit department, responsible for all our credit and risk management, and our centralized credit and procurement functions are responsible for coordinating various working capital initiatives. Our credit department is also responsible for establishing credit terms and credit limits, compiling data and generating reports to monitor collections and reserves for bad debt, monitoring progress of credit related initiatives, assuring data integrity and distributing relevant reports to the field credit managers. Beginning in the latter half of fiscal 2002, our new management team, including a new Senior Vice President of Credit, implemented more disciplined and sophisticated credit and collections policies and procedures as part of an effort to increase our operational efficiency. These new credit policies and procedures included detailed computerized analysis of a particular customer’s credit prior to the sale, routine monitoring of customer credit limits, systematic inactivation of non-conforming accounts and hiring a dedicated staff of collections specialists.

MANAGEMENT INFORMATION SYSTEMS

Our finance, credit and information technology departments are responsible for all our financial reporting, information technology and systems, treasury and cash management, financial analysis and budgeting, state tax filings, and credit and risk management.

In addition, our finance and credit departments perform financial modeling and analysis, due diligence and contract negotiations for acquisitions. Our credit department also establishes credit terms and credit limits, compiles data and generates reports to monitor collections, reserves for bad debt, and progress of credit related initiatives, and to assure data integrity and distribute relevant reports to the field credit managers. Our finance department is currently consolidating from its five current locations to two locations in Greeley, Colorado and Tampa, Florida.

We have point-of-sale computer systems at our locations which provide daily reports, including sales and profitability data, credit information and working capital data. We use these systems to provide data for inventory control, credit controls, budgeting, forecasting and working capital management requirements.

RAW MATERIALS AND SUPPLIES

We purchase our crop protection products and seed primarily from the world’s leading agrochemical companies. We have contracts with each of BASF, Bayer Crop Science, Dow AgroSciences, DuPont Nemours, Monsanto, Syngenta and other prominent suppliers in the industry. We act as a leading distributor of crop protection products for major agricultural chemical companies, purchasing crop protection products at the chemical companies’ distributor price and receiving a cash rebate based on volume and type of product. The cash rebate is typically paid near the end of the calendar year, but may be advanced monthly with the balance paid at year-end. Such rebate programs may be published programs, in which case rebates are calculated similarly among all buyers, or unpublished programs, in which case rebates are structured solely according to our business.

Historically we have purchased, and will continue to purchase, our fertilizer primarily from ConAgra International Fertilizer Company, an affiliate of ConAgra Foods, and one of the largest U.S. marketers of fertilizer. In connection with the Acquisition, we entered into a five-year fertilizer supply agreement with ConAgra International Fertilizer Company. Our agreement with ConAgra International Fertilizer Company enables us to buy fertilizer from U.S. or international sources, depending on where we can get the best prices. See “Certain Relationships and Related Transactions—Ancillary Agreements” beginning on page 77.

EMPLOYEES AND LABOR RELATIONS

As of August 29, 2004 we employed approximately 3,020 non-unionized and salaried employees, approximately 85 unionized employees and approximately 517 temporary employees to meet our seasonal needs. We believe we have good relations with our employees. All our unionized employees work at the Platte Chemical Company facility in Greenville, Mississippi and are all subject to a collective bargaining agreement. This collective bargaining agreement is scheduled to expire in August 2007, but is subject to automatic renewals for additional year-long periods unless otherwise terminated. We have not had any work stoppages in the past five years.

In connection with the Acquisition, UAP Holdings entered into retention agreements with ten of our top executives. Each of these executives was granted restricted units in UAP Holdings pursuant to these retention agreements. In addition, UAP Holdings issued these same employees stock options that vest in three separate tranches and are subject to UAP Holdings’ 2003 stock option plan. See “Management” beginning on page 62.

PROPERTIES

Our properties are located in the major crop-producing regions of the United States and Canada. We are headquartered in Greeley, Colorado, and we operate three formulation facilities located throughout the United States.

Location	Owned/Leased	Building(s) Square Footage	Formulating/ Production Square Footage	Function
Greeley, Colorado	Leased	47,753	N/A	Headquarters
Greeley, Colorado	Owned	67,100	11,500	Formulating
Greenville, Mississippi	Owned	291,000	57,000	Formulating
Billings, Montana	Owned	61,071	20,320	Formulating

As part of our efforts to rationalize our infrastructure by closing or selling unprofitable facilities, we sold a substantial portion of the assets at a facility located in Fremont, Nebraska in February 2004. Except for a limited amount of toll manufacturing, we have ceased all operations at the Fremont facility. We expect to divest the remaining assets at that facility in the near future and to cease the remaining toll manufacturing activities by the end of fiscal 2005. In addition, we closed a formulation facility located in Caldwell, Idaho in October 2004, and we expect eventually to sell that facility to a third party.

In addition, as of August 29, 2004, we owned or leased 372 properties that are used to maintain inventory and distribute and sell our products to our customers. We determine the number of distribution and storage facilities as those managed by a single location manager. Because there may be more than one property that we own or lease managed by a location manager, our approximately 320 distribution and storage facilities are less than the total number of leased and owned properties. We also utilize other miscellaneous facilities in our distribution business. We operate these properties through our four primary geographic regions, which are further divided into fifteen sub-regions, as noted below:

Region	Sub-region	States Served	Owned	Leased	Total
Coastal	Carolinas	NC, SC, VA	2	12	14
	Florida	FL	1	10	11
	Northeast	CT, DE, MA, MD, ME, NH, NJ, NY, PA, RI, VT, WV	4	22	26
	West	AK, AZ, CA, NV	5	12	17

Northern	Great Lakes	MI, OH, WI	18	15	33
	Midwest	IA, MN	15	27	42
	Northern Plains	MT, ND, SD	9	12	21
	Northwest	HI, ID, OR, UT, WA	5	13	18
	Pueblo	CO, KS, NE, WY	10	11	21
	Richter	MO, IL, IN	25	24	49

Southern	Delta	LA, MS	8	30	38
	Midsouth	AR, KY, TN	5	19	24
	Southeast	AL, GA	3	11	14
	Southwest	NM, OK, TX	6	23	29

Canada	—	—	3	10	13

Administrative	—	CO	1	1	2

Total			120	252	372

Mortgages on 36 of our owned properties secure our obligations under the revolving credit facility. See “Description of Certain Indebtedness—The Revolving Credit Facility” beginning on page 87.

ENVIRONMENTAL MATTERS

Our facilities and operations must comply with a wide variety of federal, state and local environmental laws, regulations and ordinances, including those related to air emissions, water discharges and chemical and hazardous waste management and disposal. Our operations are regulated at the federal level under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and at the state level under analogous state laws and regulations. Our operations also are governed by laws relating to workplace safety and worker health and safety, primarily the rules of the Occupational Safety and Health Administration and the United States Department of Transportation. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell or transport products. We manage these regulatory risks by employing a staff of highly trained professionals, by performing periodic compliance audits, and by participating in industry stewardship initiatives. We believe that our operations are in compliance in all material respects with current requirements under environmental laws and employee safety laws, except for matters that are not expected to have a material adverse effect on our business, financial conditions, results of operations or liquidity.

Environmental laws may hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum and petroleum products. Because of our operations, the history of industrial or commercial uses at some of our facilities, the operations of predecessor owners or operators of some of the businesses, and the use, production and release of hazardous substances at these sites, we are affected by the liability provisions of environmental laws. Many of our facilities have experienced some level of regulatory scrutiny in the past and are or may be subject to further regulatory inspections, future requests for investigation or liability for hazardous substance management practices.

From time to time, we incur expenses in connection with remediation of hazardous substances, including nitrates, phosphorous and pesticides in soils and/or groundwater at our current and former facilities. Much of this work is conducted on a voluntary basis under state law, which provides for reimbursement of expenses by state agricultural funds. In addition, we are engaged in corrective action under the Resource Conservation and Recovery Act at our facilities in Billings, Montana and Garden City, Kansas, and our former facility in Nichols, Iowa. We have also removed or closed underground storage tanks from some of our facilities and, in some instances, are responding to historic releases at these locations. In total, both voluntary and government ordered cleanups of releases of hazardous substances are planned or being performed at approximately 23 sites. Without consideration of third-party contributions, the cost of these on-going and potential response actions is not expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

In some cases, third parties (including government reimbursement funds and insurers) may contribute to the costs of cleanup at these sites. ConAgra has agreed to provide us with a partial reimbursement of costs that we may incur in the future relating to any cleanup requirements arising out of pre-closing environmental conditions at our Greenville, Mississippi facility. On October 14, 2002, December 23, 2002 and December 31, 2002, three separate lawsuits were filed in the Circuit Court of Washington County, Mississippi against our subsidiary, Platte Chemical Company (“Platte”), and certain former employees of Platte, relating to alleged releases from Platte’s Greenville, Mississippi facility. The plaintiffs in such suits are seeking compensation for alleged personal injury and property damage. In connection with the Acquisition, ConAgra agreed to partially reimburse us, subject to a cap, for fees and expenses we incur in connection with such lawsuits. Subsequent to November 23, 2003, another lawsuit not covered by the ConAgra cost sharing agreement was filed in the Circuit Court of Washington County, Mississippi against us and Apollo, which lawsuit relates to the same alleged releases from the Greenville, Mississippi facility. In January 2004, the plaintiffs requested permission from the court to amend their first three complaints to include United Agri Products, UAP Holdings, Apollo and various other Apollo entities as defendants. The plaintiffs’ request to amend the complaints was denied by the court. While the Greenville litigations are at an early stage, based on information available to us at this time we do not believe that such litigations, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), provides for responses to, and, in some instances, joint and several liability for releases of, hazardous substances into the environment. At the present time, there are four off-site disposal facilities at which we have been identified as a potentially responsible party under CERCLA. We believe we are a de minimis party at each of the following sites: Denova Rialto, CA; Malone Texas City, TX; Red Panther, Clarksdale, MS; and Aberdeen Pesticide Dump, Aberdeen, N.C.

REGULATORY LICENSES AND APPROVALS

As a seller and distributor of crop production inputs, we are subject to registration requirements under the Federal Insecticide, Fungicide, and Rodenticide Act and related state statutes, which require us to provide information to regulatory authorities regarding the benefits and risks of the products we sell and distribute, and to periodically update that information. Risk information supplied to governmental authorities by us or others could result in the cancellation of products or in limitations on their use. In addition, these laws regulate information contained in product labels and in promotional materials, require that products are manufactured in adherence to manufacturing specifications, and impose reporting and recordkeeping requirements relating to production and sale of certain pesticides. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell our products. Based on our experience to date, these requirements are not expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

LEGAL PROCEEDINGS

In addition to the matters discussed above under “—Environmental Matters” beginning on page 60, we are involved in periodic litigation in the ordinary course of our business, including lawsuits brought by employees and former employees alleging discriminatory practices, intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims and worker’s compensation claims. We do not believe that there are any pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties, that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we cannot assure you that future litigation will not adversely affect our business, financial condition, results of operations or liquidity.

MANAGEMENT

Set forth below is certain information as of October 1, 2004 concerning the individuals that are currently serving as executive officers and/or members of the board of directors of UAP Holdings and United Agri Products.

Name	Age	Position
L. Kenny Cordell	47	President, Chief Executive Officer and Director
Bryan S. Wilson	44	President, Distribution
Robert A. Boyce, Jr.	42	President, Verdicon
David W. Bullock	40	Executive Vice President and Chief Financial Officer
David Tretter	48	Executive Vice President, Procurement
Kevin Howard	38	Executive Vice President, Products Company
Todd A. Suko	37	Vice President, General Counsel and Secretary
Joshua J. Harris	39	Director
Robert Katz	36	Director
Marc E. Becker	32	Director
Stan Parker	28	Director
Carl J. Rickertsen	44	Director
Thomas R. Miklich	57	Director

L. Kenny Cordell has been the President and a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003 and became the Chief Executive Officer of United Agri Products in December 2003 and of UAP Holding Corp. in January 2004. He joined UAP in 2001 and was promoted to President and Chief Operating Officer in February 2002. Prior to joining UAP, Mr. Cordell worked for FMC Agricultural Products Group from 1992 to 2001, serving most recently as Director of the North American Agricultural Products Group. Mr. Cordell also held various positions in the agricultural units of BASF (1989 to 1992) and Rohm & Haas (1979 to 1989).

Bryan S. Wilson has been the President, Distribution of UAP Holdings and United Agri Products since January 2004. He joined UAP in September 2002 as President and General Manager, Products and Non-Crop. Prior to joining UAP, Mr. Wilson worked for BASF from 1987 to 2002, holding various positions both domestically and internationally, serving most recently as President of Microflo, Inc., a subsidiary of BASF.

Robert A. Boyce, Jr. has been President of Verdicon, the non-crop distribution business of UAP Holdings and United Agri Products, since January 2004. Mr. Boyce joined UAP in 1990 as a Branch Manager. Mr. Boyce served as an Operating Company Manager in two different regional operating companies and as Executive Vice President of Distribution prior to becoming President of Verdicon. Prior to joining UAP, Mr. Boyce worked for Helena Chemical Company from 1989 to 1990 and for ICI Americas from 1985 through 1988.

David W. Bullock has been the Executive Vice President of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003, and became the Chief Financial Officer of United Agri Products in December 2003 and of UAP Holdings in January 2004. He joined UAP in June 2002 as Senior Financial Officer. Prior to joining UAP, Mr. Bullock worked for FMC Agricultural Products Group from 1995 to 2002, serving most recently as Controller of the North American agriculture business. Mr. Bullock also held various financial positions with Air Products and Chemicals (1991 to 1995).

David Tretter has been Executive Vice President, Procurement for UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. He joined UAP in July 1985 as Fertilizer Manager and has held various positions in sales management, general management, and executive management since that time. Prior to joining UAP, Mr. Tretter was Vice President of Operations for Pasquales Food in Birmingham, AL.

Kevin Howard has been the Executive Vice President, Products Company of UAP Holdings and United Agri Products since January 2004. Prior to joining UAP, Mr. Howard worked for BASF from 1997 through 2003, serving most recently as Vice President of Operations for Microflo Inc. (a division of BASF). Prior to joining BASF, Mr. Howard held various sales and marketing positions with Sandoz from 1990 through 1996.

Todd A. Suko has been the Vice President, General Counsel and Secretary of UAP Holdings and United Agri Products since the Acquisition on November 24, 2003. He joined United Agri Products in February 2001 as Associate Counsel and was promoted to Vice President Legal and Regulatory Services and Corporate Counsel in October 2002. Prior to joining United Agri Products, he practiced law at McKenna & Cuneo, LLP in Washington, D.C. from 1996 to 2001.

Joshua J. Harris has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Harris has been a founding senior partner of Apollo Management, L.P. since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Pacer International, Inc., Compass Minerals Group, Inc., Compass Minerals International, Inc., Resolution Performance Products LLC, Quality Distribution, Inc., Nalco Investment Holdings LLC, General Nutrition Centers, Inc. and Borden Chemicals, Inc.

Robert Katz has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Katz has been associated with Apollo Management, L.P. since 1990. Mr. Katz is also a director of Vail Resorts, Inc., SpectraSite, Inc. and Horizon PCS, Inc.

Marc E. Becker has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Becker has also been employed with Apollo Management, L.P. since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors including National Financial Partners Corp., Pacer International, Inc. and Quality Distribution, Inc.

Stan Parker has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Parker has also been employed with Apollo Management, L.P. since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc.

Carl J. Rickertsen has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Rickertsen has been the managing partner of Pine Creek Partners since January 2004. Prior to that time, Mr. Rickertsen was the Chief Operating Officer and a Partner of Thayer Capital Partners and a General Partner at Hancock Park Associates. Mr. Rickertsen is also a director of MicroStrategy Incorporated and Convera Corporation.

Thomas R. Miklich has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Miklich was the Chief Financial Officer of OM Group, Inc. from May 2002 to April 2004. Prior to that time, Mr. Miklich was the Chief Financial Officer and General Counsel of Invacare Corporation.

Our board of directors currently consists of seven directors. We currently expect to add an additional independent director after the completion of this offering. If our equity sponsor controls a majority of our outstanding common stock after this offering, we intend to avail ourselves of the “controlled company” exception under the NASDAQ National Market rules, which eliminates the requirement that we have a majority of independent directors on our board of directors. If our equity sponsor does not control a majority of our outstanding common stock after this offering, we will alter the composition of our board of directors so that, within one year following the completion of this offering, a majority of our directors are independent.

Our current board of directors is divided into three classes. The members of each class serve for a three-year term. Messrs. Cordell, Miklich and Rickertsen serve as Class I directors with a term expiring in 2005, Messrs.

Parker and Katz serve as Class II directors with a term expiring in 2006, and Messrs. Becker and Harris serve as Class III directors with a term expiring in 2007. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Supermajority Board Approval of Certain Matters

The approval of at least two-thirds of the members of our board of directors is required by our amended and restated certificate of incorporation under certain circumstances. These include, as to us and each of our subsidiaries:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•	the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of ours adopted by our board of directors);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•	a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity (other than transactions between UAP Holdings and any of its wholly owned subsidiaries or transactions between two or more wholly owned subsidiaries of UAP Holdings);

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of UAP Holdings;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $10.0 million in the aggregate other than sales of inventory in the ordinary course of business;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $10.0 million in the aggregate outside of the ordinary course of business;

•	the incurrence of indebtedness aggregating more than $10.0 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	the appointment, termination and replacement of our chief executive officer; and

•	change in size of our board of directors.

This provision of our amended and restated certificate of incorporation shall terminate at such time as Apollo no longer beneficially own at least one-third of our outstanding common stock and Apollo has sold at least one share of our common stock other than in this offering.

DIRECTOR COMPENSATION

Initial compensation for our directors who are not also employed by us will be $10,000 per director per quarter and $2,000 per director for attending meetings of the board of directors in person ($1,000 if by telephone) and $2,000 per director for attending committee meetings of the board of directors in person ($1,000 if by telephone).

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors currently has an audit committee and a compensation committee. The members of the audit committee are Messrs. Rickertsen, Miklich and Becker. Within one year following the consummation of the offering, we expect that Mr. Becker will be replaced as a member of the audit committee with a new director who will qualify as an independent director under the applicable listing standards of the NASDAQ National Market and the SEC’s rules and regulations.

The members of the compensation committee are Messrs. Harris, Katz and Rickertsen. If our equity sponsor controls a majority of our outstanding common stock after this offering, we intend to avail ourselves of the “controlled company” exception under the NASDAQ National Market rules which eliminates the requirement that our compensation committee be composed entirely of independent directors. If our equity sponsor does not control a majority of our outstanding common stock after this offering, we expect that, within ninety days following the completion of this offering, Mr. Katz will be replaced as a member of the compensation committee with a new director who would qualify as an independent director under the applicable listing requirements of the NASDAQ National Market and that, within one year following the completion of this offering, Mr. Harris will be replaced as a member of the compensation committee with a new director who would qualify as an independent director under the applicable listing requirements.

Prior to the completion of the offering, we expect that our board of directors will designate a nominating committee. As with the compensation committee, we intend to avail ourselves of the “controlled company” exception under the NASDAQ National Market rules which eliminates the requirement that our nominating committee be composed entirely of independent directors if our equity sponsor controls a majority of our outstanding common stock after this offering. If our equity sponsor does not control a majority of our outstanding common stock, we expect that the nominating committee’s members will meet the applicable listing requirements of the NASDAQ National Market.

Audit Committee.    The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system.

•	to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work.

•	to oversee the performance of our internal audit function.

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee.    The principal duties and responsibilities of the compensation committee are as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters.

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries.

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Nominating Committee.    The principal duties and responsibilities of the nominating committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors.

•	to make recommendations regarding proposals submitted by our shareholders.

•	to make recommendations to our board of directors regarding board governance matters and practices.

EXECUTIVE COMPENSATION

As an independent company, we will establish executive compensation plans that will link compensation with the performance of our company. We will continually review our executive compensation programs to ensure that they are competitive.

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of UAP Holdings who served in such capacities as of February 22, 2004 for services rendered during the fiscal year that ended on that date.

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation —Deferred Common Stock Awards(1)	All Other Compensation
		Salary	Bonus
L. Kenny Cordell . . . . . . . . . . . President and Chief Executive Officer	2004	$350,000	$449,731	$1,300,000	$726,791	(2)
Bryan S. Wilson . . . . . . . . . . . . President, Distribution	2004	$250,000	$250,940	$800,000	$449,530	(3)
David W. Bullock . . . . . . . . . . . Executive Vice President and Chief Financial Officer	2004	$200,000	$255,975	$800,000	$11,029	(4)
Dave Tretter . . . . . . . . . . . . . . . Executive Vice President, Procurement	2004	$180,000	$191,981	$500,000	$447,291	(5)
Robert A. Boyce, Jr. . . . . . . . . Executive Vice President, Verdicon	2004	$180,000	$230,378	$775,000	$186,582	(6)

(1)	As described in more detail below under “—Retention Agreements,” we granted Messrs. Cordell, Wilson, Bullock, Tretter, and Boyce deferred share awards in connection with the Acquisition covering 508,108, 312,682, 312,682, 195,426 and 302,911 deferred shares of common stock, respectively. The value set forth above with respect to each such grant represents the number of deferred shares of common stock awarded multiplied by the approximate value of a share of our common stock as of the date of grant of the award. As described in more detail below under “—2003 and 2004 Deferred Compensation Plans,” each deferred share award is subject to a two-year vesting requirement measured from the date of the consummation of the offering, carries dividend equivalent rights, and if and when payable represents the right to receive one share of common stock from UAP Holdings.
Each named executive continued to hold the number of deferred shares of common stock set forth above as of February 22, 2004. The value of these deferred shares of common stock held by Messrs. Cordell, Wilson, Bullock, Tretter, and Boyce as of that date, measured by multiplying the number of deferred shares subject to the award by the approximate value of a share of our common stock on February 22, 2004, was substantially the same as the grant-date value reflected in the table above.
(2)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $6,058, a relocation benefit of $8,787, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $712,889. Of the special bonus paid to Mr. Cordell, ConAgra Foods paid Mr. Cordell $389,289 and UAP Holdings paid Mr. Cordell $323,600. UAP Holdings subsequently reimbursed ConAgra Foods for $81,400 of its payment to Mr. Cordell.
(3)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $5,583, a relocation benefit of $63,947, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $380,000.
(4)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $6,029, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $5,000.
(5)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $6,000, a relocation benefit of $76,291, and, as described in more detail below under “Retention Agreements,” a special bonus paid in connection with the Acquisition of $365,000.
(6)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $4,931, a relocation benefit of $11,476, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $170,000.

The table above does not reflect restricted stock awards and options exercisable for the common stock of ConAgra Foods which were awarded by ConAgra Foods prior to the closing of the Acquisition.

RETENTION AGREEMENTS

In connection with the Acquisition, UAP Holdings entered into retention agreements with ten of its top executives. The terms and conditions of the retention agreements are substantially identical. Under each agreement, the applicable executive received, upon the consummation of the Acquisition, a cash bonus and a bonus payable by crediting deferred shares of common stock to such executive’s deferred compensation account under the 2003 deferred compensation plan. Concurrently with the closing of this offering, each of the retention agreements will be terminated and replaced by the management incentive agreement. See “Certain Relationships and Related Transactions—Related Party Transactions in Connection with This Offering—Management Incentive Agreement” beginning on page 83. The bonuses received by our named executive officers and number of deferred shares of common stock granted to our officers in connection with the Acquisition are set forth under “Executive Compensation” above.

2003 AND 2004 DEFERRED COMPENSATION PLANS

In connection with the Acquisition and subsequently thereafter, UAP Holdings adopted 2003 and 2004 deferred compensation plans for the benefit of certain of its executives and members of management. The 2003 plan provides for the creation of individual deferred compensation accounts for each executive who entered into a retention agreement, and, as described above, such accounts were credited at the closing of the Acquisition with a specified number of deferred shares of common stock. The 2004 plan provides for the creation of individual deferred compensation accounts for each member of management who waived the right to receive a cash bonus for the 2004 fiscal year and such accounts were credited with a specified number of deferred shares of common stock. Each deferred share represents the right to receive one share of common stock on the applicable payment date. The plans prohibit the assignment of the deferred shares except upon an executive’s death. UAP Holdings has agreed to indemnify and reimburse directors, officers and employees in connection with the administration of the plans.

Under the 2003 and 2004 deferred compensation plans, if UAP Holdings pays any non-cash dividend on its common stock, each participant’s deferred compensation account is credited with an additional number of deferred shares equal to the number obtained by dividing (i) the aggregate value of the dividend that is paid on the shares of common stock represented by the vested deferred shares that such participant’s deferred compensation account is credited with as of the record date for such dividend payment by (ii) the fair market value of one share of common stock as of the date such dividend is paid (with such fair market value determined after giving effect to such dividend). If UAP Holdings pays any cash dividend on shares of common stock, it will contemporaneously therewith pay a cash bonus to each participant holding deferred shares. Such cash bonus amount with respect to any such dividend payment will equal to the applicable per share cash dividend paid on the common stock multiplied by the number of deferred shares that such participant’s deferred compensation account is credited with as of the record date for such dividend payment (or the payment date if there is no record date).

A participant’s deferred shares under the 2003 and 2004 deferred compensation plans will become payable as follows:

•	If the participant has the right to transfer shares of common stock pursuant to the exercise of piggyback registration rights in accordance with the Investor Rights Agreement (or the corresponding successor provisions of the Management Incentive Agreement), then the participant will receive payment of a number of deferred shares equal to the maximum number of shares of common stock that the participant is entitled to sell in such public offering (after giving effect to any applicable underwriter cutback provisions).

•	If the participant’s employment terminates, the participant’s deferred shares will be paid.

•

All of the participant’s deferred shares will be paid upon (i) the acquisition of certain percentages of voting power of UAP Holdings’ common stock by persons other than Apollo and its affiliates, (ii) a merger involving UAP Holdings in which the shareholders of UAP Holdings immediately prior to such merger own less than 50% of the voting securities of the surviving corporation after such merger, (iii) the sale of all or substantially all of the assets of UAP Holdings, or (iv) the occurrence of a change of control as defined in any indenture or agreement to which UAP Holdings or any of its subsidiaries is a party with respect to indebtedness for borrowed money in excess of the aggregate principal amount of $100,000,000.

A payment of a deferred share will reduce the number of deferred shares remaining credited to that participant’s account under the applicable deferred compensation plan. In connection with this offering and in accordance with the payment provisions described above, each participant will receive payment of a number of deferred shares equal to the number of shares of common stock that the participant is entitled to sell in this offering.

2003 STOCK OPTION PLAN

In connection with the Acquisition, UAP Holdings adopted a stock option plan, which we refer to in this prospectus as the “2003 option plan.” The purpose of the 2003 option plan is to further the growth and success of UAP Holdings and its subsidiaries by enabling our directors, employees and consultants to acquire shares of UAP Holdings’ common stock, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons. The 2003 option plan provides that it may be administered by UAP Holdings’ board of directors or its compensation committee.

A total of 3,283,165 shares of UAP Holdings’ common stock may be subject to awards granted under the 2003 option plan. As of August 29, 2004, UAP Holdings’ board of directors had granted options to purchase 3,066,400 shares of UAP Holdings’ common stock under the 2003 option plan, and 216,765 shares remained available for additional award grant purposes. (The foregoing share numbers are presented after giving effect to the UAP Holdings stock split of approximately 39.085-for-one which was effected on November 17, 2004 in connection with this offering.) Shares that are subject to options that expire or for any reason are cancelled or terminated will again be available for options granted under the plan.

The 2003 option plan only allows for the issuance of non-qualified options to purchase shares of UAP Holdings’ common stock. The exercise price and term of the option are determined by the board of directors (or compensation committee) at the time of grant of the option. The number and type of securities subject to the option may be adjusted in the event of a stock split or similar event affecting UAP Holdings’ common stock. Options granted under the plan may not be assigned or transferred, except for transfers upon the optionee’s death. In the event of any sale of UAP Holdings, each option then outstanding under the 2003 option plan will become exercisable for the consideration per share received by Apollo in connection with such sale. In the event that we, or our successor, terminate an option holder’s employment without cause at any time on or within one year following the sale, all of the options under the 2003 option plan held by that optionee will become vested and exercisable as of the date of the termination. In addition, each 2003 option plan option that remains outstanding and is not otherwise vested on the first anniversary of such a sale will generally become fully vested and exercisable on that date. For purposes of the 2003 option plan, a “sale of UAP Holdings” generally means a sale of UAP Holdings to one or more independent third parties, pursuant to which such party or parties acquire capital stock possessing the voting power to elect a majority of our board of directors, or a sale of all or substantially all of our assets. Furthermore, upon a realization event, we may, but are not obligated to, purchase each outstanding vested 2003 option plan option for an amount equal to the amount per share received in respect of the shares sold in such transaction constituting the realization event less the exercise price of the option. For purposes of the 2003 option plan, a “realization event” generally means a sale of UAP Holdings as described above or any transaction or series of related transactions in which Apollo sells at least 50% of its interest in the company.

Each of the executives that is a party to a retention agreement received options under the 2003 option plan pursuant to individual option agreements, the terms and conditions of which are substantially identical. Each agreement provides for the issuance of three tranches of options to purchase common stock of UAP Holdings.

The term of each option expires on the thirtieth day immediately following the eighth anniversary of the grant date of such option, unless otherwise terminated sooner. The Tranche A options vest 20% on each of the first five anniversaries of the grant date. All of the Tranche B options vest on the earlier to occur of the eighth anniversary of the grant date or a realization event whereby the equity sponsor receives an internal rate of return equal to or exceeding 25%. All of the Tranche C options vest on the earlier to occur of the eighth anniversary of the grant date or a realization event whereby the equity sponsor receives an internal rate of return equal to or exceeding 30%. Upon completion of this offering, all Tranche B options and Tranche C options will be fully vested. Tranche A options will continue to vest in accordance with their vesting schedules.

Upon an executive’s termination of his employment, all of such executive’s issued and outstanding options automatically terminate upon the earlier to occur of (i) the thirtieth day following the eighth anniversary of the grant date or (ii) the ninetieth day following any termination of such employee’s relationship with UAP Holdings.

2004 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN

On March 8, 2004, UAP Holdings adopted a stock option plan for the benefit of its non-executive directors, which we refer to in this prospectus as the “2004 non-executive director option plan.” The purposes of the 2004 non-executive director option plan is to further the growth and success of UAP Holdings and its subsidiaries by enabling directors of UAP Holdings or any of its subsidiaries to acquire shares of UAP Holdings’ common stock, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons. All options granted under the plan will be non-qualified stock options. The number and type of securities subject to options granted under the plan may be adjusted in the event of a stock split or similar event affecting UAP Holdings’ common stock.

No option granted under the 2004 non-executive director option plan may be assigned or otherwise transferred by the optionee, except for transfers by will or by the laws of descent and distribution. The 2004 non-executive director option plan will terminate on the tenth anniversary of its adoption, and no options may be granted under the plan thereafter.

As of May 30, 2004, UAP Holdings’ board of directors had granted options to purchase 351,762 shares of UAP Holdings’ common stock under the 2004 non-executive director option plan, all of which vested immediately, and another 234,517 shares of common stock remained available for future grants.

2004 LONG TERM INCENTIVE PLAN

In conjunction with this offering, UAP Holdings adopted a long-term incentive plan (which we refer to in this prospectus as the “2004 incentive plan”) as an additional means to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of UAP Holdings. Equity-based awards are also intended to further align the interests of award recipients and UAP Holdings’ stockholders.

A total of 273,598 shares of UAP Holdings’ common stock are currently available for awards granted under the 2004 incentive plan. Commencing on March 1, 2005 and on each March 1 thereafter during the term of the plan, an additional number of shares will become available for award grant purposes equal to the lesser of (i) 1,172,559 shares, (ii) a number of shares equal to 1% of the number of shares of UAP Holdings’ common stock outstanding at the close of business on the immediately preceding day, or (iii) such lesser number of shares as determined by UAP Holdings’ board of directors. (The foregoing share numbers are presented after giving effect to the UAP Holdings stock split of approximately 39.085-for-one effected on November 17, 2004 in connection with this offering.) Any shares subject to awards that are not paid or exercised before they expire or are terminated, as well as shares tendered or withheld to pay the exercise or purchase price of an award or related tax withholding obligations, will become available for other award grants under the plan. As of the date of this prospectus, no awards have been granted under the 2004 incentive plan.

UAP Holdings’ board of directors, or a committee of directors appointed by the board, has the authority to administer the 2004 incentive plan. A committee may delegate some or all of its authority with respect to the plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of UAP Holdings’ officers. (The appropriate acting body is referred to in this prospectus as the “administrator.”) The administrator of the plan will have broad authority to:

•	select participants and determine the type(s) of award(s) they are to receive;

•	determine the number of shares that are subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	cancel, modify or waive UAP Holdings’ rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents; and

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards.

As is customary in incentive plans of this nature, the number and kind of shares available under the 2004 incentive plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by UAP Holdings’ stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2004 incentive plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Awards under the 2004 incentive plan may be in the form of stock options (nonqualified or incentive), stock appreciation rights (SARs), restricted stock, stock bonuses and other forms of awards granted or denominated in UAP Holdings’ common stock or units representing common stock. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution and are generally exercisable, during the participant’s lifetime, only by the participant. The administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110% of fair market value of the common stock for any 10% owner of UAP Holdings’ common stock, on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. These and other awards may also be issued solely or in part for services. The maximum term of options, SARs and other rights to acquire common stock under the plan will be ten years after the initial date of the award, subject to provisions for further deferred payment in certain circumstances. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

Generally, and subject to limited exceptions set forth in the 2004 incentive plan, if any person acquires more than 30% of UAP Holdings’ outstanding common stock or combined voting power, if certain changes in a majority of UAP Holdings’ board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of UAP Holdings’ voting securities (or those of a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving UAP Holdings or any of its subsidiaries, a sale or other disposition of all or substantially all of UAP Holdings’ assets or the acquisition of assets or stock of another entity by UAP Holdings’ or any of its subsidiaries, or if UAP Holdings is dissolved or liquidated, then awards then-outstanding under the 2004 incentive plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 incentive plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

UAP Holdings’ board of directors may amend or terminate the 2004 incentive plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. The 2004 incentive plan will terminate on November 18, 2014; however, the committee retains its authority until all outstanding awards are exercised or terminated. The plan is not exclusive; UAP Holdings’ board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of November 15, 2004 regarding the beneficial ownership of UAP Holdings’ common stock before and after the completion of this offering (in each case, as adjusted to reflect the approximately 39.085-for-1 split of the common stock which occurred on November 17, 2004), and shows the number of shares and percentage owned by (i) each person known to beneficially own more than 5% of the common stock of UAP Holdings before and after completion of this offering, (ii) each of UAP Holdings’ named executive officers, (iii) the other employee selling stockholders, (iv) each member of the Board of Directors of UAP Holdings and (v) all of the executive officers and members of the Board of Directors of UAP Holdings as a group. As of November 15, 2004, there were six holders of record of our common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

The column below titled “Shares to be Sold in this Offering” represents the shares of common stock being sold in this offering by funds affiliated with Apollo Management V, L.P., our equity sponsor, and by the other selling stockholders identified below. Additional information with respect to our equity sponsor and employee selling stockholders and their relationships with our company is provided under the captions “Management” beginning on page 62 and “Certain Relationships and Related Transactions” beginning on page 76.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, except as indicated by footnote, the shares of common stock beneficially owned by our executive officers and employees, including Mr. Cordell, consist of deferred shares of common stock credited as of November 15, 2004 to the deferred compensation accounts of such persons under the 2003 deferred compensation plan and the 2004 deferred compensation plan. The executive officers and employees do not have voting or investment power over these deferred shares.

	Number and Percent of Shares Beneficially Owned Prior to this Offering		Shares to be Sold in this Offering	Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option		Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-Allotment Option
	Number	Percent		Number	Percent	Number	Percent
Apollo Management V, L.P. (a)	46,902,351	99.3%	19,680,777	25,052,345	49.7%	21,536,720	42.8%
L. Kenneth Cordell (b)	565,433	1.2%	147,576	991,107	1.9%	991,107	1.9%
Bryan S. Wilson (c)	343,950	*	85,825	570,807	1.1%	570,807	1.1%
David W. Bullock (d)	343,950	*	85,825	570,807	1.1%	570,807	1.1%
David Tretter (e)	209,757	*	50,397	328,728	*	328,728	*
Robert A. Boyce, Jr. (f)	333,136	*	83,062	552,332	1.1%	552,333	1.1%
William Page (g)	209,757	*	47,153	305,916	*	305,916	*
Kent McDaniel (h)	144,615	*	30,250	192,535	*	192,535	*
Terry Fuhrman (i)	101,100	*	18,873	116,099	*	116,099	*
H. James Benshoof (j)	80,775	*	14,969	91,862	*	91,863	*
Todd A. Suko (k)	30,355	*	7,316	46,489	*	46,489	*
Kevin Howard (l)	19,542	*	3,417	20,033	*	20,033	*
Other employee selling stockholders (m)	326,351	*	57,060	334,549	*	334,549	*
Joshua J. Harris (n)(p)	58,627	*	—	58,627	*	58,627	*

	Number and Percent of Shares Beneficially Owned Prior to this Offering		Shares to be Sold in this Offering	Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option		Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-Allotment Option
	Number	Percent		Number	Percent	Number	Percent
Robert Katz (o)(p)	58,627	*	—	58,627	*	58,627	*
Marc E. Becker (n)(p)	58,627	*	—	58,627	*	58,627	*
Stan Parker (o)(p)	58,627	*	—	58,627	*	58,627	*
Carl J. Rickertsen (p)	58,627	*	—	58,627	*	58,627	*
Thomas Miklich (p)	58,627	*	—	58,627	*	58,627	*
Directors and executive officers as a group (q)	2,197,885	4.6%	463,418	3,432,065	6.6%	3,432,067	6.6%

*	Less than one percent.
(a)	With respect to shares beneficially owned prior to this offering, includes (i) 44,733,122 shares of common stock owned of record by Apollo Investment Fund V, L.P. and its related co-investment partnerships (the “Apollo Funds”) and (ii) 2,169,229 shares of common stock beneficially owned by the named executive officers and other members of our management through UAP Holdings’ 2003 deferred compensation plan. Under the terms of an investor rights agreement entered into in connection with the Acquisition among UAP Holdings and its securityholders, the trustee under the plan must vote the shares subject to the plan at the direction of Apollo Management V, L.P. (“Apollo Management”). Apollo Management serves as investment manager of each of the Apollo Funds and has voting and investment power over the shares owned of record by each of the Apollo Funds. The investor rights agreement also grants Apollo Management the right to require the named executive officers and other members of our management to join in certain sales or transfers of shares to a third party. See “Management—2003 and 2004 Deferred Compensation Plans” beginning on page 67 and “Certain Relationships and Related Transactions—Ancillary Agreements—Investor Rights Agreement” beginning on page 81.
With respect to shares beneficially owned after this offering, includes 25,052,345 shares of common stock owned of record by the Apollo Funds (or 21,536,720 shares assuming the underwriters’ over-allotment option is exercised in full).
The general or managing partner of each of the Apollo Funds is Apollo Advisors V, L.P. (“Apollo Advisors”), an affiliate of Apollo Management. The address of each of the Apollo Funds, Apollo Management and Apollo Advisors is c/o Apollo Management V, L.P., Two Manhattanville Road, Purchase, New York 10577.
(b)	With respect to shares beneficially owned prior to this offering, (i) includes 508,108 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 57,325 shares of common stock that are issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 802,550 shares of common stock that are issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 360,532 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 57,325 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 573,250 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 229,300 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(c)	With respect to shares beneficially owned prior to this offering, (i) includes 312,682 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 31,268 shares of common stock that are issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 437,755 shares of common stock that are issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 226,857 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 31,268 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 312,682 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 125,073 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(d)	With respect to shares beneficially owned prior to this offering, (i) includes 312,682 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 31,268 shares of common stock that are issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 437,755 shares of common stock that are issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 226,857 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 31,268 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 312,682 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 125,073 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(e)	With respect to shares beneficially owned prior to this offering, (i) includes 195,426 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 14,331 shares of common stock that are issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 239,721 shares of common stock that are issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.

With respect to shares beneficially owned after this offering, (i) includes 145,029 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 14,331 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 169,368 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 70,353 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(f)	With respect to shares beneficially owned prior to this offering, (i) includes 302,911 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 30,225 shares of common stock that are issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 423,162 shares of common stock that are issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 219,849 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 30,225 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 302,258 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 120,904 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(g)	With respect to shares beneficially owned prior to this offering, (i) includes 195,426 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 14,331 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 200,637 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 148,273 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 14,331 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 143,312 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 57,325 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(h)	With respect to shares beneficially owned prior to this offering, (i) includes 136,798 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 7,817 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 109,438 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 106,548 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 7,817 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 78,170 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 31,268 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(i)	With respect to shares beneficially owned prior to this offering, (i) includes 97,713 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 3,387 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 47,424 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 78,840 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 3,387 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 33,872 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 13,549 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(j)	With respect to shares beneficially owned prior to this offering, (i) includes 78,170 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 2,605 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 36,479 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 63,201 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 2,605 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 26,056 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 10,423 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(k)	With respect to shares beneficially owned prior to this offering, (i) includes 29,313 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 1,042 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iii) does not include 34,133 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 21,997 deferred shares of common stock under the 2003 deferred compensation plan, (ii) includes 1,042 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iii) includes 23,450 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iv) does not include 10,683 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.

(l)	With respect to shares beneficially owned prior to this offering, (i) includes 19,542 deferred shares of common stock under the 2004 deferred compensation plan and (ii) does not include 5,862 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 16,125 deferred shares of common stock under the 2004 deferred compensation plan, (ii) includes 3,908 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iii) does not include 1,954 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(m)	With respect to shares beneficially owned prior to this offering, (i) includes 326,351 deferred shares of common stock under the 2004 deferred compensation plan and (ii) does not include 97,887 shares of common stock issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 269,291 deferred shares of common stock under the 2004 deferred compensation plan, (ii) includes 65,258 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (iii) does not include 32,629 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.
(n)	Messrs. Harris and Becker are each principals and officers of certain affiliates of Apollo Management. Although each of Messrs. Harris and Becker may be deemed to be the beneficial owner of shares of common stock beneficially owned by Apollo Management, as the case may be, each of them disclaims beneficial ownership of any such shares.
(o)	Messrs. Katz and Parker are associated with Apollo Management but disclaim beneficial ownership of any of the shares of common stock beneficially owned by Apollo Management, as the case may be.
(p)	Includes shares of common stock that are issuable upon exercise of options under UAP Holdings’ 2004 non-executive director option plan that are immediately exercisable. See “Management—2004 Non-Executive Director Stock Option Plan” beginning on page 69.
(q)	With respect to shares beneficially owned prior to this offering, (i) includes 1,680,664 deferred shares of common stock under the 2003 and 2004 deferred compensation plans, (ii) includes 351,762 shares of common stock issuable upon exercise of options under the 2004 non-executive director option plan (iii) includes 165,460 shares of common stock that are issuable upon exercise of Tranche A options that will vest on November 24, 2004 and (iv) does not include 2,380,937 shares of common stock that are issuable upon exercise of Tranche A options, Tranche B options and Tranche C options under the 2003 option plan that remain subject to vesting.
With respect to shares beneficially owned after this offering, (i) includes 1,217,246 deferred shares of common stock under the 2003 and 2004 deferred compensation plans, (ii) includes 351,762 shares of common stock issuable upon exercise of options under the 2004 non-executive director option plan, (iii) includes 165,460 shares of common stock issuable upon exercise of Tranche A options that will vest on November 24, 2004, (iv) includes 1,697,598 shares of common stock issuable upon exercise of Tranche B and Tranche C options that will vest upon consummation of this offering and (v) does not include 683,339 shares of common stock issuable upon exercise of Tranche A options that will remain subject to vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following contains a summary of the Acquisition and related financings, as well as summaries of certain agreements relating to the Acquisition. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements. Copies of the stock purchase agreement and other material contracts described below are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

THE ACQUISITION

Overview

On November 24, 2003, pursuant to the stock purchase agreement, dated as of October 29, 2003, as amended on November 24, 2003, among United Agri Products, ConAgra Foods and UAP Holdings, UAP Holdings acquired United Agri Products and its subsidiaries from ConAgra Foods in a merger and related transactions (the “Acquisition”). As part of the Acquisition, UAP Holdings acquired United Agri Products’ Canadian affiliates and caused its newly formed subsidiary, UAP Acquisition Corp., to merge into United Agri Products. In connection with the merger, UAP Holdings contributed all the outstanding capital stock of United Agri Products’ Canadian affiliates to United Agri Products.

The purchase price was $575.0 million and was subject to post-closing adjustments as described below. On November 24, 2003, the aggregate consideration paid to ConAgra Foods was $560.0 million, of which $500.0 million was paid in cash and $60.0 million was paid in the form of shares of Series A Redeemable Preferred Stock of UAP Holdings. The aggregate consideration paid to ConAgra Foods at the closing of the Acquisition equaled United Agri Products’ estimated net book value, including the value of United Agri Products’ Canadian subsidiaries, as of the closing of the Acquisition, less the sum of certain rebate payments, management retention bonuses United Agri Products agreed to assume and a $7.5 million expense paid to ConAgra Foods at the closing of the Acquisition pursuant to a transition services agreement.

Pursuant to the stock purchase agreement, we agreed to pay ConAgra Foods, prior to April 30, 2004, and subject to certain post-closing adjustments, the amount equal to the difference between the estimated net book value of the businesses acquired in the Acquisition at the effective time of the closing of the Acquisition, and the amount of consideration actually paid to ConAgra Foods at such closing. Ultimately, we agreed to pay ConAgra Foods an aggregate amount of $60.1 million, which includes interest charges of $1.9 million, as satisfaction in full of all amounts owed in connection with the Acquisition. This payment was funded through a draw on United Agri Products’ line of credit in June 2004.

The Stock Purchase Agreement

Indemnity.    In the stock purchase agreement, ConAgra Foods agreed to indemnify us from certain liabilities, including:

•	losses or damages arising from the inaccuracy or breach of any representation or warranty of ConAgra Foods contained in the stock purchase agreement, subject to the limitations described below;

•	losses or damages arising from breaches of the covenants and agreements made or to be performed by ConAgra Foods pursuant to the stock purchase agreement;

•	losses or damages related to the assets and businesses retained by ConAgra Foods; and

•	losses or damages related to the restatement of earnings announced by ConAgra Foods on May 23, 2001 and any shareholder litigation or investigations by the SEC related thereto.

The stock purchase agreement does not allow us to make a claim for indemnification for any loss or damage relating to a breach of a representation or warranty, unless the damages for any claim or series of related claims exceed $10.0 million (other than for losses relating to certain fundamental representations and warranties). Our indemnification for breaches of representations and warranties (other than for losses arising from breaches of specified representations and warranties to which this cap does not apply) is limited to $150.0 million. In addition, ConAgra Foods agreed to indemnify us for pre-closing income taxes and to reflect liability accruals for pre-closing non-income taxes in the final net book value calculation.

We have agreed to indemnify ConAgra Foods for breaches of the applicable agreements and certain pre-closing matters, including the assumed litigation and pre-closing employee benefits.

Covenant Not to Compete.    ConAgra Foods has agreed, subject to certain exceptions, not to compete with us in the United States and Canada for a five-year period in the businesses of manufacturing, formulating, selling or distributing agricultural or non-crop protection chemicals, selling agricultural seeds for grain crops or selling fertilizer products for retail or developing. We agreed, subject to certain exceptions, not to compete with ConAgra Foods in the same businesses outside the United States and Canada for a three-year period.

Non-Solicitation.    ConAgra Foods has agreed, subject to certain exceptions, not to solicit our management or sales employees for a period of two years after the closing of the Acquisition. We agreed, subject to certain exceptions, not to solicit ConAgra Foods’ management or sales employees for the same two-year period.

THE RELATED FINANCINGS

The Acquisition was financed with approximately $242.0 million of borrowings under United Agri Products’ secured $500.0 million asset-based revolving credit facility, $175.0 million of borrowings under United Agri Products’ senior bridge loan facility, the sale of $120.0 million of UAP Holdings’ common stock to Apollo and members of our management, and the issuance of $60.0 million of UAP Holdings’ Series A Redeemable Preferred Stock to ConAgra Foods. On December 16, 2003, United Agri Products consummated a private offering of $225.0 million aggregate principal amount of its 8¼% Senior Notes, the proceeds of which were used to repay United Agri Products’ $175.0 million senior bridge loan facility, plus accrued interest, to repay a portion of the revolving credit facility and to pay fees and expenses associated with such offering. See “Description of Certain Indebtedness” beginning on page 87.

THE OFFERING OF SENIOR DISCOUNT NOTES

On January 26, 2004, UAP Holdings completed the private offering of its 10¾% Senior Discount Notes. The proceeds from the offering of the 10¾% Senior Discount Notes were used to pay a dividend of approximately $52.9 million to our existing stockholders, to redeem $26.4 million of our outstanding Series A Redeemable Preferred Stock and to pay fees and expenses associated with the offering of the 10¾% Senior Discount Notes. See “Description of Certain Indebtedness—10¾% Senior Discount Notes” beginning on page 93 for a more detailed description of the 10¾% Senior Discount Notes.

ANCILLARY AGREEMENTS

In addition to the stock purchase agreement described above, UAP Holdings and certain of its subsidiaries entered into the following agreements with ConAgra Foods as of the closing of the Acquisition.

Transition Services Agreements

On November 24, 2003, UAP Holdings and certain of its subsidiaries entered into a transition services agreement with ConAgra Foods (the “Buyer Transition Services Agreement”) pursuant to which, among other things, ConAgra Foods will provide us with certain transition services, including information technology, accounting and human resources services. The initial term of the Buyer Transition Services Agreement is one year. As consideration for the services, we paid ConAgra Foods an initial fee of $7.5 million on November 24,

2003 and will be required to pay additional fees to ConAgra Foods based on actual usage of transition services. In addition, the Buyer Transition Services Agreement provides that, until December 31, 2004, employees of our subsidiaries that are a party to the agreement will continue their participation in welfare plans and programs maintained by ConAgra Foods and specified by us that provide health, disability, life and other welfare benefits. Our subsidiaries will reimburse ConAgra Foods for all actual costs associated with their employees’ continued participation in the plans.

Also on November 24, 2003, UAP Holdings, together with United Agri Products and certain of its other subsidiaries, entered into another transition services agreement with ConAgra Foods (the “Seller Transition Services Agreement”) pursuant to which, among other things, we will provide ConAgra Foods and certain of its international subsidiaries with certain transition services, including information technology, accounting and office support services. The term of the Seller Transition Services Agreement is one year. In addition, we granted to ConAgra Foods and its international subsidiaries an exclusive two-year license to use certain of our trademarks and trade names outside the United States and Canada. ConAgra Foods will pay us an aggregate fee of $1.3 million for the license and for the services provided under the Seller Transition Services Agreement. The Seller Transition Services Agreement was terminated in accordance with its terms on August 30, 2004.

Indemnification Agreement

On November 24, 2003, United Agri Products, together with certain of its subsidiaries, entered into an indemnification agreement with ConAgra Foods, pursuant to which United Agri Products and such subsidiaries agreed to be bound by UAP Holdings’ indemnification and non-competition obligations and certain other covenants under the stock purchase agreement.

Fertilizer Supply Agreement

On November 24, 2003, United Agri Products entered into a fertilizer supply agreement with ConAgra International Fertilizer Company (the “Fertilizer Supply Agreement”) under which United Agri Products agreed to buy fertilizer products from ConAgra International Fertilizer Company. The initial term of the Fertilizer Supply Agreement is five years and automatically renews from year to year after the initial term unless terminated by either party on not less than 180 days’ notice prior to the end of the initial or any renewal term. Subject to the parties agreeing on prices and producer availability, United Agri Products is obligated to buy an amount of fertilizer products equal to its historical purchases from ConAgra International Fertilizer Company (approximately 70% of our requirements for such products). In addition, United Agri Products granted ConAgra International Fertilizer Company a right of first negotiation with respect to the sale of assets relating to or comprising certain of its fertilizer locations. The Fertilizer Supply Agreement contains customary mutual indemnification provisions, and each party may terminate the agreement upon mutual agreement with the other party, upon the breach of any material terms of the agreement by the other party, or upon the bankruptcy or insolvency of the other party.

International Supply Agreement

On November 24, 2003, United Agri Products entered into an international supply agreement with ConAgra Foods (the “International Supply Agreement”) pursuant to which United Agri Products agreed to sell certain agricultural chemical products to ConAgra Foods’ non-U.S. distribution companies and certain customers located outside of the United States and Canada who purchased such products during the two year period prior to November 24, 2003. The initial term of the International Supply Agreement is one year and renews automatically for an additional year unless terminated by either party upon 60 days’ notice. In addition, each party may terminate the International Supply Agreement upon mutual agreement with the other party, upon the breach of any material term of the agreement by the other party (or, in our case, one of ConAgra Foods’ non-U.S. distribution companies), or upon the other party’s insolvency. Under the terms of the International Supply Agreement, United Agri Products is required to sell agricultural chemical products ordered by ConAgra Foods’

distribution companies at the prices applicable to sales of such products to such distribution companies immediately prior to the date of the agreement. In addition, United Agri Products agreed to sell agricultural chemical products ordered by customers located outside of the United States and Canada at prices established by it after consultation with ConAgra Foods’ distribution companies. United Agri Products is required to pay to ConAgra Foods, on each sale to customers other than affiliates of ConAgra Foods, the difference (if a positive number) between the amount paid to United Agri Products by such customers and the cost of such products if purchased by a ConAgra Foods distribution company.

The International Supply Agreement also limits each party’s ability to sell agricultural chemical products in certain geographic areas during the term of the agreement. Con Agra Foods’ distribution companies can purchase products under the agreement only for resale outside the United States and Canada. Conversely, United Agri Products cannot sell agricultural chemical products within any territory outside the United States and Canada if such territory was served by one of Con Agra Foods’ distribution companies prior to the date of the agreement. United Agri Products also cannot sell products to any third party that it knows or has reason to know will resell such products within any such territory.

Finally, pursuant to the International Supply Agreement United Agri Products granted each Con Agra Foods distribution company that purchases products under the agreement a non-exclusive, non-transferable right to use any trademarks and trade names associated with the products in connection with the marketing, manufacture, distribution and sale of such products.

Releases

On November 24, 2003, United Agri Products, together with certain of its subsidiaries, entered into a release with ConAgra Foods under which United Agri Products and its subsidiaries party to such release irrevocably released ConAgra Foods, its affiliates and their directors, officers and employees from any liabilities and causes of action, whether known or unknown, relating to, arising out of, or in any way connected with events or happenings that occurred or failed to occur on or prior to the date of the release (other than (i) claims arising under the stock purchase agreement, the ancillary agreements entered into in connection with the stock purchase agreement or any agreement entered into in connection with the Acquisition, (ii) product liability claims for products sold by ConAgra Foods to United Agri Products or any of its subsidiaries prior to the date of the release and (iii) claims arising from any act or omission constituting fraud, gross negligence or willful misconduct).

Similarly, ConAgra Foods entered into a release with UAP Holdings under which ConAgra Foods and its subsidiaries irrevocably released United Agri Products, its subsidiaries and their directors, officers and employees from any liabilities and causes of action, whether known or unknown, relating to, arising out of, or in any way connected with the events or happenings that occurred or failed to occur on or prior to the date of the release (other than (i) claims arising under the stock purchase agreement, the ancillary agreements entered into in connection with the stock purchase agreement or any agreement entered into in connection with the Acquisition and (ii) claims arising from any act or omission constituting fraud, gross negligence or willful misconduct).

Canadian Operations Assignment and Assumption Agreement

On November 18, 2003, UAP Canada, which is one of our subsidiaries purchased in the Acquisition but on November 18, 2003 was a subsidiary of ConAgra Limited, entered into an asset purchase agreement (the “UAP Canada Asset Purchase Agreement”) with ConAgra Limited pursuant to which UAP Canada purchased certain assets (including, among other things, owned and leased properties, contracts, inventories, intellectual property and accounts receivable) owned by ConAgra Limited. Such assets related to the UAP Canada business carried on by ConAgra Limited, and excluded ConAgra Limited’s bulk wholesale fertilizer business, commodity grain business and imagery technology business. The purchase price equaled Cdn$57.3 million and was paid by the assumption of certain liabilities of ConAgra Limited and the delivery to ConAgra Limited of 99 common shares of the issued and outstanding shares of UAP Canada. In connection with the UAP Canada Asset Purchase

Agreement, ConAgra Limited also assigned, and UAP Canada assumed, all assets, liabilities and obligations of the Pension Plan for Employees of United Agri-Products (UAP Canada), a division of ConAgra International (Canada) Limited, and the UAP Canada Savings Plan.

Imperial Plant Agreement

On November 24, 2003, United Agri Products entered into an imperial plant agreement with ConAgra International Fertilizer Company (the “Imperial Plant Agreement”), pursuant to which ConAgra International Fertilizer Company agreed to deliver various agricultural fertilizer materials to United Agri Products’ plant located in Imperial, Nebraska for United Agri Products to blend, process and store. ConAgra International Fertilizer Company then sells the materials to United Agri Products at the plant at prices determined in accordance with the Fertilizer Supply Agreement. The Imperial Plant Agreement has a term of one year.

The Imperial Plant Agreement provides that, at the end of each fiscal quarter of ConAgra International Fertilizer Company during the term of the agreement, the parties will equally share Net Profits or Losses (as defined below) resulting from ConAgra International Fertilizer Company’s sales of agricultural fertilizer materials from the Imperial Plant. If there is a Net Profit, then ConAgra International Fertilizer Company must pay United Agri Products 50% of such Net Profit. Conversely, if the plant incurs a Net Loss, then United Agri Products must pay ConAgra International Fertilizer Company 50% of such Net Loss. The Imperial Plant Agreement defines “Net Profits or Losses” as gross revenues derived from ConAgra International Fertilizer Company’s sale of materials from the plant, less ConAgra International Fertilizer Company’s depreciation expenses on certain ConAgra International Fertilizer Company assets located at the plant and less any cost or expense ConAgra International Fertilizer Company incurs in replacing, maintaining or repairing such assets, and before any federal or state income taxes. The value of materials lost or damaged while in United Agri Products’ control at the plant is deducted from United Agri Products’ share of Net Profits and added to United Agri Products’ share of Net Losses, provided that United Agri Products is given a shrink allowance of up to one-half of one percent.

Mix Plants Agreement

On November 24, 2003, United Agri Products also entered into a mix plants agreement with ConAgra International Fertilizer Company (the “Mix Plants Agreement”), pursuant to which ConAgra International Fertilizer Company agreed to blend and process various agricultural fertilizer materials for United Agri Products at certain of its plants located in Iowa, Minnesota, Illinois and Indiana. ConAgra International Fertilizer Company then sells the blended and processed materials to United Agri Products at prices determined in accordance with the Fertilizer Supply Agreement. The Mix Plants Agreement has a term of one year, except that United Agri Products may terminate it with respect to any plant if there is a pending or threatened environmental claim or investigation at such plant.

As with the Imperial Plant Agreement, the Mix Plants Agreement provides that the parties will share Net Profits or Losses (as defined below) at each plant, based on United Agri Products’ applicable Margin Contribution (as defined below) at each such plant. If there is a Net Profit, then ConAgra International Fertilizer Company must pay United Agri Products an amount equal to the product of (i) United Agri Products’ Margin Contribution at the applicable plant multiplied by (ii) the Net Profit at such plant. Conversely, if a plant incurs a Net Loss, then United Agri Products must pay ConAgra International Fertilizer Company the product of (i) United Agri Products’ Margin Contribution multiplied by (ii) the Net Loss. The Mix Plants Agreement defines “Net Profits or Losses” as gross revenues derived from the sale of all materials produced at a plant, less all costs associated with operating the plant, and before federal and state income taxes. The agreement defines “Margin Contribution” as the difference between ConAgra International Fertilizer Company’s cost of materials at the plant and the sales price to United Agri Products at the time of such sale. For purposes of computing Net Profits or Losses, all raw materials provided by ConAgra International Fertilizer Company to the plants are deemed to be provided at ConAgra International Fertilizer Company’s cost including applicable rebates.

Grain Merchandising Agreements

On November 24, 2003, one of our indirect, wholly owned subsidiaries entered into six grain merchandising agreements with ConAgra Foods. Each agreement has a one year term beginning on November 24, 2003. The grain merchandising agreements relate to grain elevators that UAP owns and has historically used to perform various storage and delivery services for ConAgra Foods. UAP agreed to purchase grain at these elevators as agent for ConAgra Foods, with ConAgra Foods providing the actual payment amount, while UAP provides the administrative services necessary for such purchases. UAP agreed to then store, ship or deliver such grain as directed by ConAgra Foods. UAP also agreed to provide all labor, equipment and supplies reasonably necessary to handle and transfer the grain and grain products at these elevators. During the term of the grain merchandising agreements, UAP has agreed not to handle or store grain at the grain elevators other than as directed by ConAgra Foods. At the end of every month during the term of these agreements, ConAgra Foods will determine the profit or loss at each elevator for the previous month. If there has been a profit for the previous month, ConAgra Foods will pay United Agri Products three-quarters of such profit. If there has been a loss for the previous month, United Agri Products will pay ConAgra Foods one-quarter of such loss.

Leases

In connection with the Acquisition, United Agri Products or one of its direct, wholly owned subsidiaries entered into 15-year ground leases with ConAgra Foods and its affiliates for six facilities in the United States and four facilities in Canada. Rent is approximately Cdn$4,667 per month for each Canadian ground lease and between $250 and $1,350 per month for the U.S. ground leases. After the fifth and tenth years of the term of each of the ground leases, rent will be adjusted to the then current market rents. In addition to rent for certain facilities, United Agri Products will pay additional fees based on tonnage unloaded or rail cars spotted.

In connection with the Acquisition, United Agri Products or one of its direct, wholly owned subsidiaries also entered into subleases with ConAgra Foods and its affiliates for facilities located in Carrington, North Dakota and Browns, Illinois. Rent is $500 per month under the Browns sublease and $1,000 per month under the Carrington sublease. The subleases expire when the applicable master leases expire or terminate.

Scale License Agreements

Certain of our wholly owned subsidiaries are party to two scale license agreements with ConAgra Foods. Each agreement allows us to use a scale owned or operated by ConAgra Foods for a monthly fee of $200. In addition, we are responsible for 50% of the maintenance costs of the scales at these locations.

Storage Agreement

On November 24, 2003, one of our indirect wholly owned subsidiaries entered into a storage agreement with ConAgra Foods providing for the storage by ConAgra Foods of certain fertilizer products owned by UAP or one of its subsidiaries at a ConAgra Foods facility in Dubuque, Iowa. The term of the agreement ends on June 30, 2005. UAP has agreed to pay a minimum of $180,000 to ConAgra Foods for services performed under this storage agreement. If UAP’s aggregate payments to ConAgra Foods do not total at least $180,000 by June 30, 2005, UAP has agreed pay to ConAgra Foods the difference between the aggregate amount UAP has paid for services under the agreement and $180,000.

Investor Rights Agreement

All employees who have deferred compensation accounts under our deferred compensation plans and own stock options are subject to an investor rights agreement with Apollo and UAP Holdings (the “Investor Rights Agreement”), which governs certain aspects of UAP Holdings’ relationship with its security holders. The Investor Rights Agreement, among other things:

•

allows security holders to join, and allows Apollo and its affiliates to require security holders to join, in any sale or transfer of shares of common stock or preferred stock to any third party prior to a qualified public offering of common stock or preferred stock, following which (when aggregated with all prior such sales or transfers) Apollo and its affiliates shall have disposed of at least 10% of the number of shares of common stock or preferred stock, as applicable, that Apollo and its affiliates owned as of November 24, 2003;

•	restricts the ability of security holders to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, common stock or preferred stock or of all or part of the voting power associated with common stock or preferred stock;

•	allows security holders to include certain securities in a registration statement filed by the Company with respect to an offering of common stock or preferred stock (i) in connection with the exercise of any demand rights by Apollo and its affiliates or any other security holders possessing such rights, or (ii) in connection with which Apollo and its affiliates exercise “piggyback” registration rights;

•	allows UAP Holdings and Apollo to repurchase all or any portion of the common stock and preferred stock held by directors, employees and consultants of UAP Holdings upon the termination of their employment with UAP Holdings, their death or their bankruptcy or insolvency; and

•	contains a provision that at any meeting of UAP Holdings’ stockholders and in any action by written consent of UAP Holdings’ stockholders, the trustee under UAP Holdings’ 2003 deferred compensation plan will vote the shares of common stock in which each security holder’s deferred compensation account is deemed to be invested at the direction of Apollo.

The Investor Rights Agreement terminates upon the earliest to occur of the dissolution of UAP Holdings, the occurrence of any event which reduces the number of security holders to one and the transfer to a person or group other than Apollo and its affiliates of a number of shares of common stock having the power to elect a majority of UAP Holdings’ Board of Directors.

In connection with this offering, the Investor Rights Agreement will be amended and restated in its entirety by the management incentive agreement. See “—Related Party Transactions in Connection with this Offering—Management Incentive Agreement” beginning on page 83.

Apollo Registration Rights Agreement

On November 24, 2003, Apollo entered into a registration rights agreement with UAP Holdings pursuant to which Apollo and its affiliates have certain demand and incidental registration rights with respect to UAP Holdings’ common stock. Under this agreement, at Apollo’s written request, we are obligated to prepare and file a registration statement covering the shares that are requested to be registered by Apollo. Apollo has the right to make up to six demand registration requests provided that after we become eligible to use a registration statement on Form S-3, Apollo will have an unlimited number of Form S-3 demand registration requests. Until we are eligible to use a registration statement on Form S-3, we have the right to defer a demand for registration by up to 90 days if our board of directors determines in good faith that it would be materially adverse to us to file a registration statement. In addition, should we propose in the future to register any of our own common stock for sale to the public, Apollo has the opportunity to include its common stock in the same or concurrent registration statement filed by us, subject to customary cutbacks at the option of any underwriters of such future offerings. All of the 25,052,345 shares of common stock owned by Apollo after this offering (21,536,720 shares if the underwriters’ over-allotment option is exercised in full), will have registration rights under this agreement. We will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement provides for standard indemnification provisions for an agreement of this type.

Apollo Management Consulting Agreement

United Agri Products is a party to a management consulting agreement dated as of November 21, 2003 with Apollo (the “Management Agreement”). Under the terms of the Management Agreement, United Agri Products retained Apollo to provide certain management consulting and financial advisory services, for which United Agri Products pays Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In particular, the Management Agreement requires Apollo to advise United Agri Products concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of United Agri Products and its affiliates, in each case as United Agri Products shall reasonably and specifically request in writing. In addition, as consideration for arranging the Acquisition, certain related financing transactions and the preparation of a registration statement with respect to an exchange offer for the 8¼% Senior Notes, United Agri Products paid Apollo a fee of $5.0 million in January 2004. Upon the consummation of this offering, United Agri Products also expects to pay Apollo a transaction fee of $3.5 million. The Management Agreement has an initial term of seven years, which commenced on November 21, 2003. Upon the fourth anniversary of the date of the Management Agreement and the end of each year thereafter (each of such fourth anniversary and the end of each year thereafter, a “Year End”), the term is automatically extended for an additional year unless terminated by either party at least 30, but no more than 60, days prior to such year end. Concurrently with the closing of this offering and upon payment of the aforementioned transaction fee and all other amounts payable to Apollo under the Management Agreement, the Management Agreement will be terminated in its entirety.

RELATED PARTY TRANSACTIONS PRIOR TO THE ACQUISITION

ConAgra Foods’ executive, finance, tax and other corporate departments have historically performed services for the ConAgra Agricultural Products Business, and, pursuant to the Buyer Transition Services Agreement described in “—Ancillary Agreements” beginning on page 77, will continue to perform certain administrative and other services for us. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the ConAgra Agricultural Products Business finance charges on ConAgra Foods’ investment in and advances to the ConAgra Agricultural Products Business. We believe that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra Agricultural Products Business if it had been operated on a stand-alone basis. Corporate allocations included allocation of selling, administrative and general expenses of approximately $9.0 million for the thirty-nine weeks ended November 23, 2003, and $10.8 million, $10.5 million and $10.9 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of approximately $12.2 million for the thirty-nine weeks ended November 23, 2003, and $22.5 million, $39.5 million and $57.5 million in fiscal 2003, 2002 and 2001, respectively. Allocated finance charges are presented net of third party finance fee income of $7.3 million for the thirty-nine weeks ended November 23, 2003 and $13.5 million and $13.4 million in fiscal 2003 and 2002, respectively.

UAP also has historically entered into transactions in the normal course of business with parties under common ownership of ConAgra Foods. Net sales to related parties were $5.8 million during the thirty-nine weeks ended November 23, 2003, and $25.5 million, $33.8 million and $13.4 million in fiscal years 2003, 2002 and 2001, respectively. Gross margins associated with related party net sales were $2.0 million during the thirty-nine weeks ended November 23, 2003, and $2.5 million, $2.6 million and $1.5 million in fiscal years 2003, 2002 and 2001, respectively.

RELATED PARTY TRANSACTIONS IN CONNECTION WITH THIS OFFERING

Management Incentive Agreement

In connection with this offering, UAP Holdings, its equity sponsor and certain management security holders will enter into a management incentive agreement. That agreement will include “piggyback” registration rights that continue the similar rights afforded under the Investor Rights Agreement. In connection with this offering, each management security holder will have the right to sell an aggregate number of shares of common stock with a value (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) equal to 15% of the sum of:

•	the excess of the value of the common stock underlying such holder’s vested Tranche B options and Tranche C options granted under the 2003 option plan (assuming that such holder’s Tranche B options and Tranche C options are fully vested and based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) over the exercise price of such options; and

•	the value of the common stock in which such holder’s deferred compensation account under our deferred compensation plans is deemed to be invested (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions).

The management incentive agreement will prohibit the management security holders from offering to sell, contracting to sell, or otherwise selling, disposing of, loaning, using as collateral or otherwise pledging, transferring or granting any interest in or rights with respect to any shares of common stock acquired on the exercise of options granted under the 2003 option plan or the distribution of deferred shares under the 2003 and 2004 deferred compensation plans, except in connection with the exercise of “piggyback” registration rights and subject to the following additional exceptions:

•	Except as otherwise described below, on and after March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2006 (each such date, a “release date”), each management security holder shall have the right to sell an aggregate number of shares of common stock with a value (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) equal to 6.25% (calculated as of the date of this offering) of the sum of:

•	the excess of the value of the common stock underlying such holder’s options granted under the 2003 option plan and held by such holder on the date of consummation of the offering (whether or not such options are then vested and based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) over the exercise price of such options; and

•	the value of the common stock in which such holder’s deferred compensation accounts under our deferred compensation plans is deemed to be invested on the date of the consummation of the offering (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions and calculated before giving effect to the distribution of any deferred shares the holder is permitted to sell in connection with this offering).

•	Messrs. Kenneth Cordell and David Bullock are subject to a somewhat more stringent lock-up provision, which provides for an initial release date of June 1, 2007, but allows Messrs. Cordell and Bullock to sell shares of common stock with a value (as described above) equal to 12.5% (as opposed to 6.25%) of the foregoing value on each of the first two release dates.

•	At any time after a release date, in addition to the foregoing, each management security holder will be permitted to sell a number of shares of common stock equal to the number of shares that such management security holder was entitled to, but did not, sell as of such release date.

•	In the event of a management security holder’s death, the beneficiaries of such holder will be permitted to sell all of such holder’s shares of common stock at any time.

•	In the event a (i) management security holder’s employment is terminated for any reason other than “Full Cause” or by the holder with “Good Reason” (as each such term is defined in the management incentive agreement), or (ii) distribution of the common stock in which a holder’s deferred compensation account is deemed to be invested occurs as a result of a successful challenge by the Internal Revenue Service of our existing trust arrangement the holder will be permitted to sell shares of common stock in accordance with the schedule of release dates described above. However, the holder will also be permitted to sell such number of shares of common stock as is necessary for him to generate sufficient proceeds, net of any underwriter’s commissions and discounts, to satisfy any federal and state income tax liabilities incurred with respect to the distribution of deferred shares from our deferred compensation plans or the exercise of UAP stock options in connection with such termination of employment.

•	In the event a management security holder’s employment is terminated for Full Cause or by the holder without Good Reason, the holder will be prohibited from offering to sell, contracting to sell, or otherwise selling, disposing of, loaning, using as collateral or otherwise pledging, transferring or granting any interest in or rights with respect to any shares of common stock acquired on the exercise of options granted under the 2003 option plan or the distribution of deferred shares under the 2003 and 2004 deferred compensation plans (regardless of whether such exercise or such distribution occurs prior to or following such termination of employment) for a period of six years following the date of the termination of employment.

The management incentive agreement will also provide that, within two years of the consummation of this offering, UAP Holdings must file or cause to be filed, and use commercially reasonable efforts to cause to become and remain effective for so long as any management security holder beneficially owns securities covered by the management incentive agreement, a registration statement on Form S-8 or other appropriate form with respect to the issuance of shares of common stock in connection with the exercises of options granted under our option plans and deferred compensation plans.

Pursuant to the management incentive agreement, each of the retention agreements entered into in connection with the Acquisition will be terminated. Each management security holder that is party to the management incentive agreement will agree not to:

•	disclose or use at any time, either during the term of his employment or thereafter, any confidential information about the business of UAP Holdings and its subsidiaries of which he is or becomes aware, except to the extent that such disclosure or use is directly related to and required by his performance in good faith of duties assigned to him by UAP Holdings and its affiliates or required pursuant to an order of a court of competent jurisdiction;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, induce or attempt to induce any employee of UAP Holdings and its subsidiaries to leave the employ of UAP Holdings and its subsidiaries or in any way interfere with the relationship between UAP Holdings and its subsidiaries, on the one hand, and any employee thereof, on the other hand;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, hire any person who was an employee of UAP Holdings and its subsidiaries until six months after such individual’s employment relationship with UAP Holdings and its subsidiaries has been terminated;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, induce or attempt to induce any customer, supplier, licensee or other business relation of UAP Holdings and its subsidiaries to cease doing business with UAP Holdings and its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and UAP Holdings and its subsidiaries, on the other hand; or

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the businesses or the products of UAP Holdings and its subsidiaries as such businesses and/or products exist or are in the process of being formed or acquired as of the date of the termination of employment, within the United States, Canada and any other country in which any product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by UAP Holdings and its subsidiaries on or prior to the date that he ceases to be employed by UAP Holdings and its subsidiaries.

DESCRIPTION OF CERTAIN INDEBTEDNESS

THE REVOLVING CREDIT FACILITY

On November 24, 2003, in connection with the Acquisition, United Agri Products entered into a five-year $500.0 million revolving credit facility with General Electric Capital Corporation as Agent and Lender, GE Canada Finance Holding Company as Canadian Agent, GECC Capital Markets, Group, Inc. as Co-Lead Arranger, UBS Securities LLC, as Co-Lead Arranger and Co-Syndication Agent, Coôperatieve Centrale Raiffeisen-Boereleenbank B.A., “Rabobank International,” New York Branch, as Co-Documentation Agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agent. United Agri Products will amend and restate the credit agreement governing the revolving credit facility upon the consummation of this offering. The key terms of the revolving credit facility, as they will be amended and restated, are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The revolving credit facility provides for the following:

•	a five-year $500.0 million asset-based revolving credit facility;

•	a $20.0 million revolving credit sub-facility for UAP Canada;

•	a $50.0 million letter of credit sub-facility;

•	a $25.0 million swingline loan sub-facility; and

•	a $25.0 million in-season over-advance sub-facility.

United Agri Products used approximately $242.0 million of proceeds of the revolving credit facility to fund a portion of the purchase price of the Acquisition. United Agri Products and UAP Canada use and will continue to use the revolving credit facility for, among other things, United Agri Products’ and its respective subsidiaries’ working capital and general corporate purposes, including, without limitation, effecting certain permitted acquisitions and investments.

As of August 29, 2004, on a pro forma basis after giving effect to this offering and the Special Dividends, $240.3 million was outstanding under the revolving credit facility, and $240.6 million would have been available for future borrowings, subject to aggregate borrowing base availability and net of $19.1 million in outstanding letters of credit.

Borrowing Bases

Borrowings by United Agri Products and UAP Canada are subject to borrowing availability under the revolving credit facility. United Agri Products’ borrowing availability is an amount equal to the lesser of:

•	the maximum amount of the revolving loan commitment, less the outstanding amount of loans of UAP Canada under the Canadian revolving loan sub-facility; or

•	the U.S. borrowing base, plus (if applicable) the maximum in-season over-advance amount;

in each case less the sum of the outstanding U.S. revolving loans (including the outstanding amount of letter of credit obligations, swingline loans and in-season over-advances).

The U.S. borrowing base is, at any date of determination, an amount equal to the sum of:

•	85% of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible accounts receivable (other than “extended” accounts receivable and other than those of certain “inactive” subsidiaries);

•	75% of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible “extended” accounts receivable (other than those of certain “inactive” subsidiaries); and

•	the lesser of (1) 55% (or 65% between April 1st and July 31st of each year) of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries’ eligible inventory (other than that of certain “inactive” subsidiaries) valued at the lower of cost or market or (2) 85% multiplied by a “net orderly liquidation value factor” multiplied by the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries’ eligible inventory (other than that of certain “inactive” subsidiaries).

Borrowings by UAP Canada are also subject to borrowing availability under the revolving credit facility. Its borrowing availability is an amount equal to the lesser of:

•	the maximum amount of the Canadian revolving loan sub-facility; or

•	the U.S. dollar-equivalent of the Canadian borrowing base;

in each case less the sum of (1) the U.S. dollar-equivalent of outstanding Canadian revolving loans and (2) the amount of the U.S. revolving loans (including letter of credit obligations, swingline loans and in-season overadvances) outstanding in excess of $480.0 million.

The Canadian borrowing base is calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it is applied only to eligible Canadian accounts receivable and inventory).

Interest and Applicable Margins

The interest rates with respect to revolving loans under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of between 0.50% and 1.00% or upon LIBOR plus an applicable LIBOR margin of between 1.75% and 2.25%. At the consummation of this offering, the applicable index margin will be 0.75% and the applicable LIBOR margin will be 2.00%. The interest rates with respect to in-season overadvances under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.25% or upon LIBOR plus an applicable LIBOR margin of 3.50%. These applicable margins (other than the margin on in-season overadvances) are in each case subject to prospective adjustment on a quarterly basis (with respect to any reduction from current levels, beginning with the third quarter after consummation of this offering) if United Agri Products reduces its ratio of funded debt to EBITDA (on a consolidated basis). Following an event of default, all amounts owing under the revolving credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Fees

The revolving credit facility requires the payment of the following fees:

•	certain fees specified in a fee letter entered into with GE Capital;

•	an unused line of credit fee in an amount equal to an applicable unused line fee margin of between 0.25% and 0.375% (0.25% at the consummation of this offering) (which margin may be adjusted prospectively on a quarterly basis based on our ratio of funded debt to EBITDA on a consolidated basis) multiplied by the difference between (x) the maximum amount of our revolving credit facility (as it may be reduced from time to time) and (y) the average daily balance of revolving loans (including swingline loans) for the preceding months;

•	a letter of credit fee equal to the average daily undrawn face amount of all outstanding letters of credit during such month multiplied by the applicable margin then in effect with respect to LIBOR loans (other than in-season overadvances); and

•	customary administrative charges.

Guaranties and Collateral

The obligations under the revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect subsidiaries. However, none of the non-U.S. subsidiaries of UAP Holdings have guaranteed or will guarantee any of United Agri Products’ obligations or those of its U.S. subsidiaries. The obligations of UAP Canada under the revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect Canadian and U.S. subsidiaries (including United Agri Products).

United Agri Products’ obligations and the obligations of the U.S. guarantors under the revolving credit facility and the related documents are and will be secured by a first priority lien on or security interest in, subject to certain exceptions, substantially all of UAP Holdings’ and United Agri Products’ properties and assets and the properties and assets of each of the U.S. guarantors, in each case whether now owned or hereafter acquired. The obligations of UAP Canada and the obligations of the Canadian guarantors under the revolving credit facility and the related documents are and will be secured by a first priority lien on or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the Canadian guarantors in each case whether now owned or hereafter acquired. Such security includes and will include a pledge or all capital stock and certain debt instruments owned by such parties, except that, in general, not more than 66% of the total outstanding voting stock of any non-U.S., non-Canadian subsidiary of UAP Holdings is or will be required to be pledged in support of the obligations of UAP Holdings, United Agri Products or its subsidiaries.

Representations, Warranties and Covenants

The revolving credit facility contains certain customary representations, warranties and affirmative covenants. In addition, the revolving credit facility contains customary negative covenants restricting, subject to customary exceptions, UAP Holdings’ ability and the ability of its subsidiaries to, among other things:

•	incur additional indebtedness;

•	incur liens, enter into agreements that limit the ability to incur liens, or permit any encumbrance or restriction on certain inter-company payments and transfers;

•	make investments;

•	become liable for certain contingent obligations;

•	make certain restricted payments in respect of capital stock;

•	amend certain organizational, corporate and other documents;

•	engage in mergers or make acquisitions;

•	sell or dispose of assets or the stock of subsidiaries;

•	enter into transactions with affiliates;

•	engage in any new business;

•	change in fiscal year without notice to the agent;

•	create or establish new subsidiaries without delivering guaranties and security and described above;

•	establish new bank accounts without entering into a control agreement in favor of the agent;

•	permit certain releases of certain hazardous materials;

•	take any actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect (as defined);

•	enter into certain sale-leaseback, lease in-lease out and similar transactions; or

•	voluntarily purchase, redeem, defease or prepay the notes or any subordinated debt;

In addition, the revolving credit facility restricts the ability of each of UAP Holdings and United Agri Products to pay dividends on its capital stock. Generally, neither can pay dividends unless:

•	the aggregate amount of dividends does not exceed $25.0 million plus up to 50% of the cumulative positive consolidated net income, as defined (net of losses), of United Agri Products and its subsidiaries since November 24, 2003;

•	immediately prior to and immediately following the dividend, at least $40.0 million is available for borrowing under the revolving credit facility; and

•	no event of default under the revolving credit facility shall have occurred and be continuing or would result after giving effect to the dividend.

The revolving credit facility also contains the following financial covenants:

•	If and for so long as aggregate borrowing availability is less than $40.0 million, UAP Holdings and its subsidiaries will be required to have EBITDA of at least $70.0 million, measured as of the last day of each month for the trailing twelve-month period then ended.

•	If and for so long as aggregate borrowing availability is less than $40.0 million, UAP Holdings and its subsidiaries will be required to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0, measured as of the last day of each month for the trailing twelve-month period then ended.

Events of Default

Events of default under the revolving credit facility include:

•	failure to pay principal when due or pay a reimbursement obligation in respect of a letter of credit;

•	failure to pay interest within three business days after its due date;

•	default with respect to certain other indebtedness;

•	failure to maintain UAP’s corporate existence or that of UAP Canada;

•	failure to cause any new subsidiary to guarantee UAP’s obligations and/or those of UAP Canada and to collateralize the same with security interests, liens and pledges on the terms and conditions set forth in the revolving credit facility and related documents;

•	failure to comply with the covenants in the revolving credit facility;

•	submission of a borrowing base certificate containing material errors;

•	material breach of any representation or warranty;

•	other defaults under the revolving credit facility documents which are not cured or waived within 30 days;

•	voluntary and involuntary events of bankruptcy;

•	the entrance or filing of a material money judgment or similar process which is not adequately covered by insurance and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

•	any order is entered decreeing the dissolution of any borrower or guarantor (other than certain “inactive” subsidiaries) and the same remains undischarged or unstayed for a period in excess of 30 days;

•	any of the revolving credit facility documents become invalid; and

•	certain changes of control with respect to UAP Holdings, United Agri Products or UAP Canada.

8¼% SENIOR NOTES

On December 16, 2003, United Agri Products completed a private offering of $225.0 million aggregate principal amount of its 8 1/4% Senior Notes due 2011 (the “8 1/4% Senior Notes”). The net proceeds from the offering of the 8 1/4% Senior Notes were used to repay United Agri Products’ $175.0 million senior bridge loan facility, plus accrued interest, to repay a portion of the revolving credit facility, and to pay related fees and expenses. The 8 1/4% Senior Notes were issued under an indenture among United Agri Products, certain of its subsidiaries and JPMorgan Chase Bank, as trustee. UAP Holdings has not guaranteed United Agri Products’ obligations under the 8 1/4% Senior Notes.

Interest on the 8 1/4% Senior Notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2004. The 8 1/4% Senior Notes mature on December 15, 2011. United Agri Products is not required to make mandatory redemption or sinking fund payments with respect to the 8 1/4% Senior Notes.

Optional Redemption

United Agri Products may redeem some or all of the 8 1/4% Senior Notes at any time on or after December 15, 2007 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to December 15, 2006, United Agri Products may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the 8 1/4% Senior Notes originally issued under the indenture governing the 8 1/4% Senior Notes and all or a portion of any additional notes issued under such indenture after the date of such indenture, in each case at a redemption price equal to 108.250% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Pursuant to this provision, we intend to use a portion of the net proceeds of this offering to redeem approximately $21.5 million principal amount of the 8 1/4% Senior Notes.

In addition, at any time prior to December 15, 2007, United Agri Products may redeem some or all of the 8¼% Senior Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Guarantees; Ranking

The 8 1/4% Senior Notes are United Agri Products’ general unsecured obligations and rank equally in right of payment with all of United Agri Products’ existing and future unsecured senior debt. The 8 1/4% Senior Notes are effectively subordinated in right of payment to all of United Agri Products’ existing and future secured debt, including debt under the revolving credit facility, to the extent of the value of the assets securing that debt. In addition, the 8 1/4% Senior Notes are structurally subordinate to all obligations, including trade payables, of United Agri Products’ subsidiaries that do not guarantee the 8 1/4% Senior Notes.

The 8 1/4% Senior Notes are guaranteed on a senior unsecured basis by United Agri Products’ current and future domestic restricted subsidiaries. The guarantees are general unsecured obligations of the guarantors and rank equally in right of payment with their existing and future unsecured senior debt. The guarantees are effectively subordinated in right of payment to all of the guarantors’ existing and future secured debt, including guarantees under the revolving credit facility, to the extent of the value of the assets securing that debt.

Covenants

The indenture governing the 8 1/4% Senior Notes contains certain limitations and restrictions on United Agri Products’ and certain of its subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	limit dividends or other payments by United Agri Products’ restricted subsidiaries to United Agri Products; and

•	sell all or substantially all of United Agri Products’ assets or merge with or into other companies.

The indenture also restricts United Agri Products’ ability to pay dividends or make other distributions on its capital stock or repurchase or redeem its capital stock. Specifically, United Agri Products may not make any such payments if a default under the indenture has occurred and is continuing. In addition, the aggregate amount of such payments generally cannot exceed 50% of the cumulative consolidated net income of United Agri Products and its subsidiaries since November 24, 2003 plus 100% of any amounts contributed to United Agri Products’ common equity capital or received from the sale of equity interests. As a condition to making such payments, United Agri Products must also be able to incur $1.00 of additional indebtedness under the fixed charge coverage ratio test. Notwithstanding the foregoing, United Agri Products is permitted to pay dividends to UAP Holdings to allow UAP Holdings to pay dividends on its common stock, following the first public offering of UAP Holdings’ common stock, in an amount up to 7.5% per annum of the amount contributed to United Agri Products from the proceeds received by UAP Holdings in such offering. The indenture also contains a provision allowing United Agri Products to make up to $25.0 million of restricted payments generally, which it could use to pay dividends (and was used in connection with the Special Dividends).

These covenants are subject to important exceptions and qualifications.

Events of Default

The indenture governing the 8 1/4% Senior Notes contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to other material indebtedness, (iv) bankruptcy events and (v) material judgments.

Registration Rights

The registration rights agreement governing the 8 1/4% Senior Notes (the “8 1/4% Senior Note Registration Rights Agreement”) required United Agri Products to cause its Registration Statement on Form S-4 relating to an exchange offer for the 8 1/4% Senior Notes to be declared effective by the Securities and Exchange Commission on or before July 13, 2004. Because of the Proposed IDS Offering, United Agri Products was precluded from causing its Registration Statement on Form S-4 from being declared effective. In accordance with the terms of the 8 1/4% Senior Note Registration Rights Agreement, United Agri Products accrued liquidated damages on the 8 1/4% Senior Notes at a rate of 0.25% per annum on the outstanding principal amount of such notes from July 14, 2004 through October 12, 2004. Since October 13, 2004, United Agri Products has been accruing liquidated damages on the 8 1/4% Senior Notes at a rate of 0.50% per annum on the outstanding principal amount of the 8 1/4% Senior Notes. As soon as practicable, United Agri Products intends to cause its Registration Statement on Form S-4 to be declared effective by the Securities and Exchange Commission, and to commence an exchange offer relating to its 8 1/4% Senior Notes, at which time liquidated damages will no longer accrue. After consummating this exchange offer, United Agri Products will pay any outstanding liquidated damages using cash generated by its operations.

Tender Offer and Consent Solicitation

On April 26, 2004, United Agri Products commenced a tender offer and consent solicitation with respect to all its outstanding 8 1/4% Senior Notes. The tender offer and consent solicitation were conditioned upon, among other things, the closing of the Proposed IDS Offering. We abandoned the Proposed IDS Offering, however, to pursue this offering, and on October 29, 2004, the tender offer and consent solicitation was terminated.

Accordingly, following the consummation of this offering and the application of the proceeds therefrom to redeem a portion of the 8 1/4% Senior Notes, approximately $203.5 million principal amount of the 8 1/4% Senior Notes will remain outstanding.

10¾% SENIOR DISCOUNT NOTES

On January 26, 2004, UAP Holdings completed a private offering of $125.0 million aggregate principal amount at maturity of its 10 3/4% Senior Discount Notes due 2012 (the “10 3/4% Senior Discount Notes”). The net proceeds from the offering of the 10 3/4% Senior Discount Notes were used to redeem approximately $26.4 million of the outstanding Series A Redeemable Preferred Stock, to pay a dividend of approximately $52.9 million to the holders of common stock, and to pay related fees and expenses. The 10 3/4% Senior Discount Notes were issued under an indenture between UAP Holdings and JPMorgan Chase Bank, as trustee.

        No interest will accrue on the 10 3/4% Senior Discount Notes prior to January 15, 2008. Instead, the accreted value of each 10 3/4% Senior Discount Note will increase (representing amortization of original issue discount) from the date of original issuance to but not including January 15, 2008 at a rate of 10 3/4% per annum, such that the accreted value on January 15, 2008 will be equal to the full principal amount at maturity. Beginning on January 15, 2008, interest on the 10 3/4% Senior Discount Notes will accrue at a rate of 10 3/4% per annum and will be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2008.

Optional Redemption

UAP Holdings may redeem some or all of the 10 3/4% Senior Discount Notes at any time on or after January 15, 2008 at a redemption price equal to 100% of the principal amount at maturity thereof plus a premium declining ratably to par, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to January 15, 2007, UAP Holdings may use the proceeds of certain equity offerings to redeem up to 40% of the aggregate principal amount at maturity of 10 3/4% Senior Discount Notes originally issued under the indenture governing the 10 3/4% Senior Discount Notes and all or a portion of any additional notes issued under such indenture after the date of the indenture, in each case at a redemption price equal to 110.750% of the accreted value thereof, plus liquidated damages, if any, to the redemption date.

In addition, if we experience a change of control prior to January 15, 2008, UAP Holdings may redeem the 10 3/4% Senior Discount Notes, in whole but not in part, at a redemption price equal to 100% of the accreted value thereof, plus a premium declining ratably to 8.063%, plus liquidated damages, if any, to the redemption date.

If UAP Holdings experiences a change of control, it may be required to offer to repurchase some or all the 10 3/4% Senior Discount Notes at a purchase price equal to 101% of the accreted value thereof, plus liquidated damages, if any, to the repurchase date (if prior to January 15, 2008) or 101% of the principal amount at maturity, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date (if on or after January 15, 2008).

Ranking

The 10 3/4% Senior Discount Notes are UAP Holdings’ general unsecured obligations and rank equally in right of payment with all of UAP Holdings’ existing and future unsecured senior debt. The 10 3/4% Senior Discount Notes are effectively subordinated in right of payment to all of UAP Holdings’ existing and future secured debt, including its guarantees of debt under the revolving credit facility, to the extent of the value of the assets securing that debt. The 10 3/4% Senior Discount Notes are structurally subordinated to all obligations of our existing and future subsidiaries, including United Agri Products.

Covenants

The indenture governing the 10 3/4% Senior Discount Notes contains certain limitations and restrictions on UAP Holdings and certain of its subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions on UAP Holdings’ capital stock or repurchase, repay or redeem UAP Holdings’ capital stock or subordinated debt;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by UAP Holdings’ restricted subsidiaries to us; and

•	sell all or substantially all of UAP Holdings’ assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications.

The indenture also restricts UAP Holdings’ ability to pay dividends or make other distributions on its capital stock or repurchase or redeem its capital stock. Specifically, UAP Holdings may not make any such payments if a default under the indenture has occurred and is continuing. In addition, the aggregate amount of such payments generally cannot exceed 50% of the cumulative consolidated net income of UAP Holdings and its subsidiaries since November 24, 2003 plus 100% of any amounts contributed to UAP Holdings’ common equity capital or received from the sale of equity interests. As a condition to making such payments, UAP Holdings must be able to incur $1.00 of additional indebtedness under the fixed charge coverage ratio test. Notwithstanding the foregoing, UAP Holdings is permitted to pay dividends on UAP Holdings’ common stock, following the first public offering of its common stock, in an amount up to 7.5% per annum of the net proceeds received by UAP Holdings in such offering. The indenture also contains a provision allowing UAP Holdings to make up to $25.0 million of restricted payments generally, which it could use to pay dividends (and was used in connection with the Special Dividends).

Events of Default

The indenture governing the 10 3/4% Senior Discount Notes contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to other material indebtedness, (iv) bankruptcy events and (v) material judgments.

Registration Rights

The registration rights agreement governing the 10¾% Senior Discount Notes (the “10¾% Senior Discount Note Registration Rights Agreement”) required UAP Holdings to cause its Registration Statement on Form S-4 relating to an exchange offer for the 10¾% Senior Discount Notes to be declared effective by the Securities and Exchange Commission on or before August 23, 2004. Because of the Proposed IDS Offering, UAP Holdings was precluded from causing its Registration Statement on Form S-4 from being declared effective. In accordance with the terms of the 10¾% Senior Discount Note Registration Rights Agreement, UAP Holdings began accruing liquidated damages on the 10¾% Senior Discount Notes at a rate of 0.25% per annum on the accreted value of such notes from August 24, 2004. As soon as practicable, UAP Holdings intends to cause its Registration Statement on Form S-4 to be declared effective by the Securities and Exchange Commission, and to commence an exchange offer relating to its 10¾% Senior Discount Notes, at which time liquidated damages will no longer accrue. After consummating this exchange offer, UAP Holdings will pay any outstanding liquidated damages, in cash, using a portion of the proceeds of this offering.

Tender Offer and Consent Solicitation

On April 26, 2004, UAP Holdings commenced a tender offer and consent solicitation with respect to all its outstanding 10¾% Senior Discount Notes. The tender offer and consent solicitation were conditioned upon, among other things, the closing of the Proposed IDS Offering. We abandoned the Proposed IDS Offering, however, to pursue this offering, and on October 29, 2004, the tender offer and consent solicitation was terminated. Accordingly, all the 10¾% Senior Discount Notes will remain outstanding following consummation of this offering.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our capital stock consists of 95,000,000 total authorized shares, of which 90,000,000 shares, $0.001 par value per share, are designated as “common stock” and 5,000,000 shares, $0.001 par value per share, are designated as “preferred stock.” There will be no shares of preferred stock outstanding immediately following this offering.

We have set forth below a summary description of the material terms and provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (“DGCL”).

COMMON STOCK

The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. See “Dividend Policy” beginning on page 21. Under Delaware law, we can only pay dividends either out of “surplus” or out of current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all the directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

PREFERRED STOCK

Shares of preferred stock may be issued from time to time, in one or more series, with the designations, assigned values, voting rights, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution, subject to certain limitations. Each series shall consist of that number of shares as shall be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. All shares of any one series of preferred stock shall be identical.

Series A Redeemable Preferred Stock

In connection with the Acquisition, we issued $60.0 million of Series A Redeemable Preferred Stock to ConAgra Foods. We redeemed approximately $26.4 million of Series A Redeemable Preferred Stock on January 26, 2004 with a portion of the proceeds from the offering of the 10¾% Senior Discount Notes. We also redeemed approximately $20.0 million of Series A Redeemable Preferred Stock on October 4, 2004 with a portion of the proceeds of a $60.0 million dividend from United Agri Products. The key terms of the Series A Redeemable Preferred Stock are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the applicable certificate of designation, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The authorized number of shares of Series A Redeemable Preferred Stock is 175,000, of which 15,254 are outstanding as of the date of this prospectus. The outstanding Series A Redeemable Preferred Stock was issued by us for $1,000 per share (the “Face Amount”) and ranks prior to our common stock and any other class of our capital stock ranking junior to the Series A Redeemable Preferred Stock with respect to dividends, liquidation, dissolution and winding up of UAP Holdings. All shares of Series A Redeemable Preferred Stock will be redeemed with the proceeds of this offering and will no longer be outstanding.

Dividends.    The holders of outstanding shares of Series A Redeemable Preferred Stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, with respect to each share of Series A Redeemable Preferred Stock, semiannual preferred dividends in an amount equal to the product of (i) the Face Amount thereof multiplied by (ii) 50% of the per annum dividend rate. The per annum dividend rate is 8.0% until November 24, 2008, 9.0% from November 24, 2008 to, but not including, November 24, 2009, and 10% from November 24, 2009 and thereafter. Dividends may be paid, at our option, either in cash or by delivering to the record holders of Series A Redeemable Preferred Stock additional shares of Series A Redeemable Preferred Stock (and fractional shares to the extent applicable) having an aggregate Face Amount equal to the amount of the dividend to be paid on the applicable dividend payment date.

Liquidation.    Upon a liquidation or winding up of UAP Holdings in a single transaction or series of transactions, the holders of Series A Redeemable Preferred Stock will be entitled to be paid, out of the assets of UAP Holdings available for distribution to its shareholders, whether from capital, surplus or earnings (“Available Assets”), an amount equal to the Face Amount plus all accrued and unpaid dividends on each share, if any (in the aggregate, the “Liquidation Preference Amount”), before any distribution is made on any other class of our stock ranking junior to the Series A Redeemable Preferred Stock with respect to a liquidation or winding up, including our common stock. If the Available Assets are insufficient to pay the holders of the Series A Redeemable Preferred Stock the full Liquidation Preference Amount, the holders of the Series A Redeemable Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The Liquidation Preference Amount must be paid to the holders of Series A Redeemable Preferred Stock in cash.

Redemption.    On December 15, 2012 (the “Maturity Date”), we are required to redeem all the Series A Redeemable Preferred Stock then outstanding for an amount equal to the Liquidation Preference Amount. At any time prior to December 15, 2012, we have the option of redeeming, in whole or in part, the outstanding shares of Series A Redeemable Preferred Stock at a price equal to the then current Liquidation Preference Amount. In the case of a redemption of less than all the shares of Series A Redeemable Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by us to be equitable.

Upon a “change of control,” each holder of Series A Redeemable Preferred Stock has the right, at such holder’s election, to receive on the date the change of control occurs in respect of each share owned by such holder a sum equal to (a) the then applicable Face Amount multiplied by 1.01 plus (b) all accrued and unpaid dividends on each such share (the “Change of Control Redemption Amount”). Also upon a “change of control,” we may elect to redeem all (but not less than all) the outstanding shares of Series A Redeemable Preferred Stock for an amount equal to the Change of Control Redemption Amount.

A “change of control” means:

•	prior to our initial public offering, any person other than Apollo owns more than 50% of the voting power of our common stock on a fully diluted basis;

•	after our initial public offering, any person other than Apollo owns more than 30% of the voting power of our common stock;

•	a merger or consolidation in which our stockholders own less than 50% of the voting securities of the surviving corporation;

•	sale of all or substantially all our assets; or

•	a change of control under and as defined in any indenture or agreement to which UAP Holdings or any of its subsidiaries is a party with respect to indebtedness for borrowed money in excess of the aggregate principal amount of $100 million.

In addition, if Apollo sells its common stock to an entity not affiliated with Apollo and such sale does not result in a “change of control,” we are required to redeem the Series A Redeemable Preferred Stock in a number and for a price to be determined, in part, by the aggregate consideration received by Apollo in any such sale.

Notwithstanding the foregoing, we will not be required to redeem the Series A Redeemable Preferred Stock at any time such redemption is either prohibited by law or is prohibited by, or would be a default under, the terms of the revolving credit facility.

No Voting Rights.    Except as specifically set forth in the Delaware General Corporation Law, the holders of Series A Redeemable Preferred Stock are not entitled to any voting rights with respect to any matters voted upon by stockholders, provided, however, the consent of the holders of at least two-thirds of the outstanding shares of Series A Redeemable Preferred Stock is required for any action which: (i) alters or changes the rights, preferences or privileges of the Series A Redeemable Preferred Stock in a manner adverse to the holders thereof; (ii) increases or decreases the authorized number of shares of Series A Redeemable Preferred Stock; (iii) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges on parity or senior to the Series A Redeemable Preferred Stock; or (iv) amends or waives any provisions of our amended certificate of incorporation in a manner adverse to the holders of the outstanding shares of Series A preferred stock.

No Preemptive Rights.    No holder of shares of Series A Redeemable Preferred Stock has by virtue of such ownership any preemptive or subscription rights in respect of any of our securities that may be issued.

COMPOSITION OF BOARD OF DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

In accordance with our amended and restated bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors provided that in no event shall the total number of directors constituting the entire board be less than three nor more than eleven. Upon the closing of the offering, it is anticipated that we will have seven directors. We currently expect to add an additional independent director after the completion of this offering. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors are elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation does not make an exception to this rule. In addition, our amended and restated certificate of incorporation and bylaws provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

SPECIAL MEETINGS OF STOCKHOLDERS

Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the board of directors, the chairman, the chief executive officer or the president.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

In our amended and restated certificate of incorporation, we have elected not to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.

PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AMENDED AND RESTATED BYLAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and bylaws prohibit stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Board Voting Requirements

See the discussion under the heading “Management—Supermajority Board Approval of Certain Matters” beginning on page 64, relating to circumstances under which more than a simple majority of our board of directors may be required under our amended and restated certificate of incorporation to approve certain matters.

All the foregoing proposed provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

Under applicable law, our amended and restated certificate of incorporation may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote thereon; provided that a supermajority vote of the outstanding stock is required to amend the provisions in our amended and restated certificate of incorporation requiring a supermajority vote of the directors for certain transactions.

AMENDMENT OF OUR BYLAWS

Our amended and restated bylaws can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the vote of a majority of the board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation provides that no director shall be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated bylaws provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors, officers and employees against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

LISTING

We have applied for the quotation of our common stock on the NASDAQ National Market under the trading symbol “UAPH.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities.

Upon completion of this offering, 50,373,244 shares of common stock will be outstanding, excluding 3,418,162 shares reserved at October 1, 2004 for issuance upon exercise of options that have been granted under our stock option plans (none of which were exercisable at such date). Of these shares, the 23,437,500 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 26,935,744 shares of common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of common stock (approximately 503,733 shares immediately after this offering) and the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date of such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

Commencing 180 days after the date of this prospectus, approximately 26,935,744 outstanding restricted securities will be eligible for sale under Rule 144 subject to applicable volume limitations, manner of sale and notice requirements.

Following the completion of this offering, we intend to file a registration statement on Form S-8 with the SEC to register 4,143,042 shares of our common stock reserved for issuance or sale under our stock option plans and long term incentive plan. As of October 1, 2004, there were outstanding options to purchase a total of 3,418,162 shares of common stock, none of which were vested. Shares of common stock issuable upon the exercise of options granted or to be granted under our plans will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any such shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus, subject to specified exceptions.

Our officers, directors and all existing stockholders have agreed, subject to specified exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the two preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

We have granted our equity sponsor demand and incidental registration rights with respect to the 25,052,345 shares of common stock owned by it after this offering (21,536,720 shares if the underwriters exercise the over-allotment option in full). See “Certain Relationships and Related Transactions—Ancillary Agreements—Apollo Registration Rights Agreement” beginning on page 82.

Prior to this offering, there has been no established market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences associated with the purchase, ownership, and disposition of our common stock as of the date hereof by Non-U.S. Holders (as defined below). Except where noted, this discussion deals only with common stock held as capital assets and does not address special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” of common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership purchasing common stock, we urge you to consult your own tax advisor.

Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Dividends.    Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and also avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange of Common Stock.    You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and if certain tax treaties apply, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.    Under certain circumstances, Treasury regulations require information reporting and backup withholding on certain payments on common stock.

Dividends on common stock paid to a Non-U.S. Holder will generally be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements or otherwise establishes an exemption. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax withheld with respect to those dividends.

Under United States Treasury Regulations, payments on the sale or redemption of our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with significant United States ownership, or a United States branch of a foreign bank or insurance company, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met. Information reporting and backup withholding generally will apply to sale or redemption payments effected at a United States office of any United States or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston LLC, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, William Blair & Company, L.L.C. and CIBC World Markets Corp. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse First Boston LLC UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
William Blair & Company, L.L.C.
CIBC World Markets Corp.

Total	23,437,500

The underwriters are committed to take and pay for all the shares of our common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of our common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,515,625 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of our common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares of our common stock purchased from the underwriters to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. If all the shares of our common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We, our officers, our directors and all our existing stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for shares of our common stock. The initial public offering price was negotiated among us, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares of our common stock, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to quote the common stock on the NASDAQ National Market under the symbol “UAPH”.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ National Market, in the over-the-counter market or otherwise.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

At our request, the underwriters have reserved up to 1,171,875 shares of our common stock, or 5% of the shares offered to the public by this prospectus, for sale under a directed share program to our employees. Based on the anticipated offering price of $16.00, which is the mid-point of the range disclosed on the cover page of this prospectus, 5% of the shares will have an aggregate offering price of $18.75 million. We will identify a list of full-time employees, except for our officers and directors, who will be entitled to purchase shares in the directed share program and will provide that list to Credit Suisse First Boston LLC, which will administer the directed share program. At this time, no indications of interest will be taken. Once the preliminary prospectus has been printed, an invitation package (available online, via regular or overnight mail or facsimile) will be made available or sent to each person listed, attaching a preliminary prospectus and the other directed share program documentation. If a person is interested in participating, that person will be required to complete the required documentation (which will include an IPO Certification form pursuant to NASD Rule 2790) and will be required to return it to Credit Suisse First Boston LLC (via regular or overnight mail or facsimile) so that Credit Suisse First Boston LLC can open an account to receive the shares once allocated. There will be no pre-funding or account-funding requirement; Credit Suisse First Boston LLC will not accept funds from any directed share program participant until after the registration statement for this offering is declared effective, this offering is priced, and the participants are notified of their final allocation and given an opportunity to confirm that they wish to purchase the shares allocated to them. After the registration statement has been declared effective and this offering is priced, we and Credit Suisse First Boston LLC will prepare a final approved list of allocations. Credit Suisse First Boston LLC will notify each person verbally or by email who has been allocated shares of the number of shares that have been allocated and the total purchase price due upon confirmation of their indication of interest. Thereafter, participants will be required to wire transfer their funds or send checks to Credit Suisse First Boston LLC. Shares of common stock will be allocated following pricing and settle in the same manner as the shares sold to the general public. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares of common stock committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of shares of common stock pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases shares of common stock offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the shares with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

We recommend that Canadian purchasers of shares of our common stock consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement of UAP Holding Corp. as of February 22, 2004 and for the thirteen weeks ended February 22, 2004 and of the ConAgra Agricultural Products Business as of February 23, 2003 and for the thirty-nine weeks ended November 23, 2003 and the fiscal years ended February 23, 2003 and February 24, 2002 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets in 2003) appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov. Certain information about our company may also be obtained from our website at www.uap.com.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

UAP Holding Corp.

7251 W. 4th St.

Greeley, CO 80634

(970) 356-4400

We intend to furnish holders of the shares of common stock offered in this offering with annual reports containing audited consolidated financial statements together with a report by our independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

UAP HOLDING CORP.

Page

Report of Independent Registered Public Accounting Firm	F-2

Audited Financial Statements:

Balance Sheets at February 22, 2004 (Successor) and February 23, 2003 (Predecessor)	F-3

Statements of Earnings for the thirteen-week period ended February 22, 2004 (Successor), thirty-nine week period ended November 23, 2003 (Predecessor), and the fiscal years ended February 23, 2003 and February 24, 2002 (Predecessor)

F-4

Statement of Stockholders’ Equity for the thirteen-week period ended February 22, 2004 (Successor), and Statements of Stockholder’s Net Investment and Advances for the thirty-nine week period ended November 23, 2003 (Predecessor), and the fiscal years ended February 23, 2003 and February 24, 2002 (Predecessor)

F-5

Statements of Cash Flows for the thirteen-week period ended February 22, 2004 (Successor), thirty-nine week period ended November 23, 2003 (Predecessor), and the fiscal years ended February 23, 2003 and February 24, 2002 (Predecessor)

F-6

Notes to Financial Statements	F-7

Unaudited Financial Statements:

Unaudited Condensed Consolidated Balance Sheets as of August 29, 2004 (Successor), February 22, 2004 (Successor) and August 24, 2003 (Predecessor)	F-21

Unaudited Condensed Consolidated Statements of Earnings for the twenty-seven week period ended August 29, 2004 (Successor) and the twenty-six week period ended August 24, 2003 (Predecessor)	F-22

Unaudited Condensed Consolidated Statements of Cash Flows for the fourteen-week period ended August 29, 2004 (Successor) and the twenty-six week period ended August 24, 2003 (Predecessor)	F-23

Notes to Unaudited Condensed Consolidated Financial Statements	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors

UAP Holding Corp.

We have audited the accompanying consolidated balance sheet of UAP Holding Corp. (Successor) (the “Company”), as of February 22, 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the thirteen weeks ended February 22, 2004. We have also audited the accompanying combined balance sheet of ConAgra Agricultural Products Business (a division of ConAgra Foods, Inc.) (the “Predecessor”), as of February 23, 2003, and the related combined statements of earnings, of stockholder’s net investment and advances and of cash flows for the thirty-nine weeks ended November 23, 2003 and the fiscal years ended February 23, 2003 and February 24, 2002. The combined financial statements include the accounts of the companies disclosed in Note 8, which are under common ownership and management. Our audits also included the financial statement schedules included in Item 16. These financial statements and the financial statement schedules are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedules based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of UAP Holding Corp. as of February 22, 2004, and the consolidated results of its operations and its consolidated cash flows for the thirteen weeks ended February 22, 2004, the combined financial position of ConAgra Agricultural Products Business as of February 23, 2003, and the combined results of its operations and its combined cash flows for the thirty-nine weeks ended November 23, 2003 and the fiscal years ended February 23, 2003 and February 24, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in 2003 the company changed its method of accounting for goodwill and other intangible assets.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

May 13, 2004 (November 17, 2004 as to Note 15)

UAP HOLDING CORP.

BALANCE SHEETS

dollars in thousands

	Combined Predecessor Entity ConAgra Agricultural Products Business February 23, 2003	Consolidated UAP Holding Corp. February 22, 2004
ASSETS
Current assets:
Cash and cash equivalents	$28,559	$172,647
Accounts receivable—net of allowance of $34,694, and $27,328	204,043	170,769
Inventories	713,200	641,009
Deferred income taxes	21,912	2,681
Other current assets	184,436	80,653
Current assets of discontinued operations	67,012	—

Total current assets	1,219,162	1,067,759

Property, plant and equipment	230,300	100,207
Less accumulated depreciation	(127,505)	(3,093)

Property, plant and equipment, net	102,795	97,114
Goodwill	4,731	43,465
Intangible assets, net	6,025	7,077
Deferred income taxes	2,323	18,293
Other assets	7,137	30,255
Noncurrent assets of discontinued operations	9,852	—

	$1,352,025	$1,263,963

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES / STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$642,600	$689,455
Other accrued liabilities	86,318	145,234
Deferred income taxes	—	9,117
Current liabilities of discontinued operations	35,090	—

Total current liabilities	764,008	843,806

Long-term debt	—	308,570
Series A redeemable preferred stock	—	34,620
Deferred income taxes	—	83

Other noncurrent liabilities	119	96

Commitments and contingencies (Note 10)

Stockholder’s net investment and advances/stockholders’ equity:
Stockholder’s net investment and advances	587,898	—
Common stock, $.001 par value, 90,000,000 shares authorized, 46,902,351 shares issued and outstanding	—	47
Additional paid-in capital	—	67,093
Retained earnings	—	9,653
Accumulated other comprehensive loss	—	(5)

Total stockholders’ equity	—	76,788

	$1,352,025	$1,263,963

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

STATEMENTS OF EARNINGS

dollars in thousands, except per share amounts

	Combined Predecessor Entity			Consolidated
	ConAgra Agricultural Products Business			UAP Holding Corp.
	Fiscal Year Ended		Thirty-Nine Weeks Ended	Thirteen Weeks Ended
	February 24, 2002	February 23, 2003	November 23, 2003	February 22, 2004
Net Sales	$2,770,192	$2,526,765	$2,224,107	$227,778
Costs and expenses:
Cost of goods sold	2,428,203	2,166,594	1,938,010	170,730
Selling, general and administrative expenses	334,626	275,244	208,670	37,017
Third party interest expense	5,372	1,927	704	4,993
(Gain) loss on sale of assets	606	1,493	(10,522)	(404)
Corporate allocations:
Selling, general and administrative expenses	10,495	10,766	8,983	—
Finance charges	39,526	22,494	12,209	—

Income (loss) from continuing operations before income taxes	(48,636)	48,247	66,053	15,442
Income tax expense (benefit)	(17,519)	18,787	25,068	5,789

Income (loss) from continuing operations	(31,117)	29,460	40,985	9,653
Loss from discontinued operations, net of tax	(5,919)	(4,221)	(4,708)	—

Net income (loss)	$(37,036)	$25,239	$36,277	$9,653

Basic and diluted earnings per share				$0.21
Weighted average shares outstanding				46,902,351

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY AND

STOCKHOLDER’S NET INVESTMENT AND ADVANCES

dollars in thousands

	Combined Predecessor Entity ConAgra Agricultural Products Business
	Investment and Advances/ (Distributions)	Foreign Currency Translation Adjustment	Stockholder's Net Investment and Advances
Balance at February 25, 2001	$530,818	$(83)	$530,735

Comprehensive loss:
Net loss	(37,036)	—	(37,036)
Foreign currency translation adjustment	—	(74)	(74)

Total comprehensive loss			(37,110)

Net investment and advances/(distributions)	(199,133)	—	(199,133)

Balance at February 24, 2002	294,649	(157)	294,492

Comprehensive income (loss):
Net income	25,239	—	25,239
Foreign currency translation adjustment	—	(92)	(92)

Total comprehensive income			25,147

Net investment and advances	268,259	—	268,259

Balance at February 23, 2003	588,147	(249)	587,898

Comprehensive income:
Net income	36,277	—	36,277
Foreign currency translation adjustment	—	302	302

Total comprehensive income			36,579

Net investment and advances	27,522	—	27,522

Balance at November 23, 2003	$651,946	$53	$651,999

	Consolidated UAP Holding Corp.
Thirteen Weeks Ended February 22, 2004	Class A Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at November 24, 2003	$—	$—	$—	$—	$—
Acquisition of common stock	47	119,953	—	—	120,000
Dividend to stockholders	—	(52,860)	—	—	(52,860)

Comprehensive income (loss):
Net income	—	—	9,653	—	9,653
Foreign currency translation adjustment	—	—	—	(5)	(5)

Total comprehensive income					9,648

Balance at February 22, 2004	$47	$67,093	$9,653	$(5)	$76,788

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

STATEMENTS OF CASH FLOWS

dollars in thousands

	Combined Predecessor Entity			Consolidated
	ConAgra Agricultural Products Business			UAP Holding Corp.
	Fiscal Year Ended,		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	February 24, 2002	February 23, 2003
Cash flows from operating activities:
Net income (loss)	$(37,036)	$25,239	$36,277	$9,653
Less: Loss from discontinued operations	(5,919)	(4,221)	(4,708)	—

Income (loss) from continuing operations	(31,117)	29,460	40,985	9,653
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation	14,474	14,447	9,845	3,103
Amortization	2,674	2,259	1,540	377
Deferred income taxes	(4,517)	3,821	—	23,858
(Gain) loss on sale of assets	606	1,493	(10,522)	(404)
Other noncash items	(2,201)	(2,739)	8,645	2,953
Change in assets and liabilities:
Receivables	119,295	5,191	(283,052)	316,325
Inventories	198,180	126,618	238,151	(144,933)
Other current assets	(7,580)	(149,051)	164,949	(85,095)
Accounts payable, accrued liabilities and noncurrent liabilities	(169,152)	(298,250)	(275,115)	320,536

Net cash flows from operating activities	120,662	(266,751)	(104,574)	446,373

Cash flows from investing activities:
Additions to property, plant and equipment	(13,654)	(6,417)	(8,350)	(6,970)
Proceeds from sale of assets	—	—	15,057	3,517
Investment in affiliates	372	882	(154)	—
Acquisition of ConAgra Agricultural Products Business	—	—	—	(656,197)
Other investing activity	459	1,501	(41)	—

Net cash flows from investing activities	(12,823)	(4,034)	6,512	(659,650)

Cash flows from financing activities:
Net borrowings on short-term debt	603	(4,464)	—	—
Proceeds from issuance of long-term debt	—	—	—	482,490
Debt issuance costs	—	—	—	(23,326)
Issuance of series A redeemable preferred stock	—	—	—	60,000
Redemption of long-term debt	—	—	—	(175,000)
Issuance of common stock	—	—	—	120,000
Dividends to stockholders	—	—	—	(52,860)
Redemption of series A redeemable preferred stock	—	—	—	(25,380)
Bank overdraft	—	—	11,632	—
Net investments and advances/(distributions)	(182,085)	231,116	57,871	—

Net cash flows from financing activities	(181,482)	226,652	69,503	385,924

Net change in cash and cash equivalents	(73,643)	(44,133)	(28,559)	172,647

Cash and cash equivalents at beginning of period	146,335	72,692	28,559	—

Cash and cash equivalents at end of period	$72,692	$28,559	$—	$172,647

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

1.    Description of Business and Transactions

UAP Holding Corp. (the “Company”), an affiliate of Apollo Management, L.P. (“Apollo”), is a Delaware Corporation which was formed on October 28, 2003.

On November 24, 2003, Apollo, UAP Holding Corp. and ConAgra Foods entered into a transaction in which UAP Holding Corp. acquired the ConAgra Agricultural Products Business including its Canadian distribution business and excluding its wholesale fertilizer and other international crop distribution businesses (the “Acquisition”) for approximately $596 million of cash and $60 million of Series A redeemable preferred stock which were issued to ConAgra Foods. The entities that were historically operated by ConAgra Foods, Inc. as an integrated business, which include the wholesale fertilizer and other international crop distribution business that were not acquired in the Acquisition are referred to collectively as the “ConAgra Agricultural Products Business” or “Predecessor.” Those entities and operations within the ConAgra Agricultural Products Business that were actually acquired in the Acquisition and are being operated by UAP Holding Corp. are referred to as the “Successor.”

In connection with the Acquisition, the Company entered into a five-year $500 million asset-backed revolving credit facility (the “Senior Credit Facility”), a $175 million unsecured senior bridge loan facility and $120 million equity contribution from Apollo.

On December 16, 2003, the Company completed a $225 million private offering of 8 1/4% of Senior Notes due 2011 which were used to repay the unsecured senior bridge loan facility and accrued interest, repay $45.8 million of the Senior Credit Facility and to pay fees and expenses. On January 26, 2004, the Company completed an offering of $125,000,000 aggregate principal amount at maturity of its 10 3/4% Senior Discount Notes due 2012 which were used to redeem $25.4 million of preferred stock, pay a dividend on common stock for $52.9 million, and to pay fees and expenses.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at November 24, 2003. The Company is in the process of obtaining a third-party valuation of certain intangible assets to assist the Company with their purchase accounting; thus, the allocation of the purchase price is subject to refinement.

November 24, 2003

Accounts Receivable	$487,094
Inventory	496,076
Property and equipment	97,419
Current and other assets	21,603
Goodwill and Intangibles	50,915
Deferred income taxes	17,339

Total assets acquired	1,170,446

Current liabilities	514,249

Total liabilities assumed	514,249

Net assets acquired	$656,197

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

The company has allocated the excess of the acquisition cost over the fair value of the assets acquired and liabilities assumed to goodwill, trade names and other finite lived intangible assets based on an independent third-party appraiser. The amount of other finite and indefinite lived intangible assets recognized in this acquisition were $7.5 million. The finite lived intangible assets, including trade names and customer lists, are being amortized over five years based on the estimated remaining useful lives of the intangible assets. Amortization expense for the Company was $0.4 million for the thirteen weeks ended February 22, 2004. Goodwill recognized in this transaction is $43.5 million and is not deductible for tax purposes.

2.    Basis of Presentation and Accounting Policies

Basis of presentation—The acquisition has been accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accounting principles generally accepted in the United States of America require the Company’s operating results prior to the Acquisition to be reported as the results of the Predecessor for periods prior to November 24, 2003 in the historical financial statements. UAP Holding Corp’s operating results subsequent to the Acquisition are presented as the Successor’s results in the historical financial statements. The Successor financial results are presented as of February 22, 2004 and the thirteen-week period ended February 22, 2004. The Predecessor financial results are presented as of February 23, 2003 and the fiscal periods ended February 24, 2002, February 23, 2003 and the thirty-nine weeks ended November 23, 2003.

The results of operations for any thirteen or thirty-nine week period or for the periods presented for the Predecessor or Successor are not necessarily indicative of the results to be expected for other periods or the full fiscal year.

Inventories—Inventories consist primarily of chemicals, fertilizers and seed. The company principally uses the lower of cost, determined using the first-in, first-out method or market to value its inventory.

Vendor Rebates—Receivables include vendor rebates which represent amounts due from suppliers on crop protection, seed and fertilizer products and are accrued when earned, which is typically at the time of the sale of the related product.

Long Lived Assets and Intangible Assets—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1 - 40 years
Buildings	15 - 40 years
Machinery and equipment	3 - 20 years
Furniture, fixtures, office equipment and other	5 - 15 years

The company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair market value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair market value, less cost to sell.

Income Taxes—The company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. Prior to the Acquisition, income taxes were paid by the parent company on a consolidated level as the company was included in the consolidated tax returns of ConAgra Foods. The provision for income taxes was computed on a separate legal entity basis.

Fair Values of Financial Instruments—Unless otherwise specified, the company believes the carrying amount of financial instruments approximates their fair value.

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns.

Earnings per Share—Earnings per share is based on the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding for basic and diluted earnings per share for thirteen weeks ended February 22, 2004 was 46,902,360.

Stock-Based Compensation—The company accounts for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share assuming the company recognized expense for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2003 and the thirty-nine weeks ended November 23, 2003, respectively: risk-free interest rate of 4.52%, 4.30% and 4.30%; a dividend yield of 3.9%, 3.9% and 3.9%; expected volatility of 29.0%, 30.0% and 30.0%; and an expected option life of six years. The weighted average fair value of options granted in fiscal 2002, 2003 and the thirty-nine weeks ended November 23, 2003 was $5.08, $5.88 and $5.88, respectively. Pro forma net income (loss) is as follows:

	February 24, 2002	Fiscal Year Ended February 23, 2003	Thirty-Nine Weeks Ended November 23, 2003
Net income (loss), as reported	$(37,036)	$25,239	$36,277
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(718)	(578)	(434)

Proforma net income (loss)	$(37,754)	$24,661	$35,843

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Stock-Based Compensation—Deferred Compensation Plan—Certain members of management participate in the Company’s 2003 Deferred Compensation Plan. Such plan allowed participants to receive shares of the Company’s common stock at a price equal to approximately $2.56 per share, the fair value of the stock on the date of acquisition. Each participant’s equity is held in a rabbi trust and is accounted for in accordance with EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested.” In accordance with the provisions of the rabbi trust, the rabbi trust can only hold investments in the Company’s common stock and all participants’ accounts must be settled in the Company’s common stock; accordingly, the Company’s common stock held in the rabbi trust is accounted for a component of equity. The rabbi trust held 2,169,229 shares of the Company’s common stock as of February 22, 2004.

Foreign Currency Translation—The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholder’s net investment and advances. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in earnings.

Comprehensive Income—Comprehensive income consists of net income and foreign currency translation adjustments. The company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There are no reclassification adjustments to be reported in periods presented.

Accounting Changes—During the fourth quarter of fiscal 2003, the company adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. The recognition provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. FIN No. 45 also elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The impact of adoption was not material to the combined financial statements.

In June 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, issued in July 2001, establish accounting and reporting requirements for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001, to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The company adopted SFAS No. 142 at the beginning of fiscal 2003. For further discussion on the company’s adoption of SFAS No. 142, see Note 3 to the combined financial statements.

Recently Issued Accounting Pronouncements—In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement in the balance sheets for certain financial instruments which possess characteristics of both a liability and equity. Generally, it requires classification of such financial instruments as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments in existence prior to May 31, 2003, SFAS No. 150 is effective the beginning of the company’s fiscal 2005. The company does not believe the adoption of SFAS No. 150 will have an impact on the company’s financial statements.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (ARB 51),” which clarifies the consolidation accounting guidance in ARB 51, “Consolidated Financial Statements,” as it applies to certain entities in which equity investors who do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entities to finance their activities without additional subordinated financial support from other parties. Such entities are known as variable interest entities (VIEs). FIN No. 46 requires that the primary beneficiary of a VIE consolidates the VIE. FIN No. 46 also requires new disclosures for significant relationships with VIEs, whether or not consolidation accounting is used or anticipated. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46(R).” The provisions of FIN No. 46(R) are effective for periods ending after March 15, 2004 and upon adoption by the company as of February 22, 2004, did not have a material impact on our financial position or results of operations.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

3.    Goodwill and Other Identifiable Intangible Assets

The company adopted SFAS No. 142, at the beginning of fiscal 2003. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

Goodwill was $4.8 million at February 23, 2003 and $43.5 million at February 22, 2004. Other identifiable intangible assets are as follows:

	February 23, 2003		February 22, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$27	$—	$—	$—
Amortizing intangible assets	11,547	5,549	7,450	373

Total	$11,574	$5,549	$7,450	$373

Non-amortizing intangible assets are comprised of a company brand. Amortizing intangible assets, carrying a weighted average life of approximately 6 years, are principally comprised of a product development agreement. The company recognized amortization expense of $2.8 million, $2.3 million, $1.7 million and $0.4 million in fiscal 2002, 2003, the thirty-nine weeks ended November 23, 2003 and the thirteen weeks ended February 22, 2004, respectively. Based on amortizing assets recognized in the company’s balance sheet as of February 22, 2004, amortization expense is estimated to approximate $1.5 million for each of the next five years.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

The following is comparative earnings information assuming SFAS No. 142 had been in effect for each period presented:

Fiscal Year Ended February 24, 2002

Net loss, as reported	$(37,036)
Add goodwill amortization (net of tax)	290
Add identifiable intangible asset amortization (net of tax)	2

Proforma net loss	$(36,744)

4.    Inventories

Inventories are comprised of the following:

	February 23, 2003	February 22, 2004
Product inventories:
Raw materials and work in process	$16,299	$14,922
Finished goods	695,939	625,513
Supplies	962	574

	$713,200	$641,009

5.    Property, Plant and Equipment

Property, plant and equipment are comprised of the following:

	February 23, 2003	February 22, 2004
Land	$19,598	$13,155
Buildings, machinery and equipment	180,559	70,129
Furniture, fixtures, office equipment and other	28,307	12,471
Construction in progress	1,836	4,452

	230,300	100,207
Less: accumulated depreciation	(127,505)	(3,093)

	$102,795	$97,114

6.    Related Party Transactions

Prior to the Acquisition, ConAgra Food’s executive, finance, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra Foods and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra Food’s investment in the company in proportion to ConAgra Food’s total investment in its subsidiaries. In addition, ConAgra Foods charges the company finance charges on ConAgra Food’s investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $10.5 million and $10.8 million for fiscal 2002 and 2003, respectively, and $9.0 million for the thirty-nine weeks ended November 23, 2003, and allocated finance charges of $39.5 million and $22.5 million in fiscal 2002 and 2003, respectively, and $12.2 million for the thirty-nine weeks ended November 23, 2003. Allocated finance charges are presented net of third party finance fee income of $13.5 million and $13.4 million in fiscal 2002 and 2003, respectively, and $7.3 million for the thirty-nine weeks ended November 23, 2003.

Prior to the Acquisition, the company also had transactions in the normal course of business with parties under common ownership. Net sales to related parties were $33.8 million and $25.5 million in fiscal years 2002 and 2003, respectively, and $5.8 million for the thirty-nine weeks ended November 23, 2003. Gross margins associated with related party net sales were $2.6 million and $2.5 million in fiscal years 2002 and 2003, respectively, and $2.0 million for the thirty-nine weeks ended November 23, 2003.

As part of the Acquisition, ConAgra Foods and the company entered into a transition services agreement in which ConAgra Foods would provide certain information technology and other administrative services to the company for a period of one year. As consideration for these services, the company paid ConAgra Foods $7.5 million. For the thirteen week period ended February 22, 2004, $1.9 million in expense was recognized by the Company for services performed per this agreement.

The company is a party to a management consulting agreement dated as of November 21, 2003 with Apollo (the “Management Agreement”). Under the terms of the Management Agreement, the company retained Apollo to provide certain management consulting and financial advisory services, for which the company pays Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In addition, as consideration for arranging the Acquisition and services pertaining to certain related financing transactions, the Company paid Apollo a fee of $5.0 million in January 2004.

7.    Debt

Long-term debt is comprised of the following at February 22, 2004:

8 1/4% Senior Notes	$225,000
10 3/4% Senior Discount Notes	83,570

$308,570

In connection with the Acquisition, United Agri Products entered into the existing five-year $500.0 million asset-based revolving credit facility. The existing revolving credit facility also provides for a $20.0 million revolving credit sub-facility for UAP Canada, a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. The interest rates with respect to revolving loans under the existing revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. The interest rates with respect to in-season over-advances under the existing revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.00%. These applicable margins are in each case subject to prospective reduction on a quarterly basis (other than the margins on in-season over-advances) if we reduce our ratio of funded debt to EBITDA (on a consolidated basis). Overdue principal, interest and other amounts will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

under the existing revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the existing revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the guarantors. The existing revolving credit facility contains customary representations, warranties and covenants and events of default.

The company’s credit agreements include a minimum EBITDA requirement of $70.0 million as measured on a twelve month rolling period. The company is also required to maintain a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, measured on the last day of each month for the trailing twelve months then ended. The credit agreements also contain certain negative covenants which may restrict the company’s ability to, among other items, incur new indebtedness, engage in new business ventures, or complete significant acquisitions or divestitures.

On April 26, 2004, United Agri Products commenced a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes. Upon receipt of the requisite consents, the company will execute a supplemental indenture with respect to the 8¼% Senior Notes, with effectiveness subject to the consummation of the Tender Offers.

In addition, on April 26, 2004, UAP Holdings commenced a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes. Upon receipt of the requisite consents, the company will execute a supplemental indenture with respect to the 10¾% Senior Discount Notes, with effectiveness subject to the consummation of the Tender Offers.

Net interest paid was $5.0 million and $1.6 million in fiscal 2002 and 2003, respectively. Net interest paid was $0.3 million and $.9 million for the thirty-nine week period ended November 23, 2003 and the thirteen-week period ended February 22, 2004, respectively. Interest expense is presented net of finance charge income of $3.4 million for the thirteen-week period ended February 22, 2004.

Based on current market rates primarily provided by outside investment bankers, the fair value of this debt at February 22, 2004 was estimated at $332.6 million.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

8.    Capital Stock

The Predecessor Entity’s capital stock consisted of the following:

	Par Value	Shares
		Authorized	Issued
United Agri Products, Inc.	$1.00	1,000	1,000
AG-CHEM, INC.	$1.00	100,000	1,000
Balcom Chemicals, Inc.	$1.00	500,000	97,756
CAG 23, Inc.	$1.00	10,000	1,000
Cropmate Company	$1.00	10,000	1,000
CSK Enterprises, Inc.	$1.00	10,000	1,000
GAC 26, Inc.	$1.00	10,000	1,000
CAG 27, Inc.	$1.00	1,000	1,000
Genmarks, Inc.	$1.00	1,000	1,000
Grower Service Corporation (NY)	None	1,000	700
HACCO, Inc.	$1.00	56,000	1,000
HACO, Inc.	$1.00	10,000	1,000
Hess & Clark, Inc.	$1.00	750	500
Loveland Industries, Inc.	$1.00	250,000	81,372
Loveland Products, Inc. (f/k/a Dartec, Inc.)	$1.00	10,000	1,000
Midwest Agriculture Warehouse Co.	$100.00	2,000	1,491
Ostlund Chemical Co.	$1.00	200,000	40,000
Platte Chemical Co.	$1.00	100,000	80,000
Pueblo Chemical & Supply Co.	None	49,000	2,139
Ravan Products, Inc.	$1.00	10,000	100
S.E. Enterprises, Inc.	$1.00	10,000	1,000
Snake River Chemicals, Inc.	None	100,000	31,010
Transbas, Inc.	None	1,000	500
Tri-River Chemical Company, Inc.	None	50,000	40,069
Tri-State Chemicals, Inc.	None	100,000	11,242
Tri-State Delta Chemicals, Inc.	$1.00	100,000	100,000
UAP Receivables Corporation	$1.00	1,000	1,000
UAP/CAG 22, Inc.	$1.00	1,000	1,000
UAP/GA AG CHEM, INC.	$1.00	1,000	1
UAP/LP, Inc.	$1.00	10,000	1,000
United Agri Products - Florida, Inc.	$1.00	10,000	5,000
United Agri Products Financial Services, Inc.	None	50,000	16,451
Verdicon, Inc.	$1.00	1,000	1,000
YVC, Inc.	None	100,000	16,230
2326396 Canada, Inc. (f/k/a Swift Meats Poultry & Feed Co. Ltd)	None	Unlimited	1

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

9.    Income Taxes

The provision (benefit) for income taxes includes the following:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	February 24, 2002	February 23, 2003
Current:
Federal	$(11,975)	$12,574	$23,119	$(15,784)
State	(369)	1,515	1,949	(1,803)
Foreign	(658)	877	—	(482)

	(13,002)	14,966	25,068	(18,069)
Deferred:
Federal	(4,160)	3,519	—	21,974
State	(357)	302	—	1,884

	(4,517)	3,821	—	23,858

	$(17,519)	$18,787	$25,068	$5,789

Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	February 24, 2002	February 23, 2003
Computed U.S. federal income taxes	$(17,023)	$16,885	$23,119	$5,405
State income taxes, net of U.S. federal tax benefit	(1,264)	1,255	1,717	618
Other	768	647	232	(234)

	$(17,519)	$18,787	$25,068	$5,789

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2003		2004
	Assets	Liabilities	Assets	Liabilities
Allowances	$11,888	$—	$—	$7,092
Inventory	4,688	—	2,010	—
Depreciation and amortization	—	4,233	—	83
Accrued expenses	4,116	—	—	2,025
Other noncurrent liabilities	6,556	—	—	—
Pension and other post-retirement benefits	854	—	470	—
Net operating loss	—	—	18,293	—
Other	366	—	201	—

	$28,468	$4,233	$20,974	$9,200

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

10.    Commitments and Contingencies

The company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments. Rent expense under all operating leases was $53.3 million and $46.1 million in fiscal 2002 and 2003, respectively, and $30.7 million and $9.5 million in the thirty-nine weeks ended November 23, 2003 and thirteen weeks ended February 22, 2004, respectively.

A summary of noncancelable operating lease commitments for fiscal years following February 22, 2004 is as follows:

2005	$8,278
2006	4,855
2007	2,076
2008	1,024
2009	804
Later years	2,468

$19,505

The company had letters of credit outstanding at February 22, 2004 of $27.8 million.

The company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the company’s financial condition, results of operations or liquidity.

11.    Employee Benefit Plans

Successor Plans

The Company assumed the plan assets and obligations of the UAP Canadian pension plan as reported under the Predecessor Entity. As part of the acquisition, benefits due to employees who participated in the ConAgra Foods Pension Plan have been frozen as of the date of the acquisition. Components of the Canadian pension plan are reported below.

In addition, the Company has a defined contribution plan for all employees. The Company will match 67% of the each employee’s first 6% contribution to the plan. In addition, the Company will make a contribution to the plan for each employee equal to 2% of their calendar year pay. At the Company’s option, an additional 1% contribution may be made equally as a percentage of calendar-year payroll to each participant of the plan based on established Company profitability objectives. As part of the acquisition, a transition contribution will be made on an annual basis for five years to all employees over the age of 50 as of the acquisition date. Total contribution expense for the plan for the thirteen weeks ended February 22, 2004 is $0.7 million.

Predecessor Retirement Pension Plans

The Predecessor Entity had defined benefit retirement plans (“Plan”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The Predecessor Entity funded these plans in accordance with the minimum and maximum limits established by law. Employees of the company also participate in defined benefit and defined contribution plans sponsored by ConAgra Foods.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Components of pension benefit costs and weighted average actuarial assumptions are:

	Fiscal Year Ended	Fiscal Year Ended	Thirty-Nine Weeks Ended November 23,	Thirteen Weeks Ended February 22,
	2002	2003	2003	2004
Pension Benefit Cost
Service cost	$180	$217	$165	$55
Interest cost	111	140	126	42
Expected return on plan assets	(170)	(159)	(124)	(41)
Recognized net actuarial loss	—	21	49	16

Pension benefit cost—company plans	121	219	216	72
Pension benefit cost—multi-employer plans	5,453	7,048	7,052	—

Total pension benefit cost	$5,574	$7,267	$7,268	$72

Actuarial Assumptions
Discount rate	7.50%	7.25%	6.50%	6.50%
Long-term rate of return on plan assets	9.25%	7.75%	7.75%	7.75%
Long-term rate of compensation increase	5.50%	5.50%	5.50%	5.50%

The change in projected benefit obligation, change in plan assets and funded status of the plans at February 23, 2003 and February 22, 2004:

	2003	2004
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$1,809	$2,419
Exchange rate adjustment	143	288
Service cost	217	220
Interest cost	140	168
Actuarial (gain) loss	163	(338)
Benefits paid	(53)	(57)

Projected benefit obligation at end of year	$2,419	$2,700

	2003	2004
Change in Plan Assets
Fair value of plan assets at beginning of year	$1,784	$1,858
Exchange rate adjustment	141	288
Actual return on plan assets	(310)	(339)
Employer contributions	296	323
Benefits paid	(53)	(57)

Fair value of plan assets at end of year	1,858	2,073

Funded Status	(561)	(627)
Unrecognized actuarial loss	1,148	1,281

Prepaid pension cost	$587	$654

Actuarial Assumptions
Discount rate	6.50%	6.50%
Long-term rate of compensation increase	4.50%	4.50%

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds.

Certain employees of the Predecessor Entity are covered under defined contribution plans administered by ConAgra Foods. The expense related to these plans was $1.9 million and $3.0 million in fiscal 2002 and 2003, respectively, and $2.5 million for the thirty-nine weeks ended November 23, 2003.

12.    Successor Stock Plans

Certain of the Company’s employees participate in the UAP Holdings, Inc. stock option plan. The stock option plan, approved by UAP Holdings, Inc. shareholders, provides for granting of options to employees for the purchase of Common Stock at prices equal to fair market value at the time of grant. Options become exercisable under various vesting schedules and generally expire eight years after the date grant.

As of February 22, 2004, 2,904,025 options have been granted under the plan with an exercise price of approximately $2.56. No options have vested as of February 22, 2004 and 379,140 options remain available under the plan.

13.    Predecessor Stock Plans

Prior to the Acquisition, certain of the company’s employees participated in ConAgra Foods’ stock option plans. These stock option plans approved by the ConAgra Foods’ stockholders provide for granting of options to employees for purchase of Common Stock at prices equal to fair market value at the time of grant. At the date of Acquisition, all vested options were exercisable for 90 days after the date of the Acquisition, at which time all unexercised options were canceled.

The changes in the outstanding stock options during the years ended February 24, 2002 and February 23, 2003 and the thirty-nine weeks ended November 23, 2003, are summarized below:

	2002		2003		Thirty-Nine Weeks Ended November 23, 2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning of year	1,167.2	$23.73	1,094.9	$24.01	941.3	$24.40

Granted	153.0	$22.00	63.5	$25.90	—	$—
Exercised	(96.2)	$16.57	(95.0)	$19.38	(68.0)	$17.84
Canceled	(129.1)	$24.69	(122.1)	$25.56	(424.7)	$24.36

End of year	1,094.9	$24.01	941.3	$24.40	448.6	$24.96

Exercisable at end of year	717.6	$25.01	686.5	$25.13	445.5	$24.98

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

14.    Business Segment and Related Information

The company operates in one segment. Net sales and long-lived assets by geographical area are as follows:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	2002	2003
Net Sales:
United States	$2,623,064	$2,402,887	$2,128,545	$217,976
Canada	147,128	123,878	95,562	9,802

Total	$2,770,192	$2,526,765	$2,224,107	$227,778

			2003	2004
Long-Lived Assets:
United States			$115,477	$122,567
Canada			4,307	4,802

Total			$119,784	$127,369

Net sales by product category are as follows:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	2002	2003
Crop protection chemicals	$1,826,426	$1,661,315	$1,443,600	$136,100
Fertilizer	581,007	510,585	460,336	65,826
Seeds	282,756	270,829	242,123	16,819
Other	80,003	84,036	78,048	9,033

	$2,770,192	$2,526,765	$2,224,107	$227,778

No single customer accounted for more than 10% of net sales in 2002, 2003, the thirty-nine weeks ended November 23, 2003 or the thirteen weeks ended February 22, 2004. Net sales by geographical area are based on the location of the facility producing the sales.

Long-lived assets consist of property, plant and equipment, net of depreciation and other assets. Long-lived assets by geographical area are based on location of facilities.

15.    Subsequent Event

In connection with a proposed public offering of the Company’s common stock during fiscal 2005, on November 17, 2004 the Board of Directors approved a stock split of approximately 39.085-for-1 stock split of the Company’s common stock. All share, per share and conversion amounts related to common stock and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split for all periods presented.

UAP HOLDING CORP.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

UNAUDITED

dollars in thousands

	Combined Predecessor Entity	Consolidated
	ConAgra Agricultural Products Business	UAP Holding Corp. August 24, 2003 (Predecessor)
	August 24, 2003 (Predecessor)	February 22, 2004 (Successor)	August 29, 2004 (Successor)
ASSETS
Current assets:
Cash and cash equivalents	$—	$172,647	$14,615
Receivables, less allowance for doubtful accounts of $ 21,499, $27,328 and $44,023	666,394	170,769	706,795
Inventories	451,698	641,009	449,602
Deferred income taxes	21,912	2,681	—
Other current assets	17,214	80,653	40,997
Current assets from discontinued operations	4,991	—	—

Total current assets	1,162,209	1,067,759	1,212,009
Property, plant and equipment	231,832	100,207	105,789
Less accumulated depreciation	(131,235)	(3,093)	(9,451)

Property, plant and equipment, net	100,597	97,114	96,338
Goodwill	4,894	43,465	41,407
Intangible assets, net	5,714	7,077	6,332
Deferred income taxes	2,323	18,293	3,256
Debt issue costs, net	—	23,668	21,635
Investment in subsidiaries	2,168	3,958	3,871
Other assets	3,871	2,629	4,321
Long lived assets from discontinued operations	2,036	—	—

	$1,283,812	$1,263,963	$1,389,169

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES/STOCKHOLDERS’ EQUITY
Current liabilities:
Checks not yet presented	$—	$—	$36,561
Short-term debt	—	—	180,299
Accounts payable	387,466	689,455	556,575
Other accrued liabilities	180,364	145,234	126,063
Income taxes payable	—	—	—
Deferred income taxes	—	9,117	14,875
Current liabilities from discontinued operations	1,950	—	—

Total current liabilities	569,780	843,806	914,373
Long-term debt	—	308,570	312,759
Series A redeemable preferred stock	—	34,620	36,100
Non-current liabilities	115	96	—
Other non-current liabilities and advances from discontinued operations	5,077	—	—
Deferred income tax	—	83	265
Commitments and contingencies (note 9)	—	—	—
Stockholders’ net investments and advances/stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 47,248,244 shares issued and outstanding	—	47	47
Management stock – rabbi trust	—	5,550	6,435
Additional paid-in capital	—	61,543	61,543
Retained earnings	—	9,653	56,971
Accumulated other comprehensive loss	—	(5)	676
Stockholder’s net investment and advances	708,840	—	—

Total stockholders’ equity	708,840	76,788	125,672

	$1,283,812	$1,263,963	$1,389,169

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF EARNINGS

UNAUDITED

dollars in thousands, except per share amounts

	Combined Predecessor Entity	Consolidated
	ConAgra Agricultural Products Business	UAP Holding Corp.
	Twenty-Six Weeks Ended August 24, 2003	Twenty-Seven Weeks Ended August 29, 2004
Net sales	$1,850,222	$1,962,470
Costs and expenses:
Cost of goods sold	1,588,335	1,719,714

Gross profit	261,887	242,756

Selling, general and administrative expenses	154,083	153,392
Third party interest expense	301	18,183
Gain on sale of assets	—	(1,265)
Other income, net	—	(5,124)
Corporate allocations:
Selling, general and administrative expenses	6,119	—
Finance charges	8,261	—

Income from continuing operations before income taxes	93,123	77,570
Income tax expense	35,341	30,252

Income (loss) from continuing operations	57,782	47,318
Loss from discontinued operations, net of tax	(3,027)	—

Net income	$54,755	$47,318

Basic and diluted earnings per share		$1.00
Weighted average shares outstanding		47,248,244

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

UNAUDITED

dollars in thousands

	Combined Predecessor Entity	Consolidated
	ConAgra Agricultural Products Business	UAP Holding Corp.
	Twenty-Six Weeks Ended August 24, 2003	Twenty-Seven Weeks Ended August 29, 2004
Cash flows from operating activities:
Net income	$54,755	$47,318
Loss from discontinued operations	(3,027)	—

Net income from continuing operations	57,782	47,318
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	6,722	6,542
Amortization	1,093	809
Accretion of discount on notes	—	6,369
Other non-cash items	(3,122)	1,117
Change in operating assets and liabilities	(225,672)	(375,434)
Change in operating activities from discontinued operations	33,717	—

Net cash flows from operating activities	(129,480)	(313,279)

Cash flows from investing activities:
Post-closing settlement to ConAgra Foods, Inc.	—	(58,236)
Additions to property, plant and equipment	(4,870)	(4,817)
Proceeds from sales of assets	—	152
Investment in affiliates	154	—
Other investing activity	(986)	—

Net cash flows from investing activities	(5,702)	(62,901)

Cash flows from financing activities:
Net borrowings of short-term debt	—	180,299
Checks not yet presented	—	36,561
Net investment and advances	140,293	—
Change in financing activity from discontinued operations	(33,670)	—

Net cash flows from financing activities	106,623	216,860

Net effect of exchange rate fluctuations	—	1,288
Net change in cash and cash equivalents	(28,559)	(158,032)
Cash and cash equivalents at beginning of period (February 23, 2003 and February 22, 2004)	28,559	172,647

Cash and cash equivalents at end of period	$—	$14,615

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

1. Description	of Business and Transactions

UAP Holding Corp. (the “Company”), an affiliate of Apollo Management, L.P. (“Apollo”), is a Delaware corporation which was formed on October 28, 2003.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at November 24, 2003. The Company is in the process of obtaining a third-party valuation of certain intangible assets to assist the Company with their purchase accounting; thus, the allocation of the purchase price is subject to refinement.

November 23, 2003
Accounts Receivable	$487,094
Inventory	474,409
Property and equipment	97,290
Current and other assets	21,459
Goodwill and Intangibles	40,475
Deferred income taxes	17,339

Total assets acquired	1,138,066
Current liabilities	465,755

Total liabilities assumed	465,755

Net assets acquired	$672,311

The Company has allocated the excess of the Acquisition cost over the fair value of the assets acquired and liabilities assumed to goodwill, trade names and other finite lived intangible assets, and has hired an independent third-party appraiser to assist with the determination of fair value. The amount of other finite and indefinite lived intangible assets recognized in the Acquisition were $6.7 million. The finite lived intangible assets, including trade names and customer lists, are being amortized over five years based on the estimated remaining useful lives of the intangible assets. Amortization expense for the Company was $0.2 million for the twenty-seven weeks ended August 29, 2004.

2. Basis	of Presentation and Accounting Policies

Basis of presentation—The Acquisition has been accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Accounting principles generally accepted in the United States of America require the Company’s operating results prior to the Acquisition to be reported as the results of the Predecessor for periods prior to November 24, 2003 in the historical financial statements. The Company’s operating results subsequent to the Acquisition are presented as the successor’s results in the historical financial statements. The Successor’s financial results are presented as of and for the twenty-seven week period ended August 29, 2004 and as of the fiscal year ended February 22, 2004. The Predecessor’s financial results are presented as of the twenty-six week period ended August 24, 2003.

The unaudited consolidated financial statements include the accounts of all the Company’s wholly-owned subsidiaries and reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

management, necessary for a fair presentation of the financial position, operating results, and cash flows for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, contained elsewhere in this prospectus for the year ended February 22, 2004. All intercompany balances and transactions have been eliminated. The Company’s results for the twenty-seven weeks ended August 29, 2004 are not necessarily indicative of what the Company’s results will be for other interim periods or for the full fiscal year. Certain amounts in prior fiscal periods have been reclassified for comparative purposes.

Vendor Rebates—Receivables include vendor rebates which represent amounts due from suppliers on crop protection, seed and fertilizer products and are accrued when earned, which is typically at the time of the sale of the related product. Periodically, the Company revisits the methodology to estimate monthly rebates to incorporate the most detailed information available.

Stock-Based Compensation—Predecessor Stock Plan—The Company accounted for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share to be calculated based on the assumption that the Company recognized expenses for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for the twenty-six weeks ended August 24, 2003: risk-free interest rate of 4.30%; a dividend yield of 3.9%; expected volatility of 30.0%; and an expected option life of six years. The weighted average fair value of options granted for the twenty-six weeks ended August 24, 2003 was $5.88 for ConAgra stock. Pro forma net income (loss) is as follows:

Twenty-Six Weeks Ended August 24, 2003
Net income, as reported	$54,755
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	290

Pro forma net income	$54,465

Stock-Based Compensation—Successor Stock Plan—The options issued under this plan have been valued as of the date of grant using the minimum value method and had no fair value at the date of grant.

Stock-Based Compensation—Deferred Compensation Plan—Certain members of management participate in the Company’s 2003 and 2004 Deferred Compensation Plans. Such plans have allowed the participants to

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

purchase shares of the Company’s common stock at a price equal to approximately $2.56 per share, the fair value of the stock on the date of acquisition. Each participant’s equity is held in a rabbi trust and is accounted for in accordance with EITF 97-14 “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.” In accordance with the provisions of the rabbi trust, the rabbi trust can only hold investments in the Company’s common stock and all participants’ accounts must be settled in the Company’s common stock; accordingly, the Company’s common stock held in the rabbi trust is accounted for as a component of equity. Changes in the fair value in the Company’s common stock are not accounted for. The rabbi trust held 2,515,122 and 2,169,229 shares of the Company’s common stock as of August 29, 2004 and February 22, 2004, respectively.

Comprehensive Income—Comprehensive income consists of net income and foreign currency translation adjustments. The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholder’s equity. Exchange adjustments resulting from foreign currency transactions are generally recognized in earnings. For the twenty-seven weeks ended August 29, 2004, the gain on foreign currency was $681,000. The Company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There are no reclassification adjustments to be reported in the periods presented.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

3. Goodwill	and Other Identifiable Intangible Assets

The Company adopted SFAS No. 142, at the beginning of fiscal 2003. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

Goodwill was $41.4 million at August 29, 2004, $43.5 million at February 22, 2004, and $4.9 million at August 24, 2003. Other identifiable intangible assets are as follows:

	August 24, 2003		February 22, 2004		August 29, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	447	$—	$4,845	$—	$4,335	$—
Amortizing intangible assets	11,647	6,380	2,350	118	2,350	353

Total	$12,094	$6,380	$7,195	$118	$6,685	$353

Amortizing intangible assets, carrying a weighted average life of approximately 5 years, are comprised primarily of a product marketing agreement. Amortization expense was $0.2 million and $1.1 million for the twenty-seven week period ended August 29, 2004 and the twenty-six week period ended August 24, 2003, respectively. Amortization expense is estimated to approximate $0.5 million for each of the next five years.

4. Inventories

Inventories are comprised of the following:

	August 24, 2003	February 22, 2004	August 29, 2004
Product inventories:
Raw materials and work in process	$8,981	$14,922	$10,504
Finished goods	441,765	625,513	438,658
Supplies	952	574	440

	$451,698	$641,009	$449,602

5.    Related Party Transactions

Prior to the Acquisition, ConAgra Foods’ executive, finance, tax and other corporate departments performed certain administrative and other services for the Company. Expenses incurred by ConAgra Foods and allocated to the Company are determined based on specific services being provided or are allocated based on ConAgra Foods’ investment in the Company in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the Company finance charges on ConAgra Foods’ investment in the Company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the Company if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, general and administrative expenses of $6.1 million for the twenty-six weeks ended August 24, 2003 and allocated finance charges of $8.3 million for the twenty-six weeks ended August 24, 2003. Allocated finance charges are presented net of third party finance fee income of $4.1 million.

As part of the Acquisition, ConAgra Foods and the Company entered into a transition services agreement pursuant to which ConAgra Foods would provide certain information technology and other administrative services to the Company for a period of one year. As consideration for these services, the Company paid ConAgra Foods $7.5 million. For the twenty-seven week period ended August 29, 2004, $3.8 million in expense was recognized by the Company for services performed pursuant to this agreement.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

The Company is party to a management consulting agreement dated as of November 21, 2003 with Apollo (the “Management Agreement”). Under the terms of the Management Agreement, the Company retained Apollo to provide certain management consulting and financial advisory services, for which the Company pays Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In addition, as consideration for arranging the Acquisition and services pertaining to certain related financing transactions, the Company paid Apollo a fee of $5.0 million in January 2004, which was capitalized as part of the Acquisition.

6. Debt

Long-term debt is comprised of the following at August 29, 2004 and February 22, 2004:

	February 22, 2004	August 29, 2004
8¼% Senior Notes	$225,000	$225,000
10¾% Senior Discount Notes	83,570	87,759

	$308,570	$312,759

There was no long-term debt as of August 25, 2003.

In connection with the Acquisition, United Agri Products entered into its existing five-year $500.0 million asset-based revolving credit facility. The existing revolving credit facility also provides for a $20.0 million revolving credit sub-facility for UAP Canada, a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. The interest rates with respect to revolving loans under the existing revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. The interest rates with respect to in-season overadvances under the existing revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.00%. These applicable margins are in each case subject to prospective reduction on a quarterly basis (other than the margins on in-season over-advances) if we reduce our ratio of funded debt to EBITDA (on a consolidated basis). Overdue principal, interest and other amounts will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations under the existing revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the existing revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the guarantors. The existing revolving credit facility contains customary representations, warranties and covenants and events of default. As of August 29, 2004, United Agri Products had drawn on its revolving credit facility in the amount of $180.3 million.

The Company’s credit agreements include a minimum EBITDA requirement of $70.0 million as measured on a twelve month rolling period. The Company is also required to maintain a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, measured on the last day of each month for the trailing twelve months then ended. The credit agreements also contain certain negative covenants which may restrict the Company’s ability to, among other items, incur new indebtedness, engage in new business ventures, or complete significant acquisitions or divestitures.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

On April 26, 2004, United Agri Products commenced a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes. As of May 10, 2004, United Agri Products had received the requisite consents with respect to the 8¼% Senior Notes. As of the date hereof, all $225.0 million aggregate principal amount of the 8¼% Senior Notes have been validly tendered and have not been withdrawn in the tender offer, and United Agri Products has executed a supplemental indenture with respect to the 8¼% Senior Notes, with effectiveness subject to consummation of the tender offer. The tender offer is conditioned upon, among other things, the closing of the Proposed IDS Offering. Since an exchange offer registration statement had not yet been declared effective as of July 13, 2004, then as of and including July 14, 2004, United Agri Products is required to pay penalty interest at an annual rate of 0.25% per annum. From and including October 12, 2004, the penalty interest rate increased to 0.50% per annum and will increase by an additional 0.25% per annum each 90 days thereafter up to a maximum of 1.0% per annum on the outstanding principal amount until the registration statement is declared effective and the exchange offer is consummated or until the 8¼% Senior Notes are purchased in the tender offer.

In addition, on April 26, 2004, UAP Holdings commenced a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes. As of May 10, 2004, UAP Holdings had received the requisite consents with respect to the 10¾% Senior Discount Notes. As of the date hereof, all $125.0 million aggregate principal amount at maturity of the 10¾% Senior Discount Notes have been validly tendered and have not been withdrawn in the tender offer, and UAP Holdings has executed a supplemental indenture with respect to the 10¾% Senior Discount Notes, with effectiveness subject to consummation of the tender offer. The tender offer is conditioned upon, among other things, the closing of the Proposed IDS Offering. Since an exchange offer registration statement had not yet been declared effective as of August 23, 2004, then as of and including August 24, 2004, UAP Holdings is required to pay penalty interest at an annual rate of 0.25% per annum on the accreted value of the 10¾% Senior Discount Notes. From and including November 22, 2004, the penalty interest rate will increase to 0.50% per annum on the accreted value of the 10¾% Senior Discount Notes and will increase by an additional 0.25% per annum on the accreted value of the 10¾% Senior Discount Notes each 90 days thereafter up to a maximum of 1.0% per annum on the accreted value of the 10¾% Senior Discount Notes until the registration statement is declared effective and the exchange offer is consummated or until the 10¾% Senior Discount Notes are purchased in the tender offer.

Cash interest paid was $13.4 million and $0.3 million for the twenty-seven week period ended August 29, 2004 and the twenty-six week period ended August 24, 2003, respectively. Interest expense is presented net of finance charge income of $3.9 million for the twenty-seven week period ended August 29, 2004.

Based on current market rates primarily provided by outside investment bankers and the note consideration provisions in the tender offers, the fair value of the 8¼% Senior Notes and the 10 ¾% Senior Discount Notes at August 29, 2004 was estimated at $358.0 million.

7. Successor	Stock Plans

As of August 29, 2004, 3,283,165 options have been approved for the management and employee stock option plans. Of these, 3,066,400 options were granted with an exercise price of approximately $2.56, of which 162,375 were granted during the twenty-seven weeks ended August 29, 2004. None of these options have vested. There are 216,765 remaining options to be granted under the plan.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

An additional 586,279 options were reserved for the non-employee director option plan. Of these, 351,762 options were granted during the current quarter with an exercise price of approximately $2.56. All of the granted options were immediately vested.

8.	Business Segment and Related Information

The Company operates in one segment. Net sales and long-lived assets by geographical area are as follows:

	Twenty-Six Weeks Ended August 24, 2003	Twenty-Seven Weeks Ended August 29, 2004
Net sales:
United States	$1,768,429	$1,903,033
Canada	81,793	59,437

Total	$1,850,222	$1,962,470

	August 24, 2003	February 22, 2004	August 29, 2004
Long-lived assets:
United States	$115,182	$191,402	$173,133
Canada	6,421	4,802	4,027

Total	$121,603	$196,204	$177,160

Net sales by product category are as follows:

	Twenty-Six Weeks Ended August 24, 2003	Twenty-Seven Weeks Ended August 29, 2004
Crop protection chemicals	$1,221,706	$1,257,721
Fertilizer	370,535	409,269
Seeds	208,659	259,971
Other	49,322	35,509

Total	$1,850,222	$1,962,470

No single customer accounted for more than 10% of net sales for the twenty-seven weeks ended August 29, 2004 or the twenty-six weeks ended August 24, 2003. Net sales by geographical area are based on the location of the facility producing the sales.

Long-lived assets consist of property, plant and equipment, net of depreciation, goodwill, intangibles, non-current deferred tax assets and other assets. Long-lived assets by geographical area are based on location of facilities.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Twenty-Seven Weeks Ended August 29, 2004 and Twenty-Six Weeks Ended August 24, 2003

columnar dollar amounts in thousands

unaudited

9.	Commitments and Contingencies

The Company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

10. Comprehensive	Income

Results of operations for foreign subsidiaries are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. Currency translation adjustment is our only component of other comprehensive income.

	ConAgra Agricultural Products Business Twenty-Seven Weeks Ended August 24, 2003	UAP Holding Corp. Twenty-Seven Weeks Ended August 29, 2004
Net Income	$54,755	$47,318
Currency translation adjustment	—	681

Total comprehensive income	$54,755	$47,999

11. Subsequent	Event

In connection with a proposed public offering of the Company’s common stock during fiscal 2005, on November 17, 2004 the Board of Directors approved a stock split of approximately 39.085-for-1 of the Company’s common stock. All share, per share and conversion amounts related to common stock and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split for all periods presented.

DEALER PROSPECTUS DELIVERY OBLIGATIONS

Through and including             , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by UAP Holding Corp. in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the SEC registration and NASD filing fees.

SEC Registration fee	$58,055
NASD filing fee	30,500
Listing fee	100,000
Transfer agent’s fee	13,000
Printing and engraving expenses	400,000
Legal and accounting fees and expenses	2,375,000
Miscellaneous	23,445

Total	$3,000,000

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

In accordance with the provisions of the Amended Certificate of Incorporation and Bylaws of UAP Holding Corp., UAP Holding Corp. shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was UAP Holding Corp.’s director, officer or employee or is or was serving at UAP Holding Corp.’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, UAP Holding Corp.’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, UAP Holding Corp. also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

UAP Holding Corp. provides its directors and officers with additional director and officer liability insurance.

Item 15.    Recent Sales of Unregistered Securities

Set forth below in chronological order is certain information regarding securities issued by UAP Holding Corp. since October 23, 2003 (UAP Holding Corp.’s date of incorporation) in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by UAP Holding Corp. for such issuances (all share and dollar amounts set forth below give effect to the proposed approximately 39.085-for-1 split of the common stock of UAP Holding Corp., which will occur prior to the effective date of this registration statement).

1.	On October 29, 2003, UAP Holding Corp. issued 3,908 shares of common stock to entities affiliated with Apollo Management V, L.P. for an aggregate purchase price of $1,000.

2.	On November 24, 2003, UAP Holding Corp. issued 44,733,122 shares of common stock to entities affiliated with Apollo Management V, L.P. for an aggregate purchase price of $114,450,000.

3.	On November 24, 2003, UAP Holding Corp. issued 60,000 shares A Redeemable Preferred Stock to ConAgra Foods, Inc. for an aggregate purchase price of $60,000,000.

4.	On November 24, 2003, UAP Holding Corp. issued 2,169,229 shares of common stock to the plan trustee under UAP Holding Corp.’s 2003 Deferred Compensation Plan for an aggregate purchase price of $5,550,000.

5.	On November 24, 2003, UAP Holding Corp. granted stock options to certain of its executive officers to purchase 2,904,025 shares of its common stock for an aggregate exercise price of $7,430,000.

6.	On January 20, 2004, UAP Holding Corp. issued $125,000,000 principal amount at maturity ($82,490,000 in gross proceeds) of 10¾% Senior Discount Notes due 2012 to UBS Investment Bank, Goldman, Sachs & Co. and Bear Stearns & Co. Inc., as initial purchasers for resale to qualified institutional buyers under Rule 144A of the Securities Act or non U.S. persons pursuant to Regulation S under the Securities Act. The initial purchasers received a discount of $1,650,000.

7.	On March 8, 2004, UAP Holding Corp. granted stock options to its non-executive directors to purchase 351,762 shares of its common stock for an aggregate exercise price of $900,000.

8.	On April 2, 2004, UAP Holding Corp.’s board of directors approved the grant of stock options to purchase 162,375 shares of its common stock for an aggregate exercise price of $415,500.

9.	On April 2, 2004, UAP Holding Corp. issued 345,893 shares of common stock to the plan trustee under UAP Holding Corp.’s 2004 Deferred Compensation Plan for an aggregate purchase price of $88,850.

Each of the above-described transactions were exempt from registration (i) pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions not involving a public offering or (ii) in the case of stock options, as transactions not involving a sale of securities. With respect to each transaction listed above, no general solicitation was made by either UAP Holding Corp. or any person acting on its behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement.

2.1	Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2.2	Amendment No. 1, dated as of November 23, 2003, to the Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

3.1	Certificate of Incorporation of UAP Holding Corp. dated as of October 28, 2003 (incorporated by reference to Exhibit 3.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.2	Certificate of Amendment dated November 24, 2003 to the Certificate of Incorporation of UAP Holding Corp. (incorporated by reference to Exhibit 3.2 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.3	Certificate of Designation, Preferences and Rights of Series A Redeemable Preferred Stock dated November 24, 2003 (incorporated by reference to Exhibit 3.3 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.4	Bylaws of UAP Holding Corp. as adopted on October 29, 2003 (incorporated by reference to Exhibit 3.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.5	Amended and Restated Certificate of Incorporation of UAP Holding Corp. filed with the Secretary of State of the State of Delaware on November 17, 2004.

3.6	Form of Certificate of Elimination of Series A Redeemable Preferred Stock.

3.7	Form of Amended and Restated Bylaws of UAP Holding Corp.

4.1	Credit Agreement dated as of November 24, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.2	First Amendment to Credit Agreement dated as of December 9, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

Exhibit Number	Exhibit
4.3	Second Amendment to Credit Agreement dated as of December 18, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.4	Third Amendment to Credit Agreement dated as of January 15, 2004, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.5	Form of Amended and Restated Credit Agreement by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent.

4.6	Indenture dated as of January 26, 2004 between UAP Holding Corp. and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.5 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.7	Registration Rights Agreement, dated as of January 26, 2004, by and among UAP Holding Corp. and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.7 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.8	Indenture dated as of December 16, 2003, among United Agri Products, Inc., the Guarantors named therein and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.9	Registration Rights Agreement, dated as of December 16, 2003, by and among United Agri Products, Inc., the guarantors listed on the signature pages attached thereto, and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.10	Form of stock certificate for Common Stock.

5.1	Opinion of O’Melveny & Myers LLP.

10.1	Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.2	Seller Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

Exhibit Number	Exhibit
10.3	Indemnification Agreement, dated as of November 24, 2003, by and among ConAgra Foods, Inc., United Agri Products, Inc., United Agri Products Canada Inc., 2326396 Canada, Inc., AG-Chem, Inc., Balcom Chemicals, Inc., UAP 23, Inc., Cropmate Company, CSK Enterprises, Inc., GAC 26, Inc., UAP 27, Inc., Genmarks, Inc., Grower Service Corporation (New York), HACO, Inc., Loveland Industries, Inc., Loveland Products, Inc., Midwest Agriculture Warehouse Co., Ostlund Chemical Co., Platte Chemical Co., Pueblo Chemical & Supply Co., Ravan Products, Inc., S.E. Enterprises, Inc., Snake River Chemicals, Inc., Transbas, Inc., Tri-River Chemical Company, Inc., Tri-State Chemicals, Inc., Tri-State Delta Chemicals, Inc., UAP/GA AG Chem, Inc., UAPLP, Inc., UAP 22, Inc., UAP Receivables Corporation, United Agri Products—Florida, Inc., United Agri Products Financial Services, Inc., Verdicon and YVC, Inc. (incorporated by reference to Exhibit 10.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.4	Fertilizer Supply Agreement, dated as of November 24, 2003, between ConAgra International Fertilizer Company and United Agri Products, Inc. (incorporated by reference to Exhibit 10.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.5	International Supply Agreement, dated as of November 24, 2003, between United Agri Products, Inc. and ConAgra Foods, Inc. (incorporated by reference to Exhibit 10.5 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.6	Buyer Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and the Acquired Companies (as defined therein) (incorporated by reference to Exhibit 10.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.7	Seller Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and UAP Holding Corp. (incorporated by reference to Exhibit 10.7 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.8	2003 Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.8 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.9	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Bryan S. Wilson (incorporated by reference to Exhibit 10.9 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.10	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and David W. Bullock (incorporated by reference to Exhibit 10.10 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.11	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and L. Kenneth Cordell (incorporated by reference to Exhibit 10.11 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.12	Retention Agreement, dated as of November 19, 2003, between UAP Holding Corp. and Dave Tretter (incorporated by reference to Exhibit 10.12 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.13	Retention Agreement, dated as of November 19, 2003 between UAP Holding Corp. and Robert A. Boyce, Jr. (incorporated by reference to Exhibit 10.13 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.14	Investor Rights Agreement, dated as of the Original Issue Date among UAP Holding Corp. and the Holders party thereto (incorporated by reference to Exhibit 10.14 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

Exhibit Number	Exhibit
10.15	Registration Rights Agreement, dated as of November 24, 2003, between UAP Holding Corp. and the Apollo Investors (incorporated by reference to Exhibit 10.15 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.16	Management Consulting Agreement, dated as of November 21, 2003, between United Agri Products, Inc. (as successor by merger to UAP Acquisition Corp.) and Apollo Management V, L.P.*

10.17	2003 Deferred Compensation Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.17 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.18	2004 Deferred Compensation Plan of UAP Holding Corp.*

10.19	2004 Non-Executive Director Stock Option Plan of UAP Holding Corp.*

10.20	Form of Management Incentive Agreement.

10.21	Form of Letter Agreement regarding termination of Management Consulting Agreement between United Agri Products, Inc. and Apollo Management V, L.P.*

10.22	Form of 2004 Long-Term Incentive Plan.

21.1	Subsidiaries of UAP Holding Corp.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to original registration statement).*

*	Previously filed.

(b)  Financial Statement Schedules

Schedule I—Condensed Financial Information of Registrant

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes hereto.

Item 17.    Undertakings

1.    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.    The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 18th day of November, 2004.

UAP HOLDING CORP.
By:	/S/ L. KENNY CORDELL
L. Kenny Cordell President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ L. KENNY CORDELL L. Kenny Cordell	President, Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2004

/S/ DAVID W. BULLOCK David W. Bullock	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2004

* Joshua J. Harris	Director	November 18, 2004

* Robert Katz	Director	November 18, 2004

* Marc E. Becker	Director	November 18, 2004

* Stan Parker	Director	November 18, 2004

* Carl J. Rickertsen	Director	November 18, 2004

* Thomas Miklich	Director	November 18, 2004

*By:	/S/ DAVID W. BULLOCK
David W. Bullock Attorney-in-fact

Schedule I

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

The UAP Holding Corp. structure was effected through the capitalization of the Company in connection with the acquisition of the ConAgra Agricultural Products Business on November 24, 2003. The Company has no significant operations other than certain corporate and other administrative functions. The notes to the consolidated financial statements are an integral part of these condensed financial statements and should be read in connection with these financial statements.

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEET

February 22, 2004	UAP Holding Corp.
ASSETS
Current assets:
Cash and cash equivalents	$662
Receivables, net	—
Inventories	—
Deferred income taxes	—
Other current assets	—

Total current assets	662
Property, plant and equipment	—
Less accumulated depreciation	—

Property, plant and equipment, net	—
Goodwill	—
Intangible assets, net	—
Deferred income taxes	—
Investment in subsidiaries	190,791
Other assets	4,250

$195,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—
Other accrued liabilities	725
Deferred income taxes	—

Total current liabilities	725
Long-term debt	83,570
Series A redeemable preferred stock	34,620
Deferred income taxes	—
Commitments and contingencies
Stockholders’ Equity:
Common stock $.001 par value, 90,000,000 shares authorized, 46,902,351 shares issued and outstanding	47
Additional paid-in capital	67,093
Retained earnings	9,653
Accumulated other comprehensive loss	(5)

Total Stockholders’ Equity	76,788

$195,703

See notes to the consolidated financial statements.

Schedule I

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF EARNINGS

Thirteen Weeks Ended February 22, 2004	UAP Holding Corp.
Net Sales	$—
Costs and expenses:
Cost of goods sold	—
Selling, general and administrative expenses	725
Third party interest expense	1,080
(Gain) loss on sale of assets	—

(Loss) from continuing operations before income taxes	(1,805)
Income tax (benefit)	(667)

Income (loss) from continuing operations	(1,138)
Equity in earnings of affiliates	10,791

Net income	$9,653

Basic and diluted earnings per share	$0.21
Weighted average shares outstanding	46,902,351

See notes to the consolidated financial statements.

Schedule I

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENT OF CASH FLOWS

Thirteen Weeks Ended February 22, 2004	UAP Holding Corp.
Cash flows from operating activities:
Net income (loss)	$9,653
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	—
Amortization	—
Equity in earnings of subsidiaries	(10,791)
Deferred income taxes	—
(Gain) loss on sale of assets	—
Other noncash items	1,075
Change in operating assets and liabilities	725

Net cash flows from operating activities	662

Cash flows from investing activities:
Additions to property, plant and equipment	—
Proceeds from sale of assets	—
Acquisition of ConAgra Agricultural Products Business	(120,000)

Net cash flows from investing activities	(120,000)

Cash flows from financing activities:
Net investment	—
Proceeds from issuance of long-term debt	82,500
Debt issuance costs	(4,260)
Issuance of common stock	120,000
Dividends to stockholders	(52,860)
Redemption of Series A redeemable preferred stock	(25,380)

Net cash flows from financing activities	120,000

Net change in cash and cash equivalents	662
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$662

See notes to the consolidated financial statements.

Schedule II

UAP HOLDING CORP.

VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years Ended February 24, 2002 and February 23, 2003, the Thirty-Nine Weeks Ended November 23, 2003 and the Thirteen Weeks Ended February 22, 2004

(in thousands)

Description	Balance at Beginning of Period	Charged to Income	Deductions from Reserves	Balance at Close of Period

ConAgra Agricultural Products Business:
Year ended February 24, 2002
Allowance for doubtful receivables	35,048	55,369	56,893(1)	33,524
Year ended February 23, 2003
Allowance for doubtful receivables	33,524	(293)	(1,463)(1)	34,694
Thirty-nine weeks ended November 23, 2003
Allowance for doubtful accounts	34,694	14,093	2,869(1)	45,918
UAP Holding Corp.:
Thirteen weeks ended February 22, 2004
Allowance for doubtful accounts	45,918	(12,710)	5,880(1)	27,328

(1)	Bad debts charged off, less recoveries.

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement.

2.1	Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2.2	Amendment No. 1, dated as of November 23, 2003, to the Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

3.1	Certificate of Incorporation of UAP Holding Corp. dated as of October 28, 2003 (incorporated by reference to Exhibit 3.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.2	Certificate of Amendment dated November 24, 2003 to the Certificate of Incorporation of UAP Holding Corp. (incorporated by reference to Exhibit 3.2 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.3	Certificate of Designation, Preferences and Rights of Series A Redeemable Preferred Stock dated November 24, 2003 (incorporated by reference to Exhibit 3.3 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.4	Bylaws of UAP Holding Corp. as adopted on October 29, 2003 (incorporated by reference to Exhibit 3.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.5	Amended and Restated Certificate of Incorporation of UAP Holding Corp. filed with the Secretary of State of the State of Delaware on November 17, 2004.

3.6	Form of Certificate of Elimination Series A Redeemable Preferred Stock.

3.7	Form of Amended and Restated Bylaws of UAP Holding Corp.

4.1	Credit Agreement dated as of November 24, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.2	First Amendment to Credit Agreement dated as of December 9, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.3	Second Amendment to Credit Agreement dated as of December 18, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.4	Third Amendment to Credit Agreement dated as of January 15, 2004, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent (incorporated by reference to Exhibit 4.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

1

Exhibit Number	Exhibit

4.5	Form of Amended and Restated Credit Agreement by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Company, as Canadian agent.
4.6	Indenture dated as of January 26, 2004 between UAP Holding Corp. and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.5 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.7	Registration Rights Agreement, dated as of January 26, 2004, by and among UAP Holding Corp. and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.7 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.8	Indenture dated as of December 16, 2003, among United Agri Products, Inc., the Guarantors named therein and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.9	Registration Rights Agreement, dated as of December 16, 2003, by and among United Agri Products, Inc., the guarantors listed on the signature pages attached thereto, and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.10	Form of stock certificate for Common Stock.

5.1	Opinion of O’Melveny & Myers LLP.

10.1	Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.2	Seller Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signatures page thereto (incorporated by reference to Exhibit 10.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.3	Indemnification Agreement, dated as of November 24, 2003, by and among ConAgra Foods, Inc., United Agri Products, Inc., United Agri Products Canada Inc., 2326396 Canada, Inc., AG-Chem, Inc., Balcom Chemicals, Inc., UAP 23, Inc., Cropmate Company, CSK Enterprises, Inc., GAC 26, Inc., UAP 27, Inc., Genmarks, Inc., Grower Service Corporation (New York), HACO, Inc., Loveland Industries, Inc., Loveland Products, Inc., Midwest Agriculture Warehouse Co., Ostlund Chemical Co., Platte Chemical Co., Pueblo Chemical & Supply Co., Ravan Products, Inc., S.E. Enterprises, Inc., Snake River Chemicals, Inc., Transbas, Inc., Tri-River Chemical Company, Inc., Tri-State Chemicals, Inc., Tri-State Delta Chemicals, Inc., UAP/GA AG Chem, Inc., UAPLP, Inc., UAP 22, Inc., UAP Receivables Corporation, United Agri Products—Florida, Inc., United Agri Products Financial Services, Inc., Verdicon and YVC, Inc. (incorporated by reference to Exhibit 10.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.4	Fertilizer Supply Agreement, dated as of November 24, 2003, between ConAgra International Fertilizer Company and United Agri Products, Inc. (incorporated by reference to Exhibit 10.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

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Exhibit Number	Exhibit
10.5	International Supply Agreement, dated as of November 24, 2003, between United Agri Products, Inc. and ConAgra Foods, Inc. (incorporated by reference to Exhibit 10.5 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.6	Buyer Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and the Acquired Companies (as defined therein) (incorporated by reference to Exhibit 10.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.7	Seller Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and UAP Holding Corp. (incorporated by reference to Exhibit 10.7 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.8	2003 Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.8 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.9	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Bryan S. Wilson (incorporated by reference to Exhibit 10.9 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.10	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and David W. Bullock (incorporated by reference to Exhibit 10.10 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.11	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and L. Kenneth Cordell (incorporated by reference to Exhibit 10.11 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.12	Retention Agreement, dated as of November 19, 2003, between UAP Holding Corp. and Dave Tretter (incorporated by reference to Exhibit 10.12 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.13	Retention Agreement, dated as of November 19, 2003 between UAP Holding Corp. and Robert A. Boyce, Jr. (incorporated by reference to Exhibit 10.13 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.14	Investor Rights Agreement, dated as of the Original Issue Date among UAP Holding Corp. and the Holders party thereto (incorporated by reference to Exhibit 10.14 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.15	Registration Rights Agreement, dated as of November 24, 2003, between UAP Holding Corp. and the Apollo Investors (incorporated by reference to Exhibit 10.15 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.16	Management Consulting Agreement, dated as of November 21, 2003, between United Agri Products, Inc. (as successor by merger to UAP Acquisition Corp.) and Apollo Management V, L.P.*

10.17	2003 Deferred Compensation Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.17 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.18	2004 Deferred Compensation Plan of UAP Holding Corp.*

10.19	2004 Non-Executive Director Stock Option Plan of UAP Holding Corp.*

10.20	Form of Management-Incentive Agreement.

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Exhibit Number	Exhibit
10.21	Form of Letter Agreement regarding termination of Management Consulting Agreement between United Agri Products, Inc. and Apollo Management V, L.P.*

10.22	Form of 2004 Long-Term Incentive Plan.

21.1	Subsidiaries of UAP Holding Corp.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to original registration statement).*

*	Previously filed.

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